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As filed with the Securities and Exchange Commission on July 2, 2004

Registration No. 333-114750

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GB&T BANCSHARES, INC.
(Exact name of issuer as specified in its charter)

Georgia	6712	58-2400756
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
GB&T Bancshares, Inc. 500 Jesse Jewell Parkway, S.E. Gainesville, Georgia 30501 (770) 532-1212	Richard A. Hunt 500 Jesse Jewell Parkway, S.E. Gainesville, Georgia 30501 (770) 532-1212
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas O. Powell Troutman Sanders LLP 600 Peachtree Street, N.E., Suite 5200 Atlanta, Georgia 30308-2216 (404) 885-3294	Samuel L. Oliver Hulsey, Oliver & Mahar, LLP 200 E.E. Butler Pkwy., P.O. Box 1457 Gainesville, Georgia 30503 (770) 532-6312	T. Treadwell Syfan Stewart, Melvin & Frost, LLP 200 Main Street, Suite 600, P.O. Box 3280 Gainesville, Georgia 30503-3280 (770) 536-0101

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

PROPOSED MERGER OF
GB&T BANCSHARES, INC.
AND SOUTHERN HERITAGE BANCORP, INC.

        The boards of directors of GB&T Bancshares, Inc. and Southern Heritage Bancorp, Inc. have unanimously agreed on a transaction that will result in the merger of Southern Heritage with GB&T. Southern Heritage shareholders are being asked to approve the merger at a special meeting of shareholders to be held on August 2, 2004. GB&T shareholders are not required to approve the merger under Georgia law.

        If the merger is consummated, Southern Heritage shareholders will receive, for each share of Southern Heritage common stock they own immediately prior to the merger, at their election, either 1.32875 shares of GB&T common stock or cash in the amount of $25.07, or a combination of both, by completing the election form/letter of transmittal enclosed with this proxy statement/prospectus. The 1.32875 exchange ratio has been adjusted from 1.063 due to GB&T's five-for-four stock split announced May 17, 2004. If you do not select a preference by July 30, 2004, you will receive all GB&T common stock and no cash (except for fractional shares, as explained in this proxy statement/prospectus). Even if you select a preference by July 30, 2004, the amount of GB&T common stock or cash to be received by you is subject to allocation and pro rata adjustments to the extent required to ensure that no more than $6,719,000 (approximately 30%) of the total merger consideration paid by GB&T is paid in cash. Based upon a maximum of 893,344 shares of Southern Heritage common stock expected to be outstanding as of the effective time of the merger, GB&T expects to issue up to 1,187,031 shares of its common stock in connection with the merger, or approximately 12.2% of the GB&T common stock that will be outstanding after the merger, assuming all Southern Heritage shareholders elect to receive GB&T common stock. GB&T common stock is traded on the Nasdaq National Market under the symbol "GBTB." On January 23, 2004, the business day immediately before the announcement of the merger, the closing price of GB&T common stock was $22.85, and on July 1, 2004, the closing price of GB&T common stock was $23.73. Southern Heritage shareholders, to the extent they receive shares of GB&T common stock in connection with the merger, will not recognize a gain or a loss for federal income tax purposes.

        This proxy statement/prospectus contains information regarding the merger agreement, the proposed merger, and the two companies. We encourage you to read this entire document carefully, including the discussion under the heading "Risk Factors Relating to the Merger" beginning on page 19.

        If the merger is completed, Southern Heritage shareholders who dissent with respect to the merger will be entitled to be paid the "fair value" of their shares in cash if they follow certain statutory provisions of Article 13 of the Georgia Business Corporation Code regarding the rights of dissenting shareholders, all as more fully explained under the heading "Details of the Proposed Merger—Rights of Dissenting Shareholders" (page 58) and in Appendix B to this proxy statement/prospectus.

        Consummation of the merger requires that the shareholders of Southern Heritage approve the merger agreement. Southern Heritage has scheduled a special meeting of its shareholders to vote on the merger. Whether or not you plan to attend the special meeting of shareholders of Southern Heritage, please take the time to complete and return your respective enclosed proxy card. If you do not return your proxy card, the effect will be a vote against the respective matters discussed above. If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the respective matters discussed above. If your shares are held by a broker in "street name," and you wish to vote your shares, you must instruct your broker regarding the manner in which you wish to vote.

        After careful consideration, the board of directors of Southern Heritage has determined that the merger is in the best interests of Southern Heritage shareholders and unanimously recommends voting FOR the merger. The Southern Heritage board of directors strongly supports this strategic combination between GB&T and Southern Heritage and appreciates your prompt attention to this important matter.

Lowell S. Cagle, Chairman, Board of Directors Southern Heritage Bancorp, Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense. Shares of the common stock of GB&T are equity securities and are not savings accounts or deposits. An investment in shares of GB&T common stock is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        The date of this proxy statement/prospectus is July 2, 2004, and it is expected to be first mailed to shareholders of Southern Heritage on or about July 2, 2004.

        This proxy statement/prospectus incorporates important business and financial information about Southern Heritage that is not included in or delivered with this document. This business and financial information is available without charge to all Southern Heritage shareholders upon written or oral request made to:

        Ricky Stowe, Chief Financial Officer
3461 Atlanta Highway, P.O. Box 907
Oakwood, Georgia 30566
Telephone number (770) 531-1240

        To obtain delivery of such business and financial information before the special meeting, you must request the information no later than July 24, 2004.

        Please see "Where You Can Find More Information" and "Incorporation of Certain Documents By Reference" on pages 65 and 66 for more information.

SOUTHERN HERITAGE BANCORP, INC.
3461 Atlanta Highway
Flowery Branch, Georgia

P.O. Box 907
Oakwood, Georgia 30566

Notice of Special Meeting of Shareholders
To Be Held On August 2, 2004

        A special meeting of shareholders of Southern Heritage Bancorp, Inc. will be held on August 2, 2004, at 10:00 a.m., local time, at Gainesville College Continuing Education Building, Room 108, 3820 Mundy Mill Road, Oakwood, Georgia, for the following purposes:

  (1)
  to consider and vote on an Agreement and Plan of Reorganization dated as of January 26, 2004, under which Southern Heritage will merge with GB&T Bancshares, Inc., a multi-bank holding company based in Gainesville, Georgia, as more particularly described in the enclosed proxy statement/prospectus; and

  (2)
  to transact such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting.

        Only shareholders of record of Southern Heritage common stock at the close of business on June 30, 2004 will be entitled to vote at the special meeting or any adjournments thereof. The approval of the merger agreement requires the approval of the holders of at least a majority of the Southern Heritage common stock entitled to vote at the special meeting.

        A proxy statement/prospectus and form of proxy card are enclosed. To assure representation at the special meeting, you are requested to sign, date, and return the proxy card promptly in the enclosed, stamped envelope. You may revoke a previously submitted proxy by notifying C. Talmadge Garrison, Secretary, in writing or by submitting an executed, later-dated proxy prior to the special meeting to Southern Heritage Bancorp, Inc., 3461 Atlanta Highway, P.O. Box 907, Oakwood, Georgia 30566. You may also revoke your proxy by attending the special meeting and requesting the right to vote in person. If you properly sign and return the proxy card and do not revoke it, your proxy will be voted at the special meeting in the manner that you have specified.

By Order of the Board of Directors,
July 2, 2004 Oakwood, Georgia	C. Talmadge Garrison, Secretary

TABLE OF CONTENTS

Page
INTRODUCTORY COMMENT REGARDING ANOTHER MERGER BEING UNDERTAKEN BY GB&T	2
QUESTIONS AND ANSWERS ABOUT THE MERGER	2
SUMMARY OF TERMS OF THE MERGER	4
The Companies	4
Results of the Merger	5
Markets for Capital Stock	6
Listing of GB&T Common Stock	6
Shareholders Who Exchange their Shares for Cash May Recognize a Gain or Loss for Federal Income Tax Purposes	6
Dividends	7
There are some differences in Shareholders' Rights Between Southern Heritage and GB&T	7
Rights of Dissenting Shareholders	7
Interests of Directors and Officers of Southern Heritage in the Merger	7
The Reasons Management Supports the Merger	8
Shareholders' Meeting	8
Record Date	8
Majority Vote Required	8
Conditions, Termination, and Effective Date	9
Accounting Treatment	9
Recent Developments of GB&T	9
Recent Developments of Southern Heritage	9
SUMMARY CONSOLIDATED FINANCIAL INFORMATION	10
SELECTED PRO FORMA FINANCIAL DATA OF GB&T AND SOUTHERN HERITAGE	12
SELECTED PRO FORMA FINANCIAL DATA OF GB&T, SOUTHERN HERITAGE AND LUMPKIN COUNTY BANK	15
COMPARATIVE PER SHARE DATA REGARDING GB&T AND SOUTHERN HERITAGE	18
RISK FACTORS RELATING TO THE MERGER	19
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	22
PRO FORMA CONDENSED FINANCIAL INFORMATION	23
Notes to Pro Forma Combined Financial Statements Reflecting 30% of Merger Consideration Paid in Cash	24
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Combined Balance Sheet	26
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary Pro Forma Combined Statements of Income	29
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Combined Statements of Income	32
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Lumpkin County Bank Pro Forma Regulatory Capital Ratios	34
Notes to Pro Forma Combined Financial Statements Reflecting 100% of Merger Consideration Paid in GB&T Common Stock	35
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Combined Balance Sheet	37
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary Pro Forma Combined Statements of Income	40
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Combined Statements of Income	42
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Regulatory Capital Ratios	44
DETAILS OF THE PROPOSED MERGER	45
Background of and Reasons for the Merger	45
The Merger Agreement	47
Required Shareholder Approval	50
The Special Meeting and Revocability of Proxies	50
Expenses	50
Conduct of Business of Southern Heritage Pending Closing	51
Interest of Management in the Transaction	52
Comparison of the Rights of Southern Heritage and GB&T Shareholders	52
Dividends	56
Accounting Treatment	56
Resales of GB&T Stock by Directors and Officers of Southern Heritage	56
Regulatory Approvals	56
Rights of Dissenting Shareholders	58
Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel	60
INFORMATION ABOUT GB&T	61
General	61
Available Information	61
Recent Developments	61
Deficiencies regarding Lumpkin County Bank	62
Description of Securities	62
INFORMATION ABOUT SOUTHERN HERITAGE	63
General	63
Available Information	64
Recent Developments	64
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	64
GB&T	64
Southern Heritage	64
SUPERVISION AND REGULATION	65
LEGAL MATTERS	65
EXPERTS	65
OTHER MATTERS	65
WHERE YOU CAN FIND MORE INFORMATION	65
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	66
Appendix A Agreement and Plan of Reorganization
Appendix B Georgia Dissenters' Rights Statute

INTRODUCTORY COMMENT REGARDING ANOTHER MERGER BEING UNDERTAKEN BY GB&T

        In addition to the merger between GB&T and Southern Heritage discussed in this proxy statement/prospectus, GB&T has agreed to acquire Lumpkin County Bank, a Georgia state-chartered bank, in exchange for an aggregate of approximately $4.89 million of GB&T Common Stock. Because we anticipate the Lumpkin County Bank transaction to proceed concurrently with the transaction addressed in this proxy statement/prospectus, we have provided for your information certain pro forma financial disclosures that contemplate the merger with Lumpkin County Bank having already been consummated. However, consummation of the acquisition of Lumpkin County Bank remains subject to the fulfillment of a number of conditions, including Lumpkin County Bank shareholder approval. No assurance can be given that such conditions will be fulfilled or that the acquisition of Lumpkin County Bank will be consummated, and the occurrence or non-occurrence of the Lumpkin County Bank merger will not affect whether GB&T's merger with Southern Heritage is completed. At March 31, 2004, Lumpkin County Bank had total assets of approximately $71.0 million and shareholders' equity of approximately $4.2 million. For the year ended December 31, 2003 Lumpkin County Bank reported a net loss of approximately $1.7 million, and for the three months ended March 31, 2004, Lumpkin County Bank reported net income of approximately $105,000.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
What should I do now?

A:
Just indicate on your proxy card how you want to vote and sign and mail it in the enclosed envelope as soon as possible so that your shares will be represented at the meeting. If you sign and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the merger agreement. A special shareholders' meeting will be held to vote upon the proposals.

        The special shareholders' meeting of Southern Heritage at which the merger agreement will be voted on will take place at 10:00 a.m., local time, on August 2, 2004, at Gainesville College Continuing Education Building, Room 108, 3820 Mundy Mill Road, Oakwood, Georgia.

        You may attend the special meeting and elect to vote your shares in person rather than voting by proxy. In addition, you may revoke your proxy up to and including the day of the meeting by notifying, in writing, or by submitting an executed later-dated proxy to, the Secretary of Southern Heritage prior to the meeting at the following address:

C. Talmadge Garrison, Secretary
Southern Heritage Bancorp, Inc.
3461 Atlanta Highway
P.O. Box 907
Oakwood, Georgia 30566

Q:
What am I being asked to approve?

A:
You are being asked to approve the Agreement and Plan of Reorganization by and between Southern Heritage and GB&T, by which Southern Heritage will be merged with GB&T. Approval of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Southern Heritage common stock.

The Southern Heritage board of directors has unanimously approved and adopted the Agreement and Plan of Reorganization and recommends voting FOR approval of this merger.

Q:
What will I receive in the merger?

A:
Southern Heritage shareholders will receive, for each share of Southern Heritage common stock they own immediately prior to the merger, at their election, either 1.32875 shares of GB&T common stock or cash in the amount of $25.07, or a combination of both, subject to allocation and pro rata adjustments to the extent required to ensure that no more than $6,719,000 (approximately 30%) of the total merger consideration is paid in cash. GB&T will not issue fractional shares in the merger. Instead, Southern Heritage shareholders will receive a cash payment, without interest, for the value of any fraction of a share of GB&T common stock that they would otherwise be entitled to receive based upon a per share value of $18.86 for GB&T common stock. For example: if you own 100 shares of Southern Heritage common stock, in the merger you would receive, at your election, either:

  •
  132 shares of GB&T common stock and a check for $16.50 (.875 × $18.86); or

  •
  a check for $2,507; or

  •
  a combination of cash or GB&T common stock, subject to allocation and adjustment as set forth above.

Q:
How can I elect stock, cash or both?

A:
You may indicate a preference to receive GB&T common stock, cash or a combination of both in the merger by completing the enclosed election form. If you do not select a preference by July 30, 2004 you will receive your entire merger consideration in GB&T common stock. Even if you select a preference by July 30, 2004, the amount of GB&T common stock and cash to be received by you is subject to allocation and pro rata adjustments to the extent required to ensure that not more than $6,719,000 (approximately 30%) of the total merger consideration paid by GB&T is paid in cash. The Southern Heritage board of directors makes no recommendation as to whether you should choose GB&T common stock or cash or a combination of both for your shares of Southern Heritage common stock. You should consult with your own financial advisor on this decision.

Q:
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
Your broker will vote your shares of common stock only if you provide instructions on how to vote. Following the directions your broker provides, you should instruct your broker how to vote your shares. If you do not provide instructions to your broker, your shares will not be voted, and this will have the effect of a vote against the merger or against the stock issuance.

Q:
Should I send in my stock certificates now?

A:
No. After the merger is completed, we will send written instructions to you regarding how to exchange your Southern Heritage common stock certificates for GB&T common stock certificates.

Q:
When is the merger expected to be completed?

A:
We plan to complete the merger during the third quarter of 2004.

Q:
Whom should I call with questions about the merger?

A:
Southern Heritage shareholders should call Tren Watson, President, at (770) 531-1240.

SUMMARY OF TERMS OF THE MERGER

        This summary highlights selected information from this proxy statement/prospectus regarding the proposed merger. This summary may not contain all of the information that is important to you as you consider the proposed merger and related matters. For a more complete description of the terms of the proposed merger, you should carefully read this entire proxy statement/prospectus and the related documents to which it refers. The Agreement and Plan of Reorganization, which is the legal document that governs the proposed merger, is incorporated by reference into this document, and is attached as Appendix A.

        In addition, the sections entitled "Where You Can Find More Information," and "Incorporation of Certain Documents by Reference," on pages 65 and 66, contain references to additional sources of information about GB&T and Southern Heritage.

•
The Companies (see pages 61-64)

  GB&T Bancshares, Inc.
  500 Jesse Jewell Parkway, S.E.
  Gainesville, Georgia 30501
  (770) 532-1212

  GB&T is a multi-bank holding company based in Gainesville, Georgia. All of our activities are conducted through our wholly-owned subsidiaries, Gainesville Bank & Trust, a full-service commercial bank with its main office in Gainesville, Georgia; United Bank & Trust, a full-service commercial bank with its main office in Rockmart, Georgia; Community Trust Bank, a full-service commercial bank with its main office in Hiram, Georgia; HomeTown Bank of Villa Rica, a full-service commercial bank with its main office in Villa Rica, Georgia; First National Bank of the South, a full-service commercial bank with its main office in Milledgeville, Georgia and an office in the Lake Oconee area of Putnam County, Georgia; and Community Loan Company, a consumer finance company with offices in Woodstock, Rockmart, Rossville, Gainesville, Dalton, Rome, Dahlonega and Cartersville, Georgia. Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica and First National Bank of the South provide customary types of banking services such as checking accounts, savings accounts, and time deposits. They also engage in commercial and consumer lending, make secured and unsecured loans, and provide other financial services.

  At December 31, 2003, GB&T had total consolidated assets of approximately $944 million, total consolidated deposits of approximately $729 million, total consolidated loans of approximately $710 million, and total consolidated shareholders' equity of approximately $97 million. GB&T had net income for the year ended December 31, 2003 of $7.7 million, or $1.29 per diluted share, compared to $6.5 million, or $1.33 per diluted share, for the year ended December 31, 2002. At March 31, 2004, GB&T had total consolidated assets of approximately $974 million, total consolidated deposits of approximately $758 million, total consolidated loans of approximately $724 million, and total consolidated shareholders' equity of approximately $99 million. GB&T had net income for the three months ended March 31, 2004 of $2.2 million, or $.32 per diluted share, compared to $1.7 million, or $.31 per diluted share for the three months ended March 31, 2003.

  Southern Heritage Bancorp, Inc.
  3461 Atlanta Highway
  P.O. Box 907
  Oakwood, Georgia 30566
  (770) 531-1240

  Southern Heritage is a bank holding company based in Oakwood, Georgia. All of Southern Heritage's activities are conducted through its wholly-owned subsidiary, Southern Heritage Bank, a full-service commercial bank with its main office at 3461 Atlanta Highway, Flowery Branch,

  Georgia and with two branch offices at 4977 Friendship Road, Suite 113, Buford, Georgia, and 206 West Academy Street, Gainesville, Georgia. The bank offers a full range of deposit services that are typically available from financial institutions. The bank offers personal and business checking accounts, interest-bearing checking accounts, savings accounts, money market deposit accounts and various types of certificates of deposit. The bank also offers installment loans, real estate loans, second mortgage loans, commercial loans and home equity lines of credit. In addition, the bank provides such services as official bank checks and money orders, credit cards, safe deposit boxes, traveler's checks, bank by mail, direct deposit of payroll and social security checks, and U.S. Savings Bonds. The bank's customers reside mainly in Hall County. No trust services are offered.

  As of March 31, 2004 Southern Heritage had total consolidated assets of approximately $118 million, total consolidated deposits of approximately $100 million, total consolidated loans of $105 million, and consolidated shareholders' equity of approximately $9.8 million. Southern Heritage had net income for the three months ended March 31, 2004 of $229,000, or $.23 per diluted share, compared to $175,000, or $.19 per diluted share, for the three months ended March 31, 2003.

•
Results of the Merger (see page 48)

  If the merger is approved, Southern Heritage will be merged with GB&T, GB&T will continue as a bank holding company and Southern Heritage will cease to exist. Following the merger of the holding companies, Southern Heritage Bank will merge with Gainesville Bank & Trust, a wholly-owned subsidiary of GB&T, and Southern Heritage Bank will cease to exist but will continue to conduct business operations as a division of Gainesville Bank & Trust. As a result of the merger, Southern Heritage shareholders will receive for each share of Southern Heritage common stock owned immediately prior to the merger, at their election, either:

    •
    1.32875 shares of GB&T common stock; or

    •
    cash in the amount of $25.07; or

    •
    a combination of both, subject to allocation and pro rata adjustments to the extent required to ensure that no more than $6,719,000 (approximately 30%) of the total merger consideration is paid in cash by GB&T. Southern Heritage shareholders will also receive a cash payment for any fractional shares in an amount equal to the fraction multiplied by $18.86.

•
Markets for Capital Stock

  GB&T's common stock began trading on the Nasdaq National Market on January 5, 1999 under the symbol "GBTB." The following table sets forth the high and low sale prices per share of GB&T common stock on the Nasdaq National Market for the indicated periods:

2002	High	Low
First Quarter	$16.20	$13.40
Second Quarter	$18.75	$15.25
Third Quarter	$17.75	$15.41
Fourth Quarter	$18.90	$15.95
2003	High	Low
First Quarter	$19.36	$17.77
Second Quarter	$25.00	$18.98
Third Quarter	$25.39	$21.80
Fourth Quarter	$24.48	$22.25
2004	High	Low
First Quarter	$28.15	$21.50
Second Quarter (through July 1, 2004)	$29.15	$21.45

  Southern Heritage common stock is not listed for quotation on any stock exchange. There is no active market for shares of Southern Heritage common stock, although management of Southern Heritage is from time to time made aware of transactions in its common stock. The average price per share of common stock involved in such transactions during 2003 was $12.02. Management of Southern Heritage is not aware of any transfers of the shares of its common stock since December 31, 2003.

  As of January 23, 2004, the business day immediately prior to the public announcement of the merger, the closing price of GB&T's common stock was $22.85 per share. The closing price of GB&T's common stock as of July 1, 2004, the date before the printing of this proxy statement/prospectus, was $23.73 per share, making the value of 1.32875 shares of GB&T common stock equal to approximately $31.53. Because the market price of GB&T common stock fluctuates, you will not know when you vote what the shares will be worth when issued in the merger. Further, you will not know when you vote the choices of other Southern Heritage shareholders and the result of the allocation and adjustment on your choice.

•
Listing of GB&T Common Stock

  GB&T will list the shares of its common stock to be issued in the merger on the Nasdaq National Market.

•
Shareholders Who Exchange their Shares for Cash May Recognize a Gain or Loss for Federal Income Tax Purposes (see page 60)

  Southern Heritage has received an opinion from Hulsey, Oliver & Mahar, LLP stating that, assuming the merger is completed as currently anticipated, neither Southern Heritage nor its shareholders, to the extent that they receive shares of GB&T common stock in connection with the merger, will recognize any gain or loss for federal income tax purposes. Neither GB&T nor Southern Heritage has requested a ruling to that effect from the Internal Revenue Service. Any cash a Southern Heritage shareholder receives as all or part of his or her merger consideration, as payment for any fractional interests or as payment after exercising his or her right to dissent will be treated as amounts distributed in redemption of his or her Southern Heritage common stock, and that amount will be taxable under the Internal Revenue Code as either ordinary income or capital gain or loss, depending upon the shareholder's particular circumstances. Tax matters are complicated, and the tax consequences of the merger may vary among shareholders. We urge you to contact your own tax advisor to fully understand how the merger will affect you.

•
Dividends (see page 56)

  GB&T paid aggregate cash dividends of $.36 per share in 2003, $.34 per share in 2002, $.29 per share in 2001, $.24 per share in 2000, and $.20 per share in 1999. GB&T paid dividends of $.09 and $.095 per share on January 31, 2004 and April 29, 2004, respectively. On May 17, 2004, GB&T announced a five-for-four stock split in the form of a stock dividend payable on June 18, 2004 to GB&T shareholders of record as of June 1, 2004. GB&T intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by GB&T's board of directors after consideration of earnings, capital requirements, and the financial condition of GB&T and will depend on cash dividends paid to it by its subsidiary banks. The ability of those subsidiaries to pay dividends to GB&T is restricted by certain regulatory requirements.

  Southern Heritage has never paid any dividends and does not anticipate doing so in the near future.

•
There are Some Differences in Shareholders' Rights Between Southern Heritage and GB&T (see page 52)

  If you own shares of Southern Heritage common stock, your rights as a shareholder will no longer be governed by Southern Heritage's articles of incorporation and bylaws following the merger. Instead, you will automatically become a GB&T shareholder, to the extent you receive GB&T common stock, and your rights as a GB&T shareholder will be governed by GB&T's articles of incorporation and bylaws. Your rights as a Southern Heritage shareholder and your rights as a GB&T shareholder are different in certain ways. Please see the comparison of shareholder rights on page 52 for a more complete description of the differences in the rights of shareholders of GB&T and Southern Heritage.

•
Rights of Dissenting Shareholders (see page 58)

  If you are a holder of Southern Heritage common stock, you are entitled to dissent from the merger and to demand payment of the "fair value" of your Southern Heritage common stock in cash if you follow certain statutory provisions regarding the rights of dissenting shareholders under Article 13 of the Georgia Business Corporation Code, or the "GBCC".

•
Interests of Directors and Officers of Southern Heritage in the Merger (see page 64)

  Some of the directors and officers of Southern Heritage have interests in the merger in addition to their interests as shareholders generally, including the following:

    •
    Upon the consummation of the merger, each of Tren B. Watson, Christopher D. England and Tim Taylor, all current Southern Heritage officers, will receive change of control payments of $269,250, $85,860 and $70,593.75, respectively, and, after the merger, Gainesville Bank and Trust will employ each of them as loan officers at salaries equal to their base salaries at the effective time of the merger and with benefits and incentives comparable to what they currently receive.

    •
    Southern Heritage will pay to Ricky Stowe, its current Senior Vice President and Chief Financial Officer, $103,500 as a change of control payment.

    •
    In connection with the merger agreement, GB&T has agreed to provide generally to officers and employees of Southern Heritage who continue employment with GB&T or its subsidiaries employee benefits under employee benefit plans, on terms and conditions substantially similar to those currently provided to similarly situated GB&T officers and employees.

    •
    After the merger, GB&T will use its reasonable best efforts to elect Lowell S. Cagle, the current chairman of Southern Heritage, to the GB&T board of directors.

    •
    After the merger, GB&T will use its reasonable best efforts to elect a current member of the Southern Heritage Bank board to serve on the Gainesville Bank & Trust board of directors.

    •
    Following the merger, GB&T will generally indemnify the present directors and officers of Southern Heritage, subject to Southern Heritage obtaining "tail" liability insurance coverage for such directors and officers and subject to certain exceptions.

•
The Reasons Management Supports the Merger (see page 46)

  The board of directors of Southern Heritage supports the merger and believes that it is in the best interests of the company and its shareholders. The board of directors of Southern Heritage believes the merger will permit Southern Heritage shareholders to have an equity interest in a resulting financial institution that has greater financial resources and a larger shareholder base, which may increase liquidity and marketability of the combined entity's capital stock. The board also believes that the terms of the merger are fair and equitable. In addition, the board of directors believes that, following the merger, the size of the combined organization, which would have had approximately $1.106 billion in consolidated assets as of March 31, 2004, is sufficiently large enough to take advantage over time of certain economies of scale, but is still small enough to maintain the competitive advantages of community-oriented banks. After the merger, the combined entity's subsidiary banks will operate branches in Hall, Polk, Paulding, Cobb, Carroll, Baldwin, and Putnam counties (and, if the anticipated acquisition of Lumpkin County Bank is consummated, Lumpkin County) in Georgia. GB&T's and Southern Heritage's products and markets generally are complementary, and the combination should place the combined entity in a better position to take advantage of those markets. Also, the board of directors of GB&T believes that Southern Heritage provides GB&T with an expansion opportunity into attractive new market areas.

•
Shareholders' Meeting (see page 50)

  The special meeting of shareholders of Southern Heritage will be held on August 2, 2004, at 10:00 a.m. local time, at Gainesville College Continuing Education Building, Room 108, 3820 Mundy Mill Road, Oakwood, Georgia, for the purpose of voting on approval of the merger agreement.

•
Record Date

  You are entitled to vote at the special shareholders' meeting if you owned shares of Southern Heritage common stock on June 30, 2004.

•
Majority Vote Required (see page 50)

  Approval by holders of at least a majority of Southern Heritage common stock outstanding on June 30, 2004 is required to approve the merger agreement.

  As of the record date, 893,344 shares of Southern Heritage common stock were issued and outstanding. As of the record date, 161,960 shares, or 18.13%, of Southern Heritage common stock were held by its directors, executive officers, and their affiliates, all of which are entitled to vote on the merger. All of the directors of Southern Heritage have agreed to vote their shares in favor of the merger.

•
Conditions, Termination, and Effective Date (see page 48)

  The merger will not occur unless certain conditions are met, and either GB&T or Southern Heritage can terminate the merger agreement if specified events occur or fail to occur. The merger must be approved by Southern Heritage shareholders, the Board of Governors of the Federal Reserve System, and the Department of Banking and Finance of the State of Georgia, or the "DBF". Both regulatory consents have been received, and the closing of the merger will occur after the merger agreement is approved by Southern Heritage shareholders and after the articles of merger are filed.

•
Accounting Treatment (see page 56)

  The merger will be accounted for as a purchase for financial reporting purposes.

•
Recent Developments of GB&T (see page 61)

  GB&T has agreed to acquire Lumpkin County Bank, a Georgia state-chartered bank, in exchange for an aggregate of approximately $4.89 million of GB&T Common Stock. As such, certain pro forma financial disclosures set forth in this proxy statement/prospectus contemplate the merger with Lumpkin County Bank having been consummated. However, consummation of the acquisition of Lumpkin County Bank remains subject to the fulfillment of a number of conditions, including Lumpkin County Bank shareholder approval. No assurance can be given that such conditions will be fulfilled or that the acquisition of Lumpkin County Bank will be consummated. At March 31, 2004, Lumpkin County Bank had total assets of approximately $71.0 million and shareholders' equity of approximately $4.2 million. For the year ended December 31, 2003, Lumpkin County Bank reported a net loss of approximately $1.7 million, and for the three months ended March 31, 2004, Lumpkin County Bank reported net income of approximately $105,000.

  On May 17, 2004, GB&T announced a five-for-four stock split in the form of a stock dividend payable on June 18, 2004 to GB&T shareholders of record as of June 1, 2004.

•
Recent Developments of Southern Heritage (see page 64)

  Southern Heritage Bank charged off loans aggregating $1,003,000 as of December 31, 2003. The loans were to Stewart Finance Company and its affiliates. Stewart Finance Company is in bankruptcy, and although the loans have collateral, Southern Heritage Bank has serious doubts as to the value of the collateral and Southern Heritage Bank's relative position vis-à-vis other loans against the same collateral. The large write-off had a negative effect on earnings for 2003.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The following tables present certain selected historical financial information for GB&T and Southern Heritage. The data should be read in conjunction with the historical financial statements, including the notes thereto, and other financial information concerning GB&T and Southern Heritage incorporated by reference in this proxy statement/prospectus and the historical financial statements including the notes thereto.

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands, except per share amounts)
GB&T Bancshares, Inc. and Subsidiaries
Income Statement
Net interest income	$8,886	$6,997	$31,504	$24,059	$21,456	$20,997	$18,624
Provision for loan losses	284	214	1,406	845	1,306	1,149	1,896
Net interest income after provision for loan losses	8,602	6,783	30,098	23,214	20,150	19,848	16,728
Non-interest income	2,899	2,352	9,928	8,062	6,329	4,362	3,712
Non-interest expense	8,348	6,801	29,693	21,748	21,158	17,831	15,703
Income taxes	923	623	2,608	3,019	1,745	2,082	1,405
Net income	2,230	1,711	7,725	6,509	3,576	4,297	3,332
Per Common Share
Net income—basic	$.33	$.32	$1.32	$1.35	$.76	$.93	$.72
Net income—diluted	.32	.31	1.29	1.33	.74	.90	.69
Cash dividends declared	.09	.085	.36	.34	.29	.24	.20
Book value	14.56	11.49	14.25	11.35	9.45	8.72	7.82
Basic average shares outstanding	6,809	5,361	5,850	4,813	4,676	4,640	4,601
Diluted average shares outstanding	6,943	5,523	5,975	4,900	4,816	4,791	4,801
Period End
Total loans	$724,282	$562,682	$709,958	$542,834	$418,656	$384,691	$324,355
Net Loans(4)	715,278	555,244	701,232	535,296	413,134	379,592	320,122
Earning assets(1)	880,195	699,089	851,221	681,330	508,490	475,168	408,843
Assets	974,213	757,953	944,278	742,232	547,596	512,488	439,697
Deposits	758,178	600,204	728,629	580,248	426,758	401,302	345,252
Stockholders' equity(2)	99,327	61,676	96,843	60,353	44,369	40,543	36,281
Common shares outstanding	6,822	5,365	6,794	5,357	4,739	4,651	4,637
Average Balances
Loans	$720,063	$555,727	$608,131	$446,518	$397,496	$356,051	$282,277
Earning assets	869,253	685,075	745,238	547,662	495,236	443,374	358,394
Assets	960,962	738,743	813,134	587,330	531,086	475,337	384,258
Deposits	739,353	581,985	637,688	456,769	419,329	367,772	316,776
Performance Ratios
Return on average assets(3)	.93%	.93%	.95%	1.11%	.67%	.91%	.87%
Return on average stockholders' Equity(3)	9.14	11.28	10.56	13.72	8.53	11.63	9.50
Average equity to average assets	10.21	8.33	9.00	8.08	7.90	7.79	9.13
Average loans to average deposits	97.39	95.49	95.36	97.76	94.79	96.81	89.11

(1)
Earning assets include interest-bearing deposits in banks, federal funds sold, securities available for sale, restricted equity securities, loans net of unearned income, less nonaccrual loans, as reconciled to Assets below:

	March 31,		December 31,
	2004	2003	2003	2002	2001	2000	1999
Assets	974,213	757,953	944,278	742,232	547,596	512,488	439,697
Plus:
Allowance for loan losses	9,004	7,438	8,726	7,538	5,522	5,099	4,233
Less:
Cash and due from banks	18,237	18,217	17,584	18,113	18,097	16,332	14,259
Premises and equipment	25,950	20,734	25,813	20,774	14,807	13,305	10,842
Goodwill and intangible	32,909	9,509	33,043	9,522	566	0	0
Other assets	22,975	13,732	22,010	14,525	10,685	11,180	9,397
Non accrual loans	2,951	4,110	3,333	5,506	473	1,602	589

Earning Assets	880,195	699,089	851,221	681,330	508,490	475,168	408,843

(2)
The increase in stockholders' equity for the years ended December 31, 2003 and 2002 related to business combinations was 53% and 22%, respectively. Net income less dividends declared represented 9% and 11% of the total increase for the same periods, respectively.

(3)
Annualized for the three month periods ended March 31, 2004 and 2003.

(4)
Net loans include the outstanding principal balances of loans less unearned income, net deferred fees and the allowance for loan losses.

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Southern Heritage Bancorp, Inc. and Subsidiary
Income Statement
Net interest income	$1,202	$929	$4,109	$3,084	$2,119	$1,707	$957
Provision for loan losses	100	123	1,205	298	206	176	265
Net interest income after provision for loan losses	1,102	806	2,904	2,786	1,913	1,531	692
Non-interest income	209	191	904	569	414	165	79
Non-interest expense	942	715	3,238	2,435	1,955	1,680	1,345
Income taxes	140	107	190	64	—	—	—
Net income (loss)	229	175	380	856	371	15	(573)
Per Common Share
Net income (loss)—basic	$.26	$.20	$.43	$.97	$.42	$.02	$(.65)
Net income (loss)—diluted	.23	.19	$.42	$.97	$.42	$.02	$(.65)
Cash dividends declared	—	—	—	—	—	—	—
Book value	10.95	10.38	10.57	10.20	9.28	8.69	8.44
Basic average shares outstanding	893	878	889	878	878	878	878
Diluted average shares outstanding	1,004	908	902	885	878	878	878
Period End
Total loans	$104,974	$80,723	$97,174	$71,261	$40,955	$26,600	$17,506
Net loans(3)	103,859	79,743	96,134	70,406	40,399	26,194	17,241
Earning assets(1)	113,798	93,128	110,201	81,341	50,635	38.903	25,725
Assets	118,430	97,989	115,221	86,209	53,940	42,096	29,454
Deposits	100,480	84,696	97,706	73,178	43,626	32,552	21,744
Stockholders' equity	9,785	9,120	9,446	8,961	8,152	7,631	7,415
Common shares outstanding	893	878	893	878	878	878	878
Average Balances
Loans	$101,850	$75,308	$86,088	$54,258	$33,074	$22,961	$8,882
Earning assets	112,748	91,232	104,180	66,605	44,863	32,335	20,900
Assets	117,263	94,860	108,475	70,089	48,024	35,221	22,965
Deposits	100,069	81,905	93,387	58,415	38,328	27,272	15,404
Performance Ratios
Return on average assets(2)	.78%	.74%	.35%	1.22%	.77%	.04%	(2.50)%
Return on average stockholders' equity(2)	9.54	7.74	4.20	10.21	4.82	.24	(7.67)
Average equity to average assets	8.19	9.54	8.35	11.96	16.05	17.69	32.55
Average loans to average deposits	101.78	91.95	92.18	92.88	86.29	84.19	57.66

(1)
Earning assets include federal funds sold, securities available for sale, restricted equity securities, loans net of unearned income, less non-accrual loans, as reconciled to Assets below:

	March 31,		December 31,
	2004	2003	2003	2002	2001	2000	1999
Assets	118,430	97,989	115,221	86,209	53,940	42,096	29,454
Plus:
Allowance for loan losses	1,115	980	1,040	855	596	406	265
Less:
Cash and due from banks	1,747	2,079	1,996	2,574	1,336	998	1,518
Premises and equipment	3,144	3,049	3,176	2,490	2,077	2,173	2,253
Other assets	717	696	863	634	459	327	218
Non accrual loans	139	17	25	25	29	101	5

Earning Assets	113,798	93,128	110,201	81,341	50,635	38,903	25,725

(2)
Annualized for the three month periods ended March 31, 2004 and 2003.

(3)
Net loans include the outstanding principal balances of loans less unearned income, net deferred fees and the allowance for loan losses.

SELECTED PRO FORMA FINANCIAL DATA OF GB&T AND SOUTHERN HERITAGE

        The following unaudited pro forma financial data for the combined company gives effect to the merger with Southern Heritage as of the date or at the beginning of the period indicated, assuming the merger is accounted for as a purchase. The pro forma balance sheet information has been prepared as if the merger had been completed on December 31, 2003. The pro forma operating data has been prepared as if the merger had been completed on January 1, 2003. The unaudited pro forma financial data is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operation which actually would have occurred if the transaction had been completed at the date and for the periods indicated or which may be obtained in the future. The pro forma financial data following does not include the proposed acquisition of Lumpkin County Bank, as that acquisition is subject to separate approvals and there is no guarantee that the Lumpkin County Bank acquisition will be consummated.

        The merger agreement provides that the purchase price may be paid in cash up to 30% of the purchase price for the Southern Heritage outstanding common stock. The portion of the purchase price to be paid in cash is based on the preference of the Southern Heritage stockholders. The following selected pro forma financial data presents data first, assuming the maximum amount of cash is used to purchase the outstanding Southern Heritage common stock, and second, assuming that 100% of the purchase price is paid by exchanging GB&T common stock.

        The following selected pro forma financial data is based on an assumption that 30% of the merger consideration is paid in cash and the remaining 70% is exchanged for GB&T common stock. In the event that 30% of the purchase price is paid in cash, GB&T will be required to borrow approximately $6.7 million in the form of subordinated debt. The anticipated additional expense related to the issuance of the subordinated debt will be approximately $265,000 of interest expense per year. The use of debt to fund the purchase of the Southern Heritage outstanding common stock reduces the combined stockholders' equity and the number of outstanding shares. The use of debt to fund the purchase actually results in an increase of $.01 per basic or diluted earnings per share for the three months ended March 31, 2004 due to fewer shares outstanding upon consummation of the merger.

	As of and for the Three Months Ended March 31, 2004	As of and for the Year Ended December 31, 2003
	(Dollars in thousands, except per share amounts)
Balance Sheet Data:(1)
Total assets	$1,106,347	$1,073,541
Federal funds sold	17,703	10,475
Securities	149,579	146,638
Loans, net of allowance for loan losses	819,236	797,465
Goodwill and intangibles	46,865	47,337
Deposits	859,335	827,013
Other borrowings	1,330	300
Securities sold under repurchase agreements	11,973	17,314
Federal Home Loan Bank advances	81,395	79,518
Subordinated debt	26,307	26,183
Stockholders' equity	115,004	112,520
Earnings Data:(2)
Interest income	$14,653	$53,270
Interest expense	4,475	17,298
Net interest income	10,178	35,972
Provision for loan losses	384	2,612
Net interest income after provision for loan losses	9,794	33,360
Non-interest income	3,108	10,832
Non-interest expense	9,332	33,099
Income taxes	1,080	2,863
Net income	2,490	8,230
Basic earnings per share(3)	.27	1.01
Diluted earnings per share(3)	.26	.99
Cash dividends per share(3)	.07	.29

(1)
See page 26.

(2)
See pages 29 and 31.

(3)
Restated for five-for-four stock split in the form of a stock dividend.

        The following selected pro forma financial data is based on an assumption that 100% of the Southern Heritage common stock is exchanged for GB&T common stock.

	As of and for the Three Months Ended March 31, 2004	As of and for the Year Ended December 31, 2003
	(Dollars in thousands, except per share amounts)
Balance Sheet Data:(1)
Total assets	$1,106,347	$1,073,541
Federal funds sold	17,703	10,475
Securities	149,579	146,638
Loans, net of allowance for loan losses	819,236	797,465
Goodwill and intangibles	46,865	47,337
Deposits	859,335	827,013
Other borrowings	1,330	300
Securities sold under repurchase agreements	11,973	17,314
Federal Home Loan Bank advances	81,395	79,518
Subordinated debt	19,588	19,464
Stockholders' equity	121,723	119,239
Earnings Data:(2)
Interest income	$14,653	$53,270
Interest expense	4,409	17,033
Net interest income	10,244	36,237
Provision for loan losses	384	2,612
Net interest income after provision for loan losses	9,860	33,625
Non-interest income	3,108	10,832
Non-interest expense	9,332	33,099
Income taxes	1,095	2,953
Net income	2,543	8,405
Basic earnings per share(3)	.26	.99
Diluted earnings per share(3)	.25	.97
Cash dividends per share(3)	.07	.29

(1)
See page 37.

(2)
See pages 40 and 41.

(3)
Restated for five-for-four stock split in the form of a stock dividend.

SELECTED PRO FORMA FINANCIAL DATA OF GB&T, SOUTHERN HERITAGE AND LUMPKIN COUNTY BANK

        The following unaudited pro forma financial data for the combined company gives effect to the merger with Southern Heritage and the acquisition of Lumpkin County Bank as of the date or at the beginning of the period indicated, assuming both the merger and acquisition are accounted for as a purchase. The pro forma balance sheet information has been prepared as if the merger and the acquisition had been completed on December 31, 2003. The pro forma operating data has been prepared as if the merger and the acquisition had been completed on January 1, 2003. The unaudited pro forma financial data is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operation which actually would have occurred if the transactions had been completed at the date and for the periods indicated or which may be obtained in the future.

        The merger agreement provides that the purchase price may be paid in cash up to 30% of the purchase price for the Southern Heritage outstanding common stock. The portion of the purchase price to be paid in cash is based on the preference of the Southern Heritage stockholders. The following selected pro forma financial data presents data first, assuming the maximum amount of cash is used to purchase the outstanding Southern Heritage common stock and second, assuming that 100% of the purchase price for both Southern Heritage and Lumpkin County Bank common stock is paid by exchanging GB&T common stock.

        The following selected pro forma financial data is based on an assumption that 30% of the merger consideration for Southern Heritage is paid in cash and the remaining 70% is exchanged for GB&T common stock and that 100% of the purchase price for Lumpkin County Bank is paid with GB&T common stock. In the event that 30% of the purchase price is paid in cash, GB&T will be required to borrow approximately $6.7 million in the form of subordinated debt. The anticipated additional expense related to the issuance of the subordinated debt will be approximately $265,000 of interest expense per year. The use of debt to fund the purchase of the Southern Heritage outstanding stock reduces the combined stockholders' equity and the number of outstanding shares. The use of debt to fund the purchase actually results in an increase of $.01 per basic or diluted earnings per share for the three months ended March 31, 2004 due to fewer shares outstanding upon consummation of the Southern Heritage merger and the Lumpkin County Bank acquisition.

	As of and for the Three Months Ended March 31, 2004	As of and for the Year Ended December 31, 2003
	(Dollars in thousands, except per share amounts)
Balance Sheet Data:(1)
Total assets	$1,178,313	$1,146,176
Federal funds sold	23,581	17,007
Securities	154,722	151,179
Loans, net of allowance for loan losses	873,245	852,638
Goodwill and intangibles	48,393	48,865
Deposits	922,170	890,563
Other borrowings	1,330	300
Securities sold under repurchase agreements	11,973	17,314
Federal Home Loan Bank advances	84,895	83,018
Subordinated debt	26,307	26,183
Stockholders' equity	119,896	117,412
Earnings Data:(2)
Interest income	$15,581	$57,476
Interest expense	4,643	18,323
Net interest income	10,938	39,153
Provision for loan losses	451	4,244
Net interest income after provision for loan losses	10,487	34,909
Non-interest income	3,227	11,333
Non-interest expense	9,970	36,735
Income taxes	1,095	2,752
Net income	2,649	6,755
Basic earnings per share(3)	.28	.80
Diluted earnings per share(3)	.27	.79
Cash dividends per share(3)	.07	.29

(1)
See page 28.

(2)
See pages 32 and 33.

(3)
Restated for five-for-four stock split in the form of a stock dividend.

        The following selected pro forma financial data is based on an assumption that 100% of the Southern Heritage common stock is exchanged for GB&T common stock and that 100% of the purchase price for Lumpkin County Bank is paid with GB&T common stock.

	As of and for the Three Months Ended March 31, 2004	As of and for the Year Ended December 31, 2003
	(Dollars in thousands, except per share amounts)
Balance Sheet Data:(1)
Total assets	$1,178,313	$1,146,176
Federal funds sold	23,581	17,007
Securities	154,722	151,179
Loans, net of allowance for loan losses	873,245	852,638
Goodwill and intangibles	48,393	48,865
Deposits	922,170	890,563
Other borrowings	1,330	300
Securities sold under repurchase agreements	11,973	17,314
Federal Home Loan Bank advances	84,895	83,018
Subordinated debt	19,588	19,464
Stockholders' equity	126,615	124,131
Earnings Data:(2)
Interest income	$15,581	$57,476
Interest expense	4,577	18,058
Net interest income	11,004	39,418
Provision for loan losses	451	4,244
Net interest income after provision for loan losses	10,553	35,174
Non-interest income	3,227	11,333
Non-interest expense	9,970	36,735
Income taxes	1,117	2,842
Net income	2,693	6,930
Basic earnings per share(3)	.27	.79
Diluted earnings per share(3)	.26	.77
Cash dividends per share(3)	.07	.29

(1)
See page 39.

(2)
See pages 42 and 43.

(3)
Restated for five-for-four stock split in the form of a stock dividend.

COMPARATIVE PER SHARE DATA REGARDING
GB&T AND SOUTHERN HERITAGE

        The following table shows selected comparative unaudited per share data for GB&T on a historical basis; for Southern Heritage on a historical basis; for GB&T and Southern Heritage on a pro forma basis assuming the merger had been effective for the periods indicated and GB&T exchanged common stock for 100% of the purchase price; for GB&T, Southern Heritage and Lumpkin County Bank on a pro forma basis assuming the merger and acquisition had been effective for the periods indicated; and for Southern Heritage on a pro forma equivalent basis. The merger will be accounted for as a purchase transaction in accordance with generally accepted accounting principles. The following information has been restated to reflect the five-for-four stock split announced May 17, 2004 in the form of a stock dividend.

        Equivalent earnings per share amounts for Southern Heritage have been calculated by multiplying the pro forma combined earnings per share by the exchange ratio of 1.32875 shares of GB&T common stock for each share of Southern Heritage common stock. The Southern Heritage pro forma equivalent cash dividends per common share represent historical dividends declared by GB&T multiplied by the applicable exchange ratio. The purpose of the pro forma equivalent per share amounts is for informational purposes only to show the pro forma net earnings that would have been earned for each share of Southern Heritage had the merger been completed for the periods indicated. This data should be read together with the historical financial statements of GB&T and Southern Heritage, including the respective notes thereto.

	As of and for the Three Months Ended March 31, 2004	As of and for the Year Ended December 31, 2003
Net earnings per common share (basic):
GB&T historical	$0.26	$1.06
Southern Heritage historical	0.26	.43
GB&T and Southern Heritage pro forma combined	0.26	.99
GB&T, Southern Heritage and Lumpkin County Bank pro forma combined	0.27	.79
Southern Heritage pro forma equivalent(a)	0.35	1.32
Net earnings per common share (diluted):
GB&T historical	$0.26	$1.03
Southern Heritage historical	0.23	.42
GB&T and Southern Heritage pro forma combined	0.25	.97
GB&T, Southern Heritage and Lumpkin County Bank pro forma combined	0.26	.77
Southern Heritage pro forma equivalent(a)	0.33	1.29
Cash dividends per common share:
GB&T historical	$0.07	$.29
Southern Heritage historical	—	—
Southern Heritage pro forma equivalent(b)	0.09	.38
Book value per common share (period end):
GB&T historical	$11.65	$11.40
Southern Heritage historical	10.95	10.57
GB&T and Southern Heritage pro forma combined	12.53	12.32
GB&T, Southern Heritage and Lumpkin County Bank pro forma combined	12.69	12.49
Southern Heritage pro forma equivalent(a)	16.65	16.37
Tangible book value per common share (period end):
GB&T historical	$7.67	$7.46
Southern Heritage historical	10.88	10.54
GB&T and Southern Heritage pro forma combined	7.60	7.38
GB&T, Southern Heritage and Lumpkin County Bank pro forma combined	7.74	7.52
Southern Heritage pro forma equivalent(a)	10.10	9.81

(a)
Determined by multiplying the GB&T and Southern Heritage pro forma combined amounts by the exchange ratio of 1.32875.

(b)
Determined by multiplying the GB&T historical cash dividends declared per share by the exchange ratio of 1.32875.

RISK FACTORS RELATING TO THE MERGER

        If the merger is consummated, Southern Heritage shareholders may receive shares of GB&T common stock in exchange for your shares of Southern Heritage common stock. An investment in GB&T common stock is subject to a number of risks and uncertainties, many of which also apply to your existing investment in Southern Heritage common stock. Risks and uncertainties relating to general economic conditions are not summarized below. Those risks, among others, are highlighted on page 22 under the heading "A Warning About Forward-Looking Statements."

        However, there are a number of other risks and uncertainties relating to GB&T and your decision regarding the merger that you should consider in addition to the risks and uncertainties associated with financial institutions generally. Many of these risks and uncertainties could affect GB&T's future financial results and may cause GB&T's future earnings and financial condition to be less favorable than GB&T's expectations. This section summarizes those risks.

Your merger consideration is fixed despite a change in GB&T's stock price.

        Each share of Southern Heritage common stock owned by you will be converted into the right to receive 1.32875 shares of GB&T common stock. The price of GB&T common stock when the merger takes place may vary from its price at the date of this proxy statement/prospectus and at the date of Southern Heritage's special meeting. Such variations in the price of GB&T common stock may result from changes in the business, operations or prospects of GB&T, regulatory considerations, general market and economic conditions and other factors. At the time of the special meeting, you will not know the exact value of the consideration you will receive when the merger is completed.

The trading volume of GB&T common stock has been low and may not increase following the merger.

        The trading volume of GB&T common stock on the Nasdaq National Market has been low relative to larger companies listed on the Nasdaq National Market or other stock exchanges. We cannot say with any certainty whether a more active or liquid trading market for GB&T common stock will develop. Because of this, it may be difficult for you to sell a large number of shares of GB&T common stock for the same price at which you may be able to sell a smaller number of shares.

Significant risks accompany the recent rapid expansion of GB&T.

        We have recently experienced significant growth through acquisitions, including the merger with Baldwin Bancshares less than a year ago, and may continue to consider acquisition opportunities that arise. These acquisitions could place a future strain on our resources, systems, operations and cash flow. Our ability to manage these acquisitions will depend on our ability to monitor operations and control costs, maintain effective quality controls, expand our internal management and technical and accounting systems and otherwise successfully integrate acquired businesses into our company. If we fail to do so, our business, financial condition and operating results could be negatively impacted.

We cannot guarantee the consummation of the contemplated acquisition of Lumpkin County Bank.

        We will not be able to consummate the acquisition of Lumpkin County Bank without the approval of certain state and federal regulatory agencies and the shareholders of Lumpkin County Bank. Accordingly, we can give no assurances that those approvals will be obtained or that the acquisition will be completed.

If GB&T is unable to integrate the operations of Southern Heritage and Lumpkin County Bank successfully, our business and earnings may be negatively affected.

        The acquisition of Southern Heritage and Lumpkin County Bank involves the integration of companies that have previously operated independently and no assurance can be given that we will be able to integrate our operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of our respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Successful integration of each entity's operations will depend primarily on our ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. If we have difficulties with the integration, we might not achieve the economic benefits we expect to result from the acquisition. In addition, we may experience greater than expected costs or difficulties relating to the integration of the business of Southern Heritage and Lumpkin County Bank and may not realize expected cost savings from the acquisition within the expected time frame.

We cannot predict the effect of consummating the contemplated acquisition of Lumpkin County Bank in such close proximity to the merger with Southern Heritage.

        The Lumpkin County Bank acquisition is scheduled to occur as soon as practicable after the merger that is the subject of this proxy statement/prospectus, and we have no prior experience facilitating two transactions of this size in such close proximity. Potential unknown costs and risks associated with integrating the two transactions may have a negative effect on our operations, and we can not ensure the successful operation of the resulting entity as a whole.

Lumpkin County Bank is operating under regulatory restraints.

        Lumpkin County Bank has entered into a Memorandum of Understanding with the DBF requiring it to correct a number of deficiencies. These deficiencies are evidence of a variety of problems which we may not be able to correct, including an operating loss of approximately $1.7 million for the year ended December 31, 2003. As a result, should GB&T complete the Lumpkin County Bank acquisition, GB&T's future earnings and financial condition may be adversely affected.

Departures of our directors may harm our ability to operate successfully.

        Our directors' community involvement and local business relationships are important to our success. Accordingly, if we lose the services of any of our directors, we may not be able to grow or operate profitably. We have not entered into any agreements to secure the services of our directors, and we therefore cannot be assured of their continued service with us.

Risks associated with unpredictable economic and political conditions may be amplified as a result of our limited market area.

        Commercial banks and other financial institutions are affected by economic and political conditions, both domestic and international, and by governmental monetary policies. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond our control may adversely affect our profitability. Because the majority of GB&T's borrowers are individuals and businesses located and doing business in the Hall, Polk, Paulding, Cobb, Carroll, Baldwin and Putnam County, Georgia areas, our success will depend significantly upon the economic conditions in and around those counties, and negative economic conditions in those counties may result in, among other things, a deterioration in credit quality or a reduced demand for credit and may harm the financial stability of our customers. Due to our limited market area, these negative conditions may have a more noticeable effect on GB&T than would be experienced by an institution with a larger, more diverse market area.

The exercise of warrants and options to purchase common stock of GB&T will dilute your proportionate interest in GB&T and may hinder our ability to raise additional capital on the most favorable terms.

        If the merger is completed, each existing option to purchase Southern Heritage common stock will be converted into the right to purchase shares of GB&T common stock. Holders of these options and GB&T's organizers, officers, and employees who hold options or warrants to purchase GB&T common stock may exercise those warrants or options, which would result in the dilution of your proportionate interest in GB&T. These individuals will have the opportunity to profit from any rise in the market value of the common stock or any increase in GB&T's net worth. There are currently 248,500 options and warrants outstanding to purchase Southern Heritage common stock, and there are currently 473,148 options outstanding to purchase GB&T's common stock. Following the completion of the merger, there will be 803,404 options and warrants outstanding to purchase GB&T common stock, which will represent, post-merger, 7.64% of the issued and outstanding common stock of GB&T on a fully diluted basis. The exercise of warrants or options for the purchase of our common stock also could adversely affect the terms on which GB&T can obtain additional capital. For instance, the holders of warrants or options may choose to exercise their warrants or options, when instead the securities underlying those warrants and options could be offered to others on terms and at prices more favorable to us than the terms and exercise prices provided for in the warrants or options.

The financial institution industry is competitive, and we may not be able to continue to compete successfully.

        GB&T's profitability will depend on the ability of Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica, First National Bank of the South, Community Loan Company and Southern Heritage Bank to compete successfully in the highly competitive banking business. Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica, First National Bank of the South, Community Loan Company and Southern Heritage Bank compete with numerous other lenders and deposit-takers, including other commercial banks, thrift institutions, credit unions, finance companies, check cashing companies, mutual funds, insurance companies, and brokerage and investment banking firms. They compete primarily with other financial institutions in the Hall, Polk, Paulding, Cobb, Carroll, Baldwin and Putnam County, Georgia areas, but may also compete with financial institutions located throughout the United States.

Government regulation may impair our profitability and restrict our growth.

        State and federal banking laws and regulations could limit our ability to achieve profitability and to grow. Bank holding companies and banks are subject to extensive state and federal government supervision and regulation. These and other restrictions limit the manner in which we may conduct our business and obtain financing, including the ability of the banks to attract deposits, make loans, and achieve satisfactory interest spreads. Many of these regulations are intended to protect depositors, the public and the FDIC, rather than shareholders. In addition, the burden imposed by federal and state regulations may place the banks at a competitive disadvantage compared to competitors who are less regulated. Applicable laws, regulations, interpretations, and enforcement policies have been subject to significant changes in recent years and may be subject to significant future changes.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        Some of the statements made in this proxy statement/prospectus (and in other documents to which we refer) are "forward-looking statements." When used in this document, the words "anticipate," "believe," "estimate," and similar expressions generally identify forward-looking statements. These statements are based on the beliefs, assumptions, and expectations of GB&T and Southern Heritage management and on information currently available to those members of management. Forward-looking statements include information concerning possible or assumed future results of operations of GB&T after the proposed merger. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and assumptions, and certain factors could cause actual results to differ from results expressed or implied by the forward-looking statements, including, but not limited to, those discussed under "Risk Factors Relating to the Merger" on page 20 and the following:

  •
  general economic conditions may be worse than expected;

  •
  the loss of deposits, customers or revenues following the merger may be greater than expected;

  •
  competition from other financial services companies may increase significantly;

  •
  legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses of GB&T and Southern Heritage and of the combined entity;

  •
  changes in interest rates may reduce operating margins or the volumes or values of loans made or held;

  •
  the financial stability and liquidity of GB&T's and Southern Heritage's credit customers may unexpectedly change;

  •
  adverse changes may occur in the securities markets;

  •
  technological changes may increase competitive pressures and increase our costs.

        We believe these forward-looking statements are reasonable. You should not, however, place undue reliance on these forward-looking statements, because the future results and shareholder values of GB&T following completion of the merger may differ materially from those expressed or implied by these forward-looking statements.

PRO FORMA CONDENSED FINANCIAL INFORMATION

        The unaudited pro forma condensed consolidated balance sheet as of March 31, 2004, the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2003 and the three months ended March 31, 2004, and the unaudited pro forma capital ratios for the three months ended March 31, 2004 combine the historical financial statements of GB&T with Southern Heritage after giving effect to the merger and, where applicable, the acquisition of Lumpkin County Bank using the purchase method of accounting. Pro forma adjustments to the balance sheet are computed as if the transactions occurred at March 31, 2004 while the pro forma adjustments to the statements of income and capital ratios are computed as if the transactions occurred on January 1, 2003 and January 1, 2004, respectively. All pro forma outstanding shares and earnings per share amounts reflect the five-for-four stock split in the form of a stock dividend declared on May 17, 2004. In addition, the following financial statements do not reflect any anticipated cost savings, which may be realized by GB&T after completion of the merger.

        The unaudited pro forma condensed consolidated financial data do not purport to present the financial position of GB&T had the various transactions indicated above actually been consummated on the dates indicated. In addition, the unaudited pro forma condensed consolidated financial data are not necessarily indicative of the future results of operations of GB&T and should be read in conjunction with the historical financial statements of Southern Heritage, including the notes thereto, included in this proxy statement/prospectus and with the historical financial statements of GB&T, including the notes thereto, incorporated in this proxy statement/prospectus by reference.

        The merger agreement provides that the purchase price may be paid in cash up to 30% of the purchase price for the Southern Heritage outstanding common stock. The portion of the purchase price to be paid in cash is based on the preference of the Southern Heritage stockholders. The following selected pro forma financial data is presented first assuming the maximum amount of cash is used to purchase the outstanding common stock, and second, assuming that 100% of the purchase price is paid by exchanging GB&T common stock. The major impact the two different consideration alternatives have on the pro forma financial statements are as follows:

  •
  Assuming a 100% stock-for-stock basis, the transaction generates more capital and shares outstanding. This creates an estimated 1.5% decrease in earnings per share. The issuance of additional stock will enhance tangible book value per share from $7.67 to $7.74 assuming the consummation of both mergers as of March 31, 2004.

  •
  Assuming 30% of the consideration is paid in cash, the transaction generates less capital and shares outstanding and creates additional subordinated debt. This is estimated to result in an additional 1.5% in earnings per share and a decrease in tangible book value per share from $7.67 to $7.32 assuming the consummation of both mergers as of March 31, 2004.

        In either case the pro forma earnings per share is non-dilutive as presented.

Notes to Pro Forma Combined Financial Statements
Reflecting 30% of Merger Consideration Paid in Cash

        The following pro forma condensed consolidated balance sheets as of March 31, 2004 have been prepared assuming the Southern Heritage and Lumpkin County Bank mergers were consummated on March 31, 2004. The pro forma condensed statements of income for the year ended December 31, 2003 and the three months ended March 31, 2004 have been prepared assuming the Southern Heritage and Lumpkin County Bank mergers were consummated on January 1, 2003 and January 1, 2004, respectively.

        The following pro forma condensed consolidated balance sheets as of March 31, 2004 present the acquisition of Southern Heritage assuming 30% of the purchase price is paid in cash and the remaining 70% is exchanged for GB&T common stock. The following tables present the determination of the purchase price of each merger and the allocation of the purchase price for each merger.

  The Merger with Southern Heritage

        In the merger, GB&T will exchange for each share of Southern Heritage common stock owned by Southern Heritage shareholders 1.32875 shares of GB&T common stock, $25.07 in cash or a combination of both. Southern Heritage had 893,344 shares of common stock outstanding at March 31, 2004, which will be exchanged for approximately 1,187,031 shares of GB&T common stock, assuming no shareholder elects to receive cash.

        In connection with the merger, GB&T and Southern Heritage expect to incur combined pre-tax merger related charges and expenses, including legal, accounting, printing and mailing expenses, of approximately $300,000.

Purchase Price
Purchase price consideration
Acquisition of common stock with cash (268,004 Southern Heritage shares × $25.07)	$6,719
Acquisition of common stock with stock (830,921 GB&T shares × $18.867)	15,677
Acquisition fees and costs	300

$22,696

Allocation of Purchase Price
Historical book value of Southern Heritage	$9,784
Estimated fair value adjustment of loans	99
Estimated fair value adjustment of deposits	(677)
Estimated fair value adjustment of Federal Home Loan Bank advances	(115)
Estimated fair value adjustment of deferred Taxes	(351)
Estimated fair value of core deposit Intangible	1,724
Estimated goodwill	12,232

$22,696

        The estimated fair value adjustments for loans, deposits, Federal Home Loan Bank advances and core deposit intangibles acquired in the business combination are based on an independent valuation. The purchase adjustments will be accreted or amortized over the estimated average remaining lives as presented below, using the straight-line method. Goodwill represents the excess of the purchase price over the identifiable tangible and intangible assets and liabilities acquired in the business combination. Deferred taxes have been calculated on the fair value adjustments for loans, deposits, Federal Home

Loan Bank advances and core deposit intangible using GB&T's tax rate of 38%. The deferred taxes will be reversed over the average lives of the purchase adjustments.

Accretion/Amortization Period
Fair value adjustment of loans	1 Year
Fair value adjustment of deposits	1 Year
Fair value adjustment of Federal Home Loan Bank advances	2 Years
Fair value of core deposit intangible	10 Years
Fair value adjustment of deferred taxes	Over related lives of assets and liabilities
Goodwill	Evaluated annually for impairment

  The Acquisition of Lumpkin County Bank

        In the acquisition of Lumpkin County Bank, GB&T will exchange for each share of Lumpkin County Bank common stock 1.025 shares of GB&T common stock. Lumpkin County Bank had 256,365 shares of common stock outstanding at March 31, 2004, which will be exchanged for approximately 262,774 shares of GB&T common stock.

        In connection with the acquisition of Lumpkin County Bank, GB&T and Lumpkin County Bank expect to incur related charges and expenses, including legal, accounting, printing and mailing expenses, of approximately $300,000.

Purchase Price
Purchase price consideration
Acquisition of common stock with stock (262,774 GB&T shares × $18.616)	$4,892
Acquisition fees and costs	300

$5,192

Allocation of Purchase Price
Historical book value of Lumpkin County Bank	4,306
Estimated fair value adjustment of loans	192
Estimated fair value adjustment of deposits	(621)
Estimated fair value adjustment of premises and equipment	405
Estimated fair value adjustment of deferred Taxes	(618)
Estimated fair value of core deposit Intangible	1,528

$5,192

        The estimated fair value adjustments for loans, deposits, premises and equipment and core deposit intangibles acquired in the business combination are based on an independent valuation. The purchase adjustments will be accreted or amortized over the estimated average remaining lives as presented below, using the straight-line method. Goodwill represents the excess of the purchase price over the identifiable tangible and intangible assets and liabilities acquired in the business combination. Deferred taxes have been calculated on the fair value adjustments for loans, deposits, premises and equipment and core deposit intangible using GB&T's tax rate of 38%. The deferred taxes will be reversed over the average lives of the purchase adjustments.

Accretion/Amortization Period
Fair value adjustment of loans	16 Months
Fair value adjustment of deposits	1 Year
Fair value adjustment of premises and Equipment	39 Years
Fair value of core deposit intangible	12 Years
Fair value adjustment of deferred taxes	Over related lives of assets and liabilities

GB&T Bancshares, Inc. and Subsidiaries Combined with
Southern Heritage Bancorp, Inc. and Subsidiary and
Lumpkin County Bank Pro Forma Combined Balance Sheet

        The following unaudited pro forma combined balance sheets as of March 31, 2004 have been prepared to reflect the acquisition by GB&T of 100% of Southern Heritage and the acquisition by GB&T of 100% of Lumpkin County Bank after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The following pro forma condensed balance sheet is prepared based on an assumption that 30% of the merger consideration is paid in cash and 70% is exchanged for GB&T common stock and that the purchase price for the Lumpkin County Bank acquisition is paid 100% with GB&T common stock. The merger and the acquisition will be accounted for as a purchase transaction. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

(GB&T and Southern Heritage Only)
As of March 31, 2004
(Dollars in thousands)

				Pro Forma Adjustments
			Southern Heritage Bancorp, Inc.					GB&T and SHB Pro Forma Combined
	GB&T Bancshares Inc.
				Debit		Credit
Assets
Cash and due from banks	$18,237		$1,747	$				$19,984
Interest-bearing deposits in banks	546		0					546
Federal funds sold	16,306		1,397					17,703
Securities available for sale	137,249		7,283		103	103	(6)	144,532
Restricted equity securities	4,763		284					5,047
Loans	724,282		104,974		99		(1)	829,355
Less allowance for loan losses	9,004		1,115					10,119

Loans, net	715,278		103,859		99	0		819,236

Premises and equipment	25,950		3,144					29,094
Goodwill	30,061		0		12,232		(2)	42,293
Core deposit intangible	2,848		0		1,724		(3)	4,572
Other assets	22,975		716			351	(8)	23,340

Total assets	$974,213		$118,430		$14,158	454		$1,106,347

Liabilities
Deposits
Noninterest-bearing deposits	$86,797		$13,697	$				$100,494
Interest-bearing deposits	671,381		86,783			677	(4)	758,841

Total deposits	758,178		100,480		0	677		859,335
Federal funds purchased and securities sold under repurchase agreements	11,973		0					11,973
Federal Home Loan Bank advances	77,580		3,700			115	(5)	81,395
Other borrowings	1,330		0			0		1,330
Other liabilities	10,361		342			300	(8)	11,003
Subordinated debt	15,464		4,124			6,719	(10)	26,307

Total liabilities	874,886		108,646		0	7,811		991,343

Capital stock	68,280		4,467		4,467	15,677	(7)	83,957
Capital surplus	0		4,509		4,509		(7)	0
Retained earnings	30,012		741		741		(7)	30,012
Accumulated other comprehensive income	1,035		67		67		(6)	1,035

	99,327		9,784		9,784	15,677		115,004

Total liabilities and shareholders' equity	$974,213		$118,430		$9,784	23,488		$1,106,347

Shares outstanding	8,527,623	(11)	893,344					9,358,544

(1)
Record loans at fair value.

(2)
Record goodwill.

(3)
Record core deposit intangible.

(4)
Record time deposits at fair value.

(5)
Record Federal Home Loan Bank advances at fair value.

(6)
Record securities available for sale at fair value.

(7)
Record issuance of capital stock; 830,921 shares × $18.867.

(8)
Record deferred taxes related to purchase adjustments.

(9)
Record acquisition costs.

(10)
Record borrowing for cash portion of purchase price; 893,344 shares × 30% × $25.07.

(11)
Restated for five-for-four stock split in the form of a stock dividend.

See Pages 24-25 for explanation of adjustments 1-10.

(Including Lumpkin County Bank)
As of March 31, 2004
(Dollars in thousands)

			Pro Forma Adjustments
	GB&T and SHB Pro Forma Combined						GB&T, SHB and LCB Pro Forma Combined
		Lumpkin County Bank
			Debit		Credit
Asset
Cash and due from banks	$19,984	$1,765	$				$21,749
Interest-bearing deposits in banks	546	37					583
Federal funds sold	17,703	5,878					23,581
Securities available for sale	144,532	4,910		123	123	(6)	149,442
Restricted equity securities	5,047	233					5,280
Loans	829,355	54,510		192		(1)	884,057
Less allowance for loan losses	10,119	693					10,812

Loans, net	819,236	53,817		192	0		873,245

Premises and equipment	29,094	1,306		405		(2)	30,805
Goodwill	42,293	0					42,293
Core deposit intangible	4,572	0		1,528		(4)	6,100
Other assets	23,340	2,513			618	(8)	25,235

Total assets	$1,106,347	$70,459		$2,248	741		$1,178,313

Deposits
Non-interest-bearing deposits	$100,494	$5,233	$				$105,727
Interest-bearing deposits	758,841	56,981			621	(5)	816,443

Total deposits	859,335	62,214		0	621		922,170
Federal funds purchased and securities sold under repurchase agreements	11,973	0					11,973
Federal Home Loan Bank advances	81,395	3,500					84,895
Other borrowings	1,330	0					1,330
Other liabilities	11,003	439			300	(9)	11,742
Subordinated debt	26,307	0					26,307

Total liabilities	991,343	66,153		0	921		1,058,417

Capital stock	83,957	2,564		2,564	4,892	(7)	88,849
Capital surplus	0	2,987		2,987		(7)	0
Retained earnings (deficit)	30,012	(1,325)		0	1,325	(7)	30,012
Accumulated other comprehensive income	1,035	80		80		(6)	1,035

	115,004	4,306		5,631	6,217		119,896

Total liabilities and shareholders' equity	$1,106,347	$70,459		$5,631	7,138		$1,178,313

Shares outstanding	9,358,544	256,365					9,621,318

(1)
Record loans at fair value.

(2)
Record premises and equipment at fair value.

(3)
Record goodwill.

(4)
Record core deposit intangible.

(5)
Record time deposits at fair value.

(6)
Record securities available for sale at fair value.

(7)
Record issuance of capital stock; 262,774 shares × $18.616.

(8)
Record deferred taxes related to purchase adjustments.

(9)
Record acquisition costs.

See pages 24-25 for explanation of adjustments 1-9.

GB&T Bancshares, Inc. and Subsidiaries Combined with
Southern Heritage Bancorp, Inc. and Subsidiary
Pro Forma Combined Statements of Income

        The following unaudited pro forma combined statements of income have been prepared to reflect the acquisition by GB&T of 100% of Southern Heritage after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The following pro forma condensed statements of income are prepared based on an assumption that 30% of the merger consideration is paid in cash and 70% is exchanged for GB&T common stock. The merger will be accounted for as a purchase transaction. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

Three Months Ended March 31, 2004
(Dollars in thousands)
(Unaudited)

				Pro Forma Adjustments
			Southern Heritage Bancorp, Inc.
	GB&T Bancshares Inc.						Pro Forma Combined
				Debit	Credit
Interest income	$12,842		$1,838	$27		(1)	$14,653
Interest expense	3,956		636	66	183	(2)(3)&(4)	4,475

Net interest income	8,886		1,202	93	183		10,178
Provision for loan losses	284		100	0	0		384

Net interest income after provision for loan losses	8,602		1,102	93	183		9,794

Other income	2,899		209	0	0		3,108

Other expenses	8,348		942	42	0	(5)	9,332

Income before income taxes	3,153		369	135	183		3,570
Income tax expense	923		140	39	22	(6)(7)	1,080

Net income	$2,230		$229	$174	205		$2,490

Basic earnings per share of common stock	$0.26	(8)	$0.26				$0.27

Diluted earnings per share of common stock	$0.26	(8)	$0.23				$0.26

Average shares outstanding (basic)	8,511	(8)	893				9,342

Average shares outstanding (diluted)	8,679	(8)	1,004				9,613

(1)
Record amortization of loan and securities fair value adjustments over the average lives of one and five years, respectively. The average lives are based on the actual weighted average lives of the individual loans and securities. The fair value adjustments are being amortized using the straight-line method.* The fair value adjustments were determined based on the weighted average current market rate as compared to the actual weighted average portfolio yields.

(2)
Record amortization of $168,000 related to time deposit fair value adjustment over an average life of one year. The average life is based on the actual weighted average lives of the individual time deposits. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on time deposits.

(3)
Record amortization of $15,000 related to Federal Home Loan Bank advances fair value adjustment over an average life of two years. The average life is based on the actual weighted average lives of the individual advances. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on advances.

(4)
Record interest expense on subordinated debt of $66,000. GB&T will incur subordinated debt to fund the potential 30% cash consideration of the merger. Incurring this debt allows Southern Heritage stockholders the flexibility of requesting cash and/or GB&T stock and will allow GB&T to maintain acceptable regulatory capital ratios. The principal amount of this debt as presented in the pro forma statements will be $6,719,000. The maturity of the debt instrument is 30 years, and the interest rate is the three-month LIBOR rate plus 265 basis points. The company will have the right (subject to prior approval of appropriate regulators) to redeem the securities at par, in whole or in part, on any interest payment date on or after five years from the date of closing. The assumptions used to determine the terms of the proposed debt were the maturity period, the current interest rate (3.94%) and no optional redemption.

(5)
Record amortization of core deposit intangibles over an average life of 10 years using the straight-line method of amortization.** Impairments to the fair value are reviewed annually and any additional valuation adjustments in excess of the straight line amortization would be recognized at that time. The average life of the core deposit intangibles was determined in connection with an independent valuation which is based on statistical analyses of account level behavior patterns from similar banks. The determination of the average life includes the estimation of average run off, by category of deposits, based on comparable banks. In determining the average life of the core deposit base, we have not anticipated any significant change in the core deposit base.

(6)
Record amortization of deferred tax of $39,000 over average lives of fair value adjustments.

(7)
Record tax benefit of $22,000 on interest expense on subordinated debt.

(8)
Restated for five-for-four stock split in the form of a stock dividend.

*
The difference between using the interest method and the straight-line method of amortization is not material for financial reporting purposes.

**
The difference between using the constant rate method and the straight-line method of amortization is not material for financial reporting purposes.

Year Ended December 31, 2003
(Dollars in thousands)
(Unaudited)

				Pro Forma Adjustments
			Southern Heritage Bancorp, Inc.
	GB&T Bancshares Inc.						Pro Forma Combined
				Debit	Credit
Interest income	$46,792		$6,586	$108		(1)	$53,270
Interest expense	15,288		2,477	265	732	(2),(3) & (4)	17,298

Net interest income	31,504		4,109	373	732		35,972
Provision for loan losses	1,406		1,206				2,612

Net interest income after provision for loan losses	30,098		2,903	373	732		33,360

Other income	9,928		904				10,832

Other expenses	29,693		3,238	168		(5)	33,099

Income before income taxes	10,333		569	541	732		11,093
Income tax expense	2,608		189	156	90	(6)(7)	2,863

Net income	$7,725		$380	$697	822		$8,230

Basic earnings per share of common stock	$1.06	(8)	$.43				$1.01

Diluted earnings per share of common stock	$1.03	(8)	$.42				$0.99

Average shares outstanding (basic)	7,313	(8)	889				8,139

Average shares outstanding (diluted)	7,469	(8)	902				8,308

(1)
Record amortization of loan and securities fair value adjustments over the average lives of one and five years, respectively. The average lives are based on the actual weighted average lives of the individual loans and securities. The fair value adjustments are being amortized using the straight-line method.* The fair value adjustments were determined based on the weighted average current market rate as compared to the actual weighted average portfolio yields.

(2)
Record amortization of $672,000 related to time deposit fair value adjustment over an average life of one year. The average life is based on the actual weighted average lives of the individual time deposits. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on time deposits.

(3)
Record amortization of $60,000 related to Federal Home Loan Bank advances fair value adjustment over an average life of two years. The average life is based on the actual weighted average lives of the individual advances. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on advances.

(4)
Record interest expense on subordinated debt of $265,000. GB&T will incur subordinated debt to fund the potential 30% cash consideration of the merger. Incurring this debt allows Southern Heritage stockholders the flexibility of requesting cash and/or GB&T stock and will allow GB&T to maintain acceptable regulatory capital ratios. The principal amount of this debt as presented in the pro forma statements will be $6,719,000. The maturity of the debt instrument is 30 years, and the interest rate is the three-month LIBOR rate plus 265 basis points. GB&T will have the right (subject to prior approval of appropriate regulators) to redeem the securities at par, in whole or in part, on any interest payment date on or after five years from the date of closing. The assumptions used to determine the terms of the proposed debt were the maturity period, the current interest rate (3.94%) and no optional redemption.

(5)
Record amortization of core deposit intangible over an average life of 10 years using the straight-line method of amortization.** Impairments to the fair value are reviewed annually and any additional valuation adjustments in excess of the straight line amortization would be recognized at that time. The average life of the core deposit intangibles was determined in connection with an independent valuation which is based on statistical analyses of account level behavior patterns from similar banks. The determination of the average life includes the estimation of average run off, by category of deposits, based on comparable banks. In determining the average life of the core deposit base, we have not anticipated any significant change in the core deposit base.

(6)
Record amortization of deferred tax of $156,000 over average lives of fair value adjustments.

(7)
Record tax benefit of $90,000 on interest expense on subordinated debt.

(8)
Restated for five-for-four stock split in the form of a stock dividend.

*
The difference between using the interest method and the straight-line method of amortization is not material for financial reporting purposes.

**
The difference between using the constant rate method and the straight-line method of amortization is not material for financial reporting purposes.

GB&T Bancshares, Inc. and Subsidiaries Combined with
Southern Heritage Bancorp, Inc. and Subsidiary and
Lumpkin County Bank Pro Forma Combined Statements of Income

        The following unaudited pro forma combined statements of income have been prepared to reflect the acquisition by GB&T of 100% of Southern Heritage and the acquisition by GB&T of 100% of Lumpkin County Bank after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The following pro forma condensed balance sheet is prepared based on an assumption that 30% of the merger consideration is paid in cash and 70% is exchanged for GB&T common stock and that the purchase price for the Lumpkin County Bank acquisition is paid 100% with GB&T common stock. The merger and the acquisition will be accounted for as a purchase transaction. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

Three Months Ended March 31, 2004
(Dollars in thousands)
(Unaudited)

			Pro Forma Adjustments
	GB&T and SHB Pro Forma Combined					GB&T, SHB And LCB Pro Forma Combined
		Lumpkin County Bank
			Debit	Credit
Interest income	$14,653	$967	$39		(1)	$15,581
Interest expense	4,475	324	0	156	(2)	4,643

Net interest income	10,178	643	39	156		10,938
Provision for loan losses	384	67	0	0		451

Net interest income after provision for loan losses	9,794	576	39	156		10,487

Other income	3,108	119	0	0		3,227

Other expenses	9,332	602	36	0	(3)&(4)	9,970

Income before income taxes	3,570	93	75	156		3,744
Income tax expense (benefits)	1,080	(12)	27	0	(5)	1,095

Net income	$2,490	$105	$102	156		$2,649

Basic earnings per share of common stock	$0.27	$0.41				$0.28

Diluted earnings per share of common stock	$0.26	$0.41				$0.27

Average shares outstanding (basic)	9,342	256				9,604

Average shares outstanding (diluted)	9,613	256				9,875

(1)
Record amortization of loan and securities fair value adjustments over the average lives of 16 months and five years, respectively. The average lives are based on the actual weighted average lives of the individual loans and securities. The fair value adjustments are being amortized using the straight-line method.* The fair value adjustments were determined based on the weighted average current market rate as compared to the actual weighted average portfolio yields.

(2)
Record amortization of time deposit fair value adjustment over an average life of one year. The average life is based on the actual weighted average lives of the individual time deposits. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on time deposits.

(3)
Record amortization of $33,000 related to core deposit intangible over an average life of 12 years using the straight-line method of amortization.** Impairments to the fair value are reviewed annually and any additional valuation adjustments in excess of the straight line amortization would be recognized at that time. The average life of the core deposit intangibles was determined in connection with an independent valuation which is based on statistical analyses of account level behavior patterns from similar banks. The determination of the average life includes the estimation of average run off, by category of deposits, based on comparable banks. In determining the average life of the core deposit base, we have not anticipated any significant change in the core deposit base.

(4)
Record amortization of $3,000 related to premises and equipment fair value adjustment over an average life of 39 years.

(5)
Record amortization of deferred tax over average lives of fair value adjustments.

*
The difference between using the interest method and the straight-line method of amortization is not material for financial reporting purposes.

**
The difference between using the constant rate method and the straight-line method of amortization is not material for financial reporting purposes.

Year Ended December 31, 2003
(Dollars in thousands)
(Unaudited)

			Pro Forma Adjustments
	GB&T and SHB Pro Forma Combined					GB&T, SHB And LCB Pro Forma Combined
		Lumpkin County Bank
			Debit	Credit
Interest income	$53,270	$4,362	$156		(1)	$57,476
Interest expense	17,298	1,649		624	(2)	18,323

Net interest income	35,972	2,713	156	624		39,153
Provision for loan losses	2,612	1,632				4,244

Net interest income after provision for loan losses	33,360	1,081	156	624		34,909

Other income	10,832	501				11,333

Other expenses	33,099	3,494	142		(3)&(4)	36,735

Income (loss) before income taxes	11,093	(1,912)	298	624		9,507
Income tax expense (benefits)	2,863	(231)	120		(5)	2,752

Net income (loss)	$8,230	$(1,681)	$418	624		$6,755

Basic earnings (losses) per share of common stock	$1.01	$(6.60)				$0.80

Diluted earnings (losses) per share of common stock	$0.99	$(6.60)				$0.79

Average shares outstanding (basic)	8,139	255				8,400

Average shares outstanding (diluted)	8,308	255				8,569

(1)
Record amortization of loan and securities fair value adjustments over the average lives of 16 months and five years, respectively. The average lives are based on the actual weighted average lives of the individual loans and securities. The fair value adjustments are being amortized using the straight-line method.* The fair value adjustments were determined based on the weighted average current market rate as compared to the actual weighted average portfolio yields.

(2)
Record amortization of time deposit fair value adjustment over an average life of one year. The average life is based on the actual weighted average lives of the individual time deposits. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on time deposits.

(3)
Record amortization of $132,000 related to core deposit intangible over an average life of 12 years using the straight-line method of amortization.** Impairments to the fair value are reviewed annually and any additional valuation adjustments in excess of the straight line amortization would be recognized at that time. The average life of the core deposit intangibles was determined in connection with an independent valuation which is based on statistical analyses of account level behavior patterns from similar banks. The determination of the average life includes the estimation of average run off, by category of deposits, based on comparable banks. In determining the average life of the core deposit base, we have not anticipated any significant change in the core deposit base.

(4)
Record amortization of $10,000 related to premises and equipment fair value adjustment over an average life of 39 years.

(5)
Record amortization of deferred tax over average lives of fair value adjustments.

*
The difference between using the interest method and the straight-line method of amortization is not material for financial reporting purposes.

**
The difference between using the constant rate method and the straight-line method of amortization is not material for financial reporting purposes.

GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Lumpkin County Bank Pro Forma Regulatory Capital Ratios

        The following unaudited pro forma regulatory capital ratios have been prepared to reflect the acquisition by GB&T of 100% of Southern Heritage and the acquisition by GB&T of 100% of Lumpkin County Bank after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The following pro forma condensed balance sheet is prepared based on an assumption that 30% of the merger consideration is paid in cash and 70% is exchanged for GB&T common stock and that the purchase price for the Lumpkin County Bank acquisition is paid 100% with GB&T common stock. The merger and the acquisition will be accounted for as a purchase transaction. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

March 31, 2004
(Dollars in Thousands)

	GB&T Historical	Southern Heritage Historical	Pro Forma Adjustments Debit (Credit)		GB&T and Southern Heritage Pro Forma Combined	Lumpkin County Historical	Pro Forma Adjustments Debit (Credit)		GB&T, Southern Heritage and Lumpkin County Pro Forma Combined
Tier 1 capital ratio
			$9,542	(1)			$666	(3)
Tier 1 capital	$80,847	$12,854	(12,232	)(2)	$91,011	$4,226			$95,903
Risk based assets	763,067	108,253			871,320	53,210			924,529

Tier 1 capital/risk-weighted assets	10.60%	11.87%			10.45%	7.94%			10.37%

Total capital ratio
			9,542	(1)			666	(3)
Tier 1 capital	80,847	12,854	(12,232	)(2)	91,011	4,226			95,903
Tier 2 capital	9,004	1,115			10,119	665			10,784

	89,851	13,969			101,130	4,891			106,687

Risk based assets	763,067	108,253			871,320	53,210			924,529

Total capital/risk-weighted assets	11.77%	12.90%			11.61%	9.19%			11.54%

Leverage ratio
			9,542	(1)			666	(3)
Tier 1 capital	80,847	12,854	(12,232	)(2)	91,011	4,226			95,903
Average assets	928,053	117,263			1,045,316	69,953			1,115,269

Tier 1 capital/average assets	8.71%	10.96%			8.71%	6.04%			8.60%

(1)
In connection with the acquisition of Southern Heritage, GB&T issued additional tier 1 capital of $2,823. For regulatory purposes, certain cumulative preferred securities, or trust preferred securities, are eligible for treatment as tier 1 capital up to 25% of total tier 1 capital. For accounting purposes, trust preferred securities are required to be reported as other liabilities and presented in the pro forma combined balance sheets as subordinated debt. Trust preferred securities eligible for tier 1 capital is $6,719.

(2)
Goodwill is disallowed for the calculation of regulatory capital.

(3)
Capital issued.

Notes to Pro Forma Combined Financial Statements
Reflecting 100% of Merger Consideration Paid in GB&T Common Stock

        The following pro forma condensed consolidated balance sheets as of March 31, 2004 have been prepared assuming the Southern Heritage and Lumpkin County Bank mergers were consummated on March 31, 2004. The pro forma condensed statements of income for the year ended December 31, 2003 and the three months ended March 31, 2004 have been prepared assuming the Southern Heritage and Lumpkin County Bank mergers were consummated on January 1, 2003 and January 1, 2004, respectively.

        The following pro forma condensed consolidated balance sheets as of March 31, 2004 present the acquisition of Southern Heritage assuming 100% of the purchase price is exchanged for GB&T common stock. The following tables present the determination of the purchase price of each merger and the allocation of the purchase price for each merger.

  The Merger with Southern Heritage

Purchase Price
Purchase price consideration
Acquisition of common stock with stock (1,187,031 GB&T shares × $18.867)	$22,396
Acquisition fees and costs	300

$22,696

Allocation of Purchase Price
Historical book value of Southern Heritage	$9,784
Estimated fair value adjustment of loans	99
Estimated fair value adjustment of deposits	(677)
Estimated fair value adjustment of Federal Home Loan Bank advances	(115)
Estimated fair value adjustment of deferred Taxes	(351)
Estimated fair value of core deposit Intangible	1,724
Estimated goodwill	12,232

$22,696

        The estimated fair value adjustments for loans, deposits, Federal Home Loan Bank advances and core deposit intangibles acquired in the business combination are based on an independent valuation. The purchase adjustments will be accreted or amortized over the estimated average remaining lives as presented below, using the straight-line method. Goodwill represents the excess of the purchase price over the identifiable tangible and intangible assets and liabilities acquired in the business combination. Deferred taxes have been calculated on the fair value adjustments for loans, deposits, Federal Home Loan Bank advances and core deposit intangible using GB&T's tax rate of 38%. The deferred taxes will be reversed over the average lives of the purchase adjustments.

Accretion/Amortization Period
Fair value adjustment of loans	1 Year
Fair value adjustment of deposits	1 Year
Fair value adjustment of Federal Home Loan Bank advances	2 Years
Fair value of core deposit intangible	10 Years
Fair value adjustment of deferred taxes	Over related lives of assets and liabilities
Goodwill	Evaluated annually for impairment

  The Acquisition of Lumpkin County Bank

Purchase Price
Purchase price consideration
Acquisition of common stock with stock (262,774 GB&T shares × $18.616)	$4,892
Acquisition fees and costs	300

$5,192

Allocation of Purchase Price
Historical book value of Lumpkin County Bank	$4,306
Estimated fair value adjustment of loans	192
Estimated fair value adjustment of deposits	(621)
Estimated fair value adjustment of premises and equipment	405
Estimated fair value adjustment of deferred Taxes	(618)
Estimated fair value of core deposit Intangible	1,528
Estimated goodwill	711

$5,192

        The estimated fair value adjustments for loans, deposits, premises and equipment and core deposit intangibles acquired in the business combination are based on an independent valuation. The purchase adjustments will be accreted or amortized over the estimated average remaining lives as presented below, using the straight-line method. Goodwill represents the excess of the purchase price over the identifiable tangible and intangible assets and liabilities acquired in the business combination. Deferred taxes have been calculated on the fair value adjustments for loans, deposits, premises and equipment and core deposit intangible using GB&T's tax rate of 38%. The deferred taxes will be reversed over the average lives of the purchase adjustments.

Accretion/Amortization Period
Fair value adjustment of loans	16 Months
Fair value adjustment of deposits	1 Year
Fair value adjustment of premises and Equipment	39 Years
Fair value of core deposit intangible	12 Years
Fair value adjustment of deferred taxes	Over related lives of assets and liabilities

GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Combined Balance Sheet

        The following unaudited pro forma combined balance sheets as of March 31, 2004 have been prepared to reflect the acquisition by GB&T of 100% of Southern Heritage and the acquisition by GB&T of 100% of Lumpkin County Bank after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The following pro forma condensed balance sheet is prepared based on an assumption that 100% of the shares of Southern Heritage are exchanged for GB&T common stock and that the purchase price for the Lumpkin County Bank acquisition is paid 100% with GB&T common stock. The merger and the acquisition will be accounted for as a purchase transaction. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

(GB&T and Southern Heritage Only)
As of March 31, 2004
(Dollars in thousands)

				Pro Forma Adjustments
			Southern Heritage Bancorp, Inc.					GB&T and SHB Pro Forma Combined
	GB&T Bancshares Inc.
				Debit		Credit
Assets
Cash and due from banks	$18,237		$1,747	$				$19,984
Interest-bearing deposits in banks	546		0					546
Federal funds sold	16,306		1,397					17,703
Securities available for sale	137,249		7,283		103	103	(8)	144,532
Restricted equity securities	4,763		284			5,047
Loans	724,282		104,974		99		(1)	829,355
Less allowance for loan losses	9,004		1,115					10,119

Loans, net	715,278		103,859		99	0		819,236

Premises and equipment	25,950		3,144					29,094
Goodwill	30,061		0		12,232		(2)	42,293
Core deposit intangible	2,848		0		1,724		(3)	4,572
Other assets	22,975		716			351	(8)	23,340

Total assets	$974,213		$118,430		$14,158	454		$1,106,347

Liabilities
Deposits
Non-interest-bearing deposits	$86,797		$13,697	$				$100,494
Interest-bearing deposits	671,381		86,783			677	(4)	758,841

Total deposits	758,178		100,480		0	677		859,335
Federal funds purchased and securities sold underrepurchase agreements	11,973		0					11,973
Federal Home Loan Bank Advances	77,580		3,700			115	(5)	81,395
Other borrowings	1,330		0			0		1,330
Other liabilities	10,361		342			300	(9)	11,003
Subordinated debt	15,464		4,124					19,588

Total liabilities	874,886		108,646		0	1,092		984,624

Capital stock	68,280		4,467		4,467	22,396	(7)	90,676
Capital surplus	0		4,509		4,509		(7)	0
Retained earnings	30,012		741		741		(7)	30,012
Accumulated other comprehensive income	1,035		67		67		(6)	1,035

	99,327		9,784		9,784	22,396		121,723

Total liabilities and shareholders' equity	$974,213		$118,430		$9,784	23,488		$1,106,347

Shares outstanding	8,527,623	(10)	893,344					9,714,653

(1)
Record loans at fair value.

(2)
Record goodwill.

(3)
Record core deposit intangible.

(4)
Record time deposits at fair value.

(5)
Record Federal Home Loan Bank advances at fair value.

(6)
Record securities available for sale at fair value.

(7)
Record issuance of capital stock; 1,187,031 shares × $18.867.

(8)
Record deferred taxes related to purchase adjustments.

(9)
Record acquisition cost.

(10)
Restated for five-for-four stock split in the form of a stock dividend.

See Pages 35 and 36 for explanation of adjustments 1-9

(Including Lumpkin County Bank)
As of March 31, 2004
(Dollars in thousands)

			Pro Forma Adjustments
	GB&T and SHB Pro Forma Combined						GB&T, SHB and LCB Pro Forma Combined
		Lumpkin County Bank
			Debit		Credit
Assets
Cash and due from banks	$19,984	$1,765	$				$21,749
Interest-bearing deposits in banks	546	37					583
Federal funds sold	17,703	5,878					23,581
Securities available for sale	144,532	4,910		123	123	(6)	149,442
Restricted equity securities	5,047	233					5,280
Loans	829,355	54,510		192		(1)	884,057
Less allowance for loan losses	10,119	693					10,812

Loans, net	819,236	53,817		192	0		873,245

Premises and equipment	29,094	1,306		405		(2)	30,805
Goodwill	42,293	0					42,293
Core deposit intangible	4,572	0		1,528		(4)	6,100
Other assets	23,340	2,513			618	(8)	25,235

Total assets	$1,106,347	$70,459		$2,248	741		$1,178,313

Deposits
Non-interest-bearing deposits	$100,494	$5,233	$				$105,727
Interest-bearing deposits	758,841	56,981			621	(5)	816,443

Total deposits	859,335	62,214		0	621		922,170
Federal funds purchased and securities sold under repurchase agreements	11,973	0					11,973
Federal Home Loan Bank advances	81,395	3,500					84,895
Other borrowings	1,330	0					1,330
Other liabilities	11,003	439			300	(9)	11,742
Subordinated debt	19,588	0					19,588

Total liabilities	984,624	66,153		0	921		1,051,698

Capital stock	90,676	2,564		2,564	4,892	(7)	95,568
Capital surplus	0	2,987		2,987		(7)	0
Retained earnings (deficit)	30,012	(1,325)		0	1,325	(7)	30,012
Accumulated other comprehensive income	1,035	80		80		(6)	1,035

	121,723	4,306		5,631	6,217		126,615

Total liabilities and shareholders' equity	$1,106,347	$70,459		$5,631	8,164		$1,178,313

Shares outstanding	9,714,653	256,365					9,977,427

(1)
Record loans at fair value.

(2)
Record premises and equipment at fair value.

(3)
Record goodwill.

(4)
Record core deposit intangible.

(5)
Record time deposits at fair value.

(6)
Record securities available-for-sale at fair value.

(7)
Record issuance of capital stock; 262,774 shares × $18.616.

(8)
Record deferred taxes related to purchase adjustments.

(9)
Record acquisition costs.

See Pages 35 and 36 for explanation of adjustments 1-9.

GB&T Bancshares, Inc. and Subsidiaries Combined with
Southern Heritage Bancorp, Inc. and Subsidiary
Pro Forma Combined Statements of Income

        The following unaudited pro forma combined statements of income have been prepared to reflect the acquisition by GB&T of 100% of Southern Heritage after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The following pro forma condensed statements of income are prepared based on an assumption that 100% of the shares of Southern Heritage are exchanged for GB&T common stock. The merger will be accounted for as a purchase transaction. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

Three Months Ended March 31, 2004
(Dollars in thousands)
(Unaudited)

				Pro Forma Adjustments
			Southern Heritage Bancorp, Inc.
	GB&T Bancshares Inc.						Pro Forma Combined
				Debit	Credit
Interest income	$12,842		$1,838	$27		(1)	$14,653
Interest expense	3,956		636	0	183	(2)&(3)	4,409

Net interest income	8,886		1,202	27	183		10,244
Provision for loan losses	284		100	0	0		384

Net interest income after provision for loan losses	8,602		1,102	27	183		9,860

Other income	2,899		209	0	0		3,108

Other expenses	8,348		942	42	0	(4)	9,332

Income before income taxes	3,153		369	69	183		3,636
Income tax expense	923		140	39	0	(5)	1,102

Net income	$2,230		$229	$108	183		2,534

Basic earnings per share of common stock	$0.26	(6)	$0.26				$0.26

Diluted earnings per share of common stock	$0.26	(6)	$0.23				$0.25

Average shares outstanding (basic)	8,511	(6)	883				9,698

Average shares outstanding (diluted)	8,679	(6)	1,004				10,013

(1)
Record amortization of loan and securities fair value adjustments over the average lives of one and five years, respectively. The average lives are based on the actual weighted average lives of the individual loans and securities. The fair value adjustments are being amortized using the straight-line method.* The fair value adjustments were determined based on the weighted average current market rate as compared to the actual weighted average portfolio yields.

(2)
Record amortization of $168,000 related to time deposit fair value adjustment over an average life of one year. The average life is based on the actual weighted average lives of the individual time deposits. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on time deposits.

(3)
Record amortization of $15,000 related to Federal Home Loan Bank advances fair value adjustment over an average life of two years. The average life is based on the actual weighted average lives of the individual advances. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on advances.

(4)
Record amortization of core deposit intangible over an average life of 10 years using the straight-line method of amortization.** Impairments to the fair value are reviewed annually and any additional valuation adjustments in excess of the straight line amortization would be recognized at that time. The average life of the core deposit intangibles was determined in connection with an independent valuation which is based on statistical analyses of account level behavior patterns from similar banks. The determination of the average life includes the estimation of average run off, by category of deposits, based on comparable banks. In determining the average life of the core deposit base, we have not anticipated any significant change in the core deposit base.

(5)
Record amortization of deferred tax over average lives of fair value adjustments.

(6)
Restated for five-for-four stock split in the form of a stock dividend.

*
The difference between using the interest method and the straight-line method of amortization is not material for financial reporting purposes.

**
The difference between using the constant rate method and the straight-line method of amortization is not material for financial reporting purposes.

Year Ended December 31, 2003
(Dollars in thousands)
(Unaudited)

				Pro Forma Adjustments
			Southern Heritage Bancorp, Inc.
	GB&T Bancshares Inc.						Pro Forma Combined
				Debit	Credit
Interest income	$46,792		$6,586	$108		(1)	$53,270
Interest expense	15,288		2,477		732	(2)&(3)	17,033

Net interest income	31,504		4,109	108	732		36,237
Provision for loan losses	1,406		1,206				2,612

Net interest income after provision for loan losses	30,098		2,903	108	732		33,625

Other income	9,928		904				10,832

Other expenses	29,693		3,238	168		(4)	33,099

Income before income taxes	10,333		569	276	732		11,358
Income tax expense	2,608		189	156		(5)	2,953

Net income	$7,725		$380	$432	732		$8,405

Basic earnings per share of common stock	$1.06	(6)	$.43				$0.99

Diluted earnings per share of common stock	$1.03	(6)	$.42				$0.97

Average shares outstanding (basic)	7,313	(6)	889				8,494

Average shares outstanding (diluted)	7,469	(6)	902				8,667

(1)
Record amortization of loan and securities fair value adjustments over the average lives of one and five years, respectively. The average lives are based on the actual weighted average lives of the individual loans and securities. The fair value adjustments are being amortized using the straight-line method.* The fair value adjustments were determined based on the weighted average current market rate as compared to the actual weighted average portfolio yields.

(2)
Record amortization of $672,000 related to time deposit fair value adjustment over an average life of one year. The average life is based on the actual weighted average lives of the individual time deposits. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on time deposits.

(3)
Record amortization of $60,000 related to Federal Home Loan Bank advances fair value adjustment over an average life of two years. The average life is based on the actual weighted average lives of the individual advances. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on advances.

(4)
Record amortization of core deposit intangible over an average life of 10 years using the straight-line method of amortization.** Impairments to the fair value are reviewed annually and any additional valuation adjustments in excess of the straight line amortization would be recognized at that time. The average life of the core deposit intangibles was determined in connection with an independent valuation which is based on statistical analyses of account level behavior patterns from similar banks. The determination of the average life includes the estimation of average run off, by category of deposits, based on comparable banks. In determining the average life of the core deposit base, we have not anticipated any significant change in the core deposit base.

(5)
Record amortization of deferred tax over average lives of fair value adjustments.

(6)
Restated for five-for-four stock split in the form of a stock dividend.

*
The difference between using the interest method and the straight-line method of amortization is not material for financial reporting purposes.

**
The difference between using the constant rate method and the straight-line method of amortization is not material for financial reporting purposes.

GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc.
and Subsidiary and Lumpkin County Bank
Pro Forma Combined Statements of Income

        The following unaudited pro forma combined statements of income have been prepared to reflect the acquisition by GB&T of 100% of Southern Heritage and the acquisition by GB&T of 100% of Lumpkin County Bank after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The following pro forma condensed balance sheet is prepared based on an assumption that 100% of the shares of Southern Heritage are exchanged for GB&T common stock and that the purchase price for the Lumpkin County Bank acquisition is paid 100% with GB&T common stock. The merger and the acquisition will be accounted for as a purchase transaction. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

Three Months Ended March 31, 2004
(Dollars in thousands)
(Unaudited)

			Pro Forma Adjustments
	GB&T and SHB Pro Forma Combined					GB&T,SHB And LCB Pro Forma Combined
		Lumpkin County Bank
			Debit	Credit
Interest income	$14,653	$967	$39		(1)	$15,581
Interest expense	4,409	324	0	156	(2)	4,577

Net interest income	10,244	643	39	156		11,004
Provision for loan losses	384	67	0	0		451

Net interest income after provision for loan losses	9,860	576	39	156		10,553

Other income	3,108	119	0	0		3,227

Other expenses	9,332	602	36	0	(3) & (4)	9,970

Income before income taxes	3,636	93	75	156		3,810
Income tax expense (benefits)	1,102	(12)	27	0	(5)	1,117

Net income	$2,534	$105	$102	156		$2,693

Basic earnings per share of common stock	$0.26	$0.41				$0.27

Diluted earnings per share of common stock	$0.25	$0.41				$0.26

Average shares outstanding (basic)	9,698	256				9,960

Average shares outstanding (diluted)	10,013	256				10,275

(1)
Record amortization of loan and securities fair value adjustments over the average lives of 16 months and five years, respectively. The average lives are based on the actual weighted average lives of the individual loans and securities. The fair value adjustments are being amortized using the straight-line method.* The fair value adjustments were determined based on the weighted average current market rate as compared to the actual weighted average portfolio yields.

(2)
Record amortization of time deposit fair value adjustment over an average life of one year. The average life is based on the actual weighted average lives of the individual time deposits. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on time deposits.

(3)
Record amortization of $33,000 related to core deposit intangible over an average life of 12 years using the straight-line method of amortization.** Impairments to the fair value are reviewed annually and any additional valuation adjustments in excess of the straight line amortization would be recognized at that time. The average life of the core deposit intangibles was determined in connection with an independent valuation which is based on statistical analyses of account level behavior patterns from similar banks. The determination of the average life includes the estimation of average run off, by category of deposits, based on comparable banks. In determining the average life of the core deposit base, we have not anticipated any significant change in the core deposit base.

(4)
Record amortization of $3,000 related to premises and equipment fair value adjustment over an average life of 39 years.

(5)
Record amortization of deferred tax over average lives of fair value adjustments.

*
The difference between using the interest method and the straight-line method of amortization is not material for financial reporting purposes.

**
The difference between using the constant rate method and the straight-line method of amortization is not material for financial reporting purposes.

Year Ended December 31, 2003
(Dollars in thousands)
(Unaudited)

			Pro Forma Adjustments
	GB&T and SHB Pro Forma Combined					GB&T,SHB And LCB Pro Forma Combined
		Lumpkin County Bank
			Debit	Credit
Interest income	$53,270	$4,362	$156		(1)	$57,476
Interest expense	17,033	1,649		624	(2)	18,058

Net interest income	36,237	2,713	156	624		39,418
Provision for loan losses	2,612	1,632				4,244

Net interest income after provision for loan losses	33,625	1,081	156	624		35,174

Other income	10,832	501				11,333

Other expenses	33,099	3,494	142		(3)& (4)	36,735

Income (loss) before income taxes	11,358	(1,912)	298	624		9,772
Income tax expense (benefits)	2,953	(231)	120		(5)	2,842

Net income (loss)	$8,405	$(1,681)	$418	624		$6,930

Basic earnings (losses) per share of common stock	$0.99	$(6.60)				$0.79

Diluted earnings (losses) per share of common stock	$0.97	$(6.60)				$0.77

Average shares outstanding (basic)	8,494	255				8,755

Average shares outstanding (diluted)	8,667	255				8,928

(1)
Record amortization of loan and securities fair value adjustments over the average lives of 16 months and five years, respectively. The average lives are based on the actual weighted average lives of the individual loans and securities. The fair value adjustments are being amortized using the straight-line method.* The fair value adjustments were determined based on the weighted average current market rate as compared to the actual weighted average portfolio yields.

(2)
Record amortization of time deposit fair value adjustment over an average life of one year. The average life is based on the actual weighted average lives of the individual time deposits. The fair value adjustment is being amortized using the straight-line method.* The fair value adjustment was determined based on the weighted average current market rate as compared to the actual weighted average rates paid on time deposits.

(3)
Record amortization of $132,000 related to core deposit intangible over an average life of 12 years using the straight-line method of amortization.** Impairments to the fair value are reviewed annually and any additional valuation adjustments in excess of the straight line amortization would be recognized at that time. The average life of the core deposit intangibles was determined in connection with an independent valuation which is based on statistical analyses of account level behavior patterns from similar banks. The determination of the average life includes the estimation of average run off, by category of deposits, based on comparable banks. In determining the average life of the core deposit base, we have not anticipated any significant change in the core deposit base.

(4)
Record amortization of $10,000 related to premises and equipment fair value adjustment over an average life of 39 years.

(5)
Record amortization of deferred tax over average lives of fair value adjustments.

*
The difference between using the interest method and the straight-line method of amortization is not material for financial reporting purposes.

**
The difference between using the constant rate method and the straight-line method of amortization is not material for financial reporting purposes.

GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc.
and Subsidiary and Lumpkin County Bank
Pro Forma Regulatory Capital Ratios

        The following unaudited pro forma regulatory capital ratios have been prepared to reflect the acquisition by GB&T of 100% of Southern Heritage and the acquisition by GB&T of 100% of Lumpkin County Bank after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The following pro forma condensed balance sheet is prepared based on an assumption that 100% of the shares of Southern Heritage are exchanged for GB&T common stock and that the purchase price for the Lumpkin County Bank acquisition is paid 100% with GB&T common stock. The merger and the acquisition will be accounted for as a purchase transaction. These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

	GB&T Historical	Southern Heritage Historical	Pro Forma Adjustments Debit (Credit)		GB&T and Southern Heritage Pro Forma Combined	Lumpkin County Historical	Pro Forma Adjustments Debit (Credit)		GB&T, Southern Heritage and Lumpkin County Pro Forma Combined
Tier 1 capital ratio
			$9,542	(1)			$666	(3)
Tier 1 capital	$80,847	$12,854	(12,232	)(2)	$91,011	$4,226			$95,903
Risk based assets	763,067	108,253			871,320	53,210			924,529

Tier 1 capital/risk-weighted assets	10.60%	11.87%			10.45%	7.94%			10.37%

Total capital ratio
			9,542	(1)			666	(3)
Tier 1 capital	80,847	12,854	(12,232	)(2)	91,011	4,226			95,903
Tier 2 capital	9,004	1,115			10,119	665			10,784

	89,851	13,969			101,130	4,891			106,687

Risk based assets	763,067	108,253			871,320	53,210			924,529

Total capital/risk-weighted assets	11.77%	12.90%			11.61%	9.19%			11.54%

Leverage ratio
			9,542	(1)			666	(3)
Tier 1 capital	80,847	12,854	(12,232	)(2)	91,011	4,226			95,903
Average assets	928,053	117,263			1,045,316	69,953			1,115,269

Tier 1 capital/average assets	8.71%	10.96%			8.71%	6.04%			8.60%

(1)
In connection with the acquisition of Southern Heritage, GB&T issued additional tier 1 capital of $9,542. For regulatory purposes certain cumulative preferred securities, or trust preferred securities, are eligible for treatment as tier 1 capital up to 25% of total tier 1 capital. For accounting purposes, trust preferred securities are required to be reported as other liabilities and is presented in the pro forma combined balance sheets as subordinated debt.

(2)
Goodwill is disallowed for the calculation of regulatory capital.

(3)
Capital issued.

DETAILS OF THE PROPOSED MERGER

Background of and Reasons for the Merger

        The board of directors of Southern Heritage believes that its primary responsibility is to increase shareholder value. Since its organization, the board of directors achieved this goal through growth and profitable operation. In late 2002, as the board of directors was confronting how best to expand its operations to keep pace with the exploding growth in South Hall County, Georgia, Richard Hunt, President and CEO of GB&T, received a telephone call from banking consultant Brent Baker in which Baker informed Hunt of his conversation with Southern Heritage Chairman Casey Cagle concerning the possible sale of Southern Heritage. Baker asked if GB&T would be interested in possibly acquiring Southern Heritage. After receiving a positive response, Baker arranged a meeting for December 23, 2002, which was attended by Baker, Hunt, GB&T Chairman Philip Wilheit, Southern Heritage Chairman Casey Cagle and Southern Heritage President and CEO Tren Watson. Participants discussed the possible advantages to both organizations and their stockholders if a consolidation were to occur. The advantages included increasing market share in the high-growth and high-income Hall County, Southern Heritage's success in the southern part of the county compared to GB&T's success in the northern part of the county, greater economies of scale, increased liquidity for shareholders, potentially greater trading volume with more shares outstanding, larger legal lending limits and increased earnings per share potential. At the conclusion of the meeting, Hunt and Watson were directed to detail the potential advantages, disadvantages and the merger process.

        Hunt and Watson met again on January 14, 2003. Hunt and Watson discussed the opportunities and challenges confronting the two organizations operating in the same market, including whether or not to operate under separate bank charters or to consolidate into the GB&T lead bank charter (Gainesville Bank & Trust). There was no significant pricing discussion, but the process and timeframe of a merger were outlined. General target dates were discussed for a Letter of Intent which would include preliminary pricing and to be followed by the due diligence process.

        After the January 14, 2003 meeting, Hunt and Watson met on more than 10 occasions through August 12, 2003. The merger process and outstanding issues became clearer as a result. During the meetings, Hunt and Watson decided that Southern Heritage would be merged into GB&T and that Southern Heritage Bank would be merged into Gainesville Bank & Trust and continue to operate under its name as a "trade name". The Southern Heritage Board of Directors would act as an advisory board, but one member of the Southern Heritage Board would be added to the GB&T Bancshares Board and another member of the Southern Heritage Bank Board would be added to the Gainesville Bank & Trust Board. Hunt and Watson also discussed and resolved differences in loan approval processes and lending philosophy. Hunt and Watson determined that differences in corporate cultures could be resolved and blended together, and that overlapping physical locations should be eliminated.

        On August 18, 2003, Hunt presented the GB&T Board with a status report of the negotiations and discussions to that point. At that meeting, the GB&T Board voted to pursue the acquisition based on a preliminary price offer that would be accretive to earnings within a relatively short period of time. On August 20, 2003, Hunt, Wilheit and GB&T CFO Greg Hamby met with the Southern Heritage Board of Directors. Hunt presented the Southern Heritage Board with GB&T's strategic direction on overall performance and philosophy towards acquisitions. On August 29, 2003, GB&T and Southern Heritage executed a Letter of Intent and issued a press release. The Letter of Intent was contingent on due diligence and stockholder and regulatory approvals.

        On September 9, 2003, GB&T began its due diligence work at Southern Heritage. The due diligence efforts raised issues for negotiation. Those issues were associated with a heavy concentration of the loan portfolio in a small number of lending officers at Southern Heritage and one sizeable sub-standard credit relationship. The loan officer issues were addressed by agreeing upon employment agreements with three Southern Heritage lending officers which included nonsolicitation covenants with the lending officers and noncompetition agreements with the Southern Heritage board of directors. The large sub-standard credit issue was resolved when it was charged-off by Southern Heritage. These issues were discussed and resolved by Hunt and Watson and their respective legal counsel during the period between September 2003 and January 2004. Following the due diligence work, a final price for the deal was agreed upon with a maximum 30% cash portion at the option of Southern Heritage stockholders and the remaining portion in GB&T common stock.

        Subsequent to the Letter of Intent and the due diligence and resulting negotiations, a Definitive Agreement was executed on January 26, 2004, followed by a press release.

Southern Heritage's Reasons for the Merger

        The Southern Heritage board of directors has unanimously approved the merger agreement and determined that the merger is in the best interests of Southern Heritage and its shareholders. The terms of the merger agreement were the results of arms-length negotiations between the representatives of Southern Heritage and GB&T. The board of directors considered, among other matters, the following reasons as material in deciding to approve and recommend the terms of the merger:

  •
  the probable increase in market liquidity for its shareholders, since the shares of Southern Heritage are not publicly traded while those of GB&T are listed on the Nasdaq national market;

  •
  the probable increased ability of the combined institutions to compete in relevant banking and non-banking markets;

  •
  the probable increased efficiency and profitability of Southern Heritage Bank resulting from economies of scale;

  •
  the advantage to Southern Heritage Bank resulting from the increase in products and services which will be offered by the combined organizations;

  •
  the anticipated compatibility of management and business philosophy and the continued operation of Southern Heritage Bank as a community bank division of Gainesville Bank & Trust;

  •
  the fixed nature of the exchange ratio and the possibility that if there is an increase in the market price of GB&T common stock prior to completion of the merger the value to be received by Southern Heritage shareholders would be increased;

  •
  the tax-free basis of the stock consideration to be received by Southern Heritage shareholders;

  •
  the projected positive value of the shares of GB&T offered to the Southern Heritage shareholders in relation to the estimated market value, book value and earnings per share of the Southern Heritage common stock;

  •
  the assessment by the board of directors of Southern Heritage that the merger with GB&T is the best alternative when compared to Southern Heritage's other strategic alternatives to the merger, including remaining an independent company and merging or consolidating with a company other than GB&T;

  •
  the information regarding historical market prices and information with respect to GB&T common stock, and the financial performance and condition, assets, liabilities, business operations, capital levels and prospects of each of Southern Heritage and GB&T and their superior potential future values on a combined basis as compared to the potential future values of Southern Heritage.

The board of directors of Southern Heritage also considered a variety of risks and potentially negative factors in its deliberations concerning the merger, including, among other matters, the following:

  •
  the loss of control over the future operations of Southern Heritage following the merger;

  •
  the fixed nature of the exchange ratio and the risk that if there is a decrease in the market price of GB&T common stock before the merger is completed, the value to be received by shareholders of Southern Heritage will be reduced;

  •
  the other risks described in this proxy statement/prospectus under "Risk Factors."

The board of directors does not believe that the negative factors were sufficient, individually or in the aggregate, to outweigh the potential benefits of the merger.

        The board of directors of Southern Heritage believes that the merger is in the best interest of Southern Heritage and its shareholders, and each member of the board has agreed to vote such member's shares of Southern Heritage common stock in favor of the merger. SOUTHERN HERITAGE'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SOUTHERN HERITAGE SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

        The discussion of the information and reasons considered by Southern Heritage's board of directors above is not intended to be exhaustive, but includes material factors considered by the board. In reaching its determination to approve and recommend the merger, the board did not assign any specific or relative weight to any of the reasons above, and individual directors may have weighed reasons differently.

GB&T's Reasons for the Merger

        The board of directors of GB&T believes that the size of the combined organization, approximately $1.106 billion in total consolidated assets as of March 31, 2004, is sufficiently large to take advantage over time of certain economies of scale but is still small enough to maintain the competitive advantages management believes are afforded community-oriented banks over the larger regional and super-regional banks. It has become increasingly apparent to the management of GB&T that in the current regulatory and competitive environment, large organizations with greater economies of scale, including the ability to spread largely fixed regulatory compliance costs over a larger gross income base and the ability to attract management talent able to compete in a more sophisticated financial services environment, will be more successful than separate smaller organizations such as Southern Heritage or GB&T. Management of GB&T believes that there is a future for community banks in the financial services industry but that community banks will be required to achieve a critical size to maintain above-average economic performance. The board of directors of GB&T also views Southern Heritage as offering a solid franchise in attractive markets giving GB&T an opportunity to diversify geographically from its current market areas. The acquisition of Southern Heritage will also be complementary to the acquisition strategy GB&T began in 1999 to develop a necklace of banking institutions beyond the perimeter of Atlanta, Georgia.

The Merger Agreement

        The Agreement and Plan of Reorganization was signed by both parties on January 26, 2004. The material features of the merger agreement are summarized below:

  Effective Date

        The merger agreement provides that the merger will be effective on the date and at the time the Articles of Merger reflecting the proposed merger become effective with the Secretary of State of the State of Georgia. The merger is subject to approval by the Federal Reserve and the DBF. Management of GB&T and Southern Heritage anticipate that the merger will become effective during the third quarter of 2004.

  Terms of the Merger

        Southern Heritage shareholders will receive, for each share of Southern Heritage common stock they own, at their election, either 1.32875 shares of GB&T common stock, cash in the amount of $25.07 or a combination of both, subject to allocation and pro rata adjustments to the extent required to ensure that no more than $6,719,000 (approximately 30%) of the total merger consideration is paid in cash. If, prior to the closing, the outstanding shares of GB&T common stock are increased through a stock dividend, stock split, subdivision, recapitalization, or reclassification of shares, or are combined into a lesser number of shares by reverse stock split reclassification, recapitalization, or reduction of capital, the number of shares of GB&T common stock to be delivered in connection with the merger in exchange for a share of Southern Heritage common stock will be proportionately adjusted. Because of these anti-dilution provisions, after the five-for-four stock split that was announced on May 17, 2004, the exchange ratio of 1.063 shares originally set forth in the merger agreement was automatically adjusted to the 1.32875 share ratio currently in effect.

        GB&T will not issue fractional shares of GB&T common stock in connection with the merger, and an outstanding fractional share interest will not entitle the owner of that fractional share interest to vote, to receive dividends, or to exercise any other rights of a shareholder of GB&T with respect to that fractional interest. Instead of issuing any fractional shares of GB&T common stock, GB&T will pay in cash an amount (computed to the nearest cent) equal to that fraction multiplied by $18.86 per share.

        If the merger is completed, shareholders of Southern Heritage will become shareholders of GB&T and Southern Heritage will be merged with GB&T. Southern Heritage Bank will merge with Gainesville Bank & Trust, a wholly-owned subsidiary of GB&T, and will cease to exist as a separate entity but will continue to operate as a division of Gainesville Bank & Trust under the trade name "Southern Heritage Bank." Following the merger, GB&T will be the resulting bank holding company governed by its articles of incorporation and bylaws, and Southern Heritage will cease to exist as a separate entity.

  Acquisition Proposals

        Prior to the closing of the proposed merger, Southern Heritage and its affiliates may not solicit any proposals for the acquisition of Southern Heritage by any party other than GB&T. Further, except as required by law, Southern Heritage and its affiliates may not negotiate or enter into an agreement for any such transaction and must notify GB&T if it receives any inquiry or proposal relating to any such transaction.

  Termination and Conditions of Closing

        The merger agreement may be terminated and the merger abandoned at any time either before or after approval of the merger agreement by the shareholders of Southern Heritage, but not later than the effective date of the merger:

  •
  by mutual consent of the board of directors of Southern Heritage and the board of directors of GB&T;

  •
  by either party, if the other party materially breaches any of the representations or warranties or any covenant or agreement it made under the merger agreement which cannot be, or has not been, cured within 30 days after receipt of written notice by the breaching party;

  •
  by either party, if any consent of any regulatory authority that is required for consummation of the merger is not obtained;

  •
  by either party, if the merger is not completed by September 30, 2004, but only if the failure to consummate the merger is not caused by any breach of the agreement by the party electing to terminate;

  •
  by either party, if any conditions precedent to the obligations of such party under the Agreement cannot be satisfied or fulfilled by September 30, 2004 (and the party electing to terminate is not then in breach of any of its representations, warranties, covenants or agreements); and

  •
  by either party, if the Southern Heritage shareholders do not approve the merger agreement.

        The following are some of the required conditions of closing:

  •
  the accuracy of the representations and warranties of all parties contained in the merger agreement and related documents as of the date when made and the effective date;

  •
  the performance of all agreements and conditions required by the merger agreement;

  •
  the delivery of officers' certificates, resolutions, and legal opinions to Southern Heritage and GB&T;

  •
  the approval of the merger by the Southern Heritage shareholders;

  •
  the approval of Nasdaq listing of the shares of GB&T common stock issuable in connection with the merger;

  •
  the receipt of all necessary authorizations of governmental authorities, and the expiration of any regulatory waiting periods;

  •
  the receipt of all consents and approvals required under any contracts or permits of either party;

  •
  the effectiveness of the registration statement of GB&T relating to the shares of GB&T common stock to be issued to Southern Heritage shareholders in the merger, of which this document forms a part;

  •
  the receipt by Southern Heritage and GB&T of the opinion of Hulsey, Oliver & Mahar, LLP as to the tax consequences to Southern Heritage shareholders;

  •
  the receipt by GB&T of all Claims and Indemnification Letters and Support Agreements required under the Agreement;

  •
  the receipt by Southern Heritage and GB&T of agreements from specified affiliates of Southern Heritage restricting their sale of GB&T common stock after the closing of the merger; and

  •
  the issuance of a certificate of merger by the Secretary of State of Georgia.

  Surrender of Certificates

        Promptly after the effective date of the merger, each holder of Southern Heritage common stock (as of that date) will be required to deliver his or her shares of Southern Heritage common stock to GB&T's exchange agent, Registrar and Transfer Company. After delivering those shares, the holder will receive a stock certificate for the number of shares of GB&T common stock that the holder is entitled to receive under the merger agreement and a cash payment for any fractional interest in GB&T common stock. Until a holder delivers his or her shares of Southern Heritage common stock to Registrar and Transfer Company, he or she will not receive payment of any dividends or other distributions on shares of GB&T common stock into which his or her shares of Southern Heritage common stock have been converted or interest on the cash payment and will not receive any notices sent by GB&T to its shareholders with respect to, or to vote, those shares. After delivering the shares to Registrar and Transfer Company, the holder will then be entitled to receive any dividends, other distributions and any cash payment for such shares (without interest), which becomes payable after the merger but prior to the holder's delivery of the certificates to Registrar and Transfer Company.

Required Shareholder Approval

        The Southern Heritage Articles of Incorporation require that any merger or share exchange of the corporation with or into any other corporation or any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation requires either:

  •
  the affirmative vote of two-thirds of the directors and the affirmative vote of the majority of the issued and outstanding shares of the corporation; or

  •
  the affirmative vote of a majority of the directors of the corporation and the holders of at least two-thirds of the issued and outstanding shares of the corporation.

        Because the Southern Heritage board of directors has unanimously approved the merger with GB&T, only the holders of at least a majority of the outstanding shares of Southern Heritage common stock entitled to vote at the special meeting must approve the merger agreement.

        On June 30, 2004, the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting, the outstanding voting securities of Southern Heritage consisted of 893,344 shares of Southern Heritage common stock, with registered holders of Southern Heritage common stock being entitled to one vote per share. As of the record date, certain executive officers and members of Southern Heritage's board of directors, who have entered into agreements with GB&T to vote their shares of Southern Heritage common stock in favor of the merger, owned or controlled 161,960 shares, approximately 18.13% of the outstanding shares, of Southern Heritage common stock.

The Special Meeting and Revocability of Proxies

        The special shareholders' meeting of Southern Heritage at which the merger agreement will be voted on will take place at 10:00 a.m., local time, on August 2, 2004, at Gainesville College Continuing Education Building, Room 108, 3820 Mundy Mill Road, Oakwood, Georgia.

        You may revoke your proxy up to and including the day of the meeting by notifying, in writing, or by submitting an executed later-dated proxy to, the Secretary of Southern Heritage prior to the meeting at the following address:

C. Talmadge Garrison, Secretary
Southern Heritage Bancorp, Inc.
3461 Atlanta Highway
P.O. Box 907
Oakwood, Georgia 30566

Expenses

        Each of GB&T and Southern Heritage will pay its costs and expenses in connection with the merger and related transactions, except that each of the parties will pay: (i) one-half of the filing fees paid in connection with the registration of the shares to be issued to Southern Heritage shareholders in connection with the merger and with the applications filed with other regulatory authorities; and (ii) one-half of the costs of printing or copying this proxy statement/prospectus.

        If the merger agreement is terminated due to a willful breach of that agreement by GB&T or Southern Heritage, the breaching party will pay the non-breaching party the reasonable and documented fees and expenses incurred by the non-breaching party in connection with the proposed merger and related transactions.

Conduct of Business of Southern Heritage Pending Closing

        The merger agreement provides that, pending consummation of the merger, each party will, except with the written consent of the other party:

  •
  operate its business in the usual, regular, and ordinary course;

  •
  preserve intact its business organization and assets;

  •
  maintain its rights and franchises;

  •
  use its reasonable efforts to cause its representations and warranties contained in the merger agreement to be correct at all times; and

  •
  take no action that would reasonably be expected to:

  •
  adversely affect the ability of either party to obtain any consents required to consummate the merger; or

  •
  adversely affect, in any material respect, the ability of either party to perform its covenants and agreements regarding the merger.

        The merger agreement provides that, pending consummation of the merger, Southern Heritage will not, and will not permit its subsidiary to, except with the written consent of GB&T:

  •
  amend its articles of incorporation, bylaws, or other governing instruments;

  •
  incur, other than in the ordinary course, any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000;

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  impose or suffer the imposition, on any asset of Southern Heritage of any lien or permit any such lien to exist except under certain circumstances outlined in the merger agreement;

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  repurchase, redeem, issue, sell, pledge, encumber, adjust, split, combine, reclassify, or otherwise acquire, exchange, or transfer (other than exchanges in the ordinary course under employee benefit plans or in connection with the exercise of outstanding stock options), directly or indirectly, any shares, or any securities convertible into any shares, of its capital stock, or declare or pay any dividend or make any other distribution (except for a regular cash dividend in accordance with past practices) in respect of the capital stock of Southern Heritage or Southern Heritage Bank;

  •
  purchase any securities (other than government securities) or make any material investment in any entity or otherwise acquire direct or indirect control over any entity other than in connection with foreclosures in the ordinary course of business or acquisitions of control in its fiduciary capacity;

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  sell, lease, mortgage or otherwise dispose of or encumber any asset having a book value in excess of $25,000, other than in the ordinary course of business and for reasonable and adequate consideration;

  •
  grant any increase in compensation or benefits to any of its employees whose annual salary exceeds $35,000, except in accordance with past practice or previously approved by its board of directors; pay any severance or termination pay or any bonus other than under written policies or written contracts; enter into or amend any severance agreements with its officers; grant any general increase in compensation to all employees; grant any increase in fees or other increases in compensation or other benefits to its directors; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits;

  •
  enter into or amend any employment contract between it and any person (unless such amendment is required by law) that it does not have the unconditional right to terminate without liability;

  •
  adopt any new employee benefit plan or make any material change in or to any existing employee benefit plans other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

  •
  make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles;

  •
  commence any litigation other than in accordance with past practice, or settle any litigation involving any liability for money damages in excess of $50,000 or which imposes material restrictions upon its operations; or

  •
  except in the ordinary course of business, modify, amend, or terminate any material contract or waive, release, compromise, or assign any material rights or claims.

        In addition, the merger agreement provides that GB&T will not, pending consummation of the merger, amend its articles of incorporation or bylaws in a manner which is adverse to and discriminates against the holders of Southern Heritage common stock.

Interest of Management in the Transaction

        No director or officer of Southern Heritage, or any of their affiliates, has any direct or indirect material interest in the merger, except for those persons who own shares of Southern Heritage common stock which will be either converted in the merger into GB&T common stock or exchanged for cash and those officers who have entered into employment agreements as set forth in this proxy statement/prospectus.

        There are 161,960 shares, or approximately 18%, of Southern Heritage common stock held by its directors, executive officers and their affiliates, all of which are entitled to vote on the merger and all of which have agreed to vote their shares in favor of the merger.

Comparison of the Rights of Southern Heritage and GB&T Shareholders

        Upon completion of the merger, holders of Southern Heritage common stock (other than dissenting shareholders) will become shareholders of GB&T. Since GB&T and Southern Heritage are both Georgia corporations governed by the GBCC, any differences in shareholder rights arise from the differing provisions of the respective articles of incorporation and bylaws of GB&T and Southern Heritage. The following is a summary of the material differences between the rights of holders of GB&T and Southern Heritage common stock, but does not purport to be a complete description of those differences. These differences may be determined in full by reference to the GBCC and the articles of incorporation and bylaws of each entity.

  Authorized Shares; Shares Outstanding

        GB&T's articles of incorporation authorize the issuance of up to 20,000,000 shares of common stock, no par value, of which 6,794,148 shares were issued and outstanding as of March 31, 2004.

        The Southern Heritage articles of incorporation authorize the issuance of up to 10,000,000 shares of common stock, par value $5.00 per share, of which 893,344 shares were issued and outstanding as of March 31, 2004.

  Number, Term and Qualification of Directors

        GB&T's bylaws provide that its board of directors shall consist of at least five, but not more than 25, members, the exact number to be determined from time to time by resolution of the board of directors. The number of directors may not be increased or decreased by more than two in any one year. Directors are elected annually and until their successors are elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal.

        The Southern Heritage bylaws provide for a board of directors that shall not consist of less than nine nor more than 25 members. The number of directors may be changed by the affirmative vote of two-thirds of the issued and outstanding shares of the corporation entitled to vote at an election of directors or by the affirmative vote of two-thirds of the board of directors then in office. The board of directors of Southern Heritage is divided into three classes, and the directors in each class serve three-year terms.

  Removal of Directors

        GB&T's bylaws provide that the entire board of directors or any individual director may be removed with or without cause by a majority of the shares entitled to vote at an election of directors. GB&T's board of directors may remove a director from office if such director is adjudicated an incompetent by a court, if he is convicted of a felony, if he files for protection from creditors under bankruptcy laws, if he does not, within 60 days of his election, accept the office in writing or by attendance at a meeting of the board of directors and fulfill any other requirements for holding the office of director, or if he fails to attend regular meetings of the board of directors for four consecutive meetings without having been excused by the board of directors.

        Southern Heritage's directors may be removed without cause upon the affirmative vote of the holders of two-thirds of the outstanding stock or with cause upon the affirmative vote of the holders of a majority of the outstanding stock.

  Board of Directors Vacancies

        GB&T's bylaws provide that a vacancy in the board of directors will be filled by the affirmative vote of a majority of the directors remaining in office.

        The Southern Heritage bylaws provide that a vacancy in the board of directors may be filled by the board of directors, but they provide further that the director filling such vacancy shall continue to serve until the expiration of the term of the director whose place he or she filled or, in case of an increase in the number of directors, until the next meeting of the shareholders.

  Shareholder Meetings

        GB&T's bylaws provide that a special meeting of shareholders may be called by the board of directors or upon written request of the holders of at least 25% of all of the shares of common stock of GB&T entitled to vote in an election of directors.

        A special meeting of the Southern Heritage shareholders may be called at any time by the board of directors, the president, or the by holders of least 25% of the outstanding capital stock of the corporation.

  Voting Rights

        GB&T's bylaws do not provide for cumulative voting in the election of directors, but they provide that each outstanding share shall be entitled to one vote on each matter submitted to a vote of shareholders. The GBCC provides that the affirmative vote of the holders of a majority of the outstanding shares of GB&T common stock is required to approve a merger, consolidation or voluntary dissolution of GB&T or for the sale of substantially all of GB&T's assets.

        Like GB&T's shareholders, Southern Heritage's shareholders are not entitled to cumulative voting, and each outstanding share is entitled to one vote on each matter submitted to a vote of the shareholders. The Southern Heritage articles of incorporation require that for any merger or share exchange of the corporation with or into any other corporation or any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation requires either:

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  the affirmative vote of two-thirds of the directors and the affirmative vote of the majority of the issued and outstanding shares of the corporation; or

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  the affirmative vote of a majority of the directors of the corporation and the holders of at least two-thirds of the issued and outstanding shares of the corporation.

  Dividend Restrictions

        Payment of dividends on GB&T and Southern Heritage common stock is subject to the GBCC, which provides that dividends may be paid in cash, property or stock unless the company is insolvent or the dividend payment would render it insolvent. In addition, GB&T's bylaws provide that dividends may be paid only out of the retained earnings of GB&T, only when GB&T meets the paid-in capital and/or appropriated net earnings requirements of the Financial Institutions Code of Georgia, and only in compliance with the regulations of the DBF regarding payment of dividends. Southern Heritage's bylaws contain no such provision.

  Elimination of Director Liability

        GB&T's articles of incorporation do not provide for elimination of director liability to GB&T or its shareholders.

        The Southern Heritage articles of incorporation provide that a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of any duty as a director except in the case of:

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  the appropriation, in violation of his or her duties, or any business opportunity of the corporation;

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  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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  the types of liability set forth in Section 14-2-832 of the GBCC dealing with unlawful distributions of corporate assets to shareholders; or

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  any transactions from which the director derives an improper material tangible personal benefit.

  Indemnification of Directors and Officers

        GB&T's bylaws provide that GB&T shall indemnify any person, his heirs, executors, or administrators, for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he is made a party by reason of his having been a director, trustee, officer, employee or agent of GB&T or by serving at the request of GB&T as a director, trustee, officer, employee, or agent of another entity. However, GB&T may not indemnify any such person in relation to any matter in an action, suit or proceeding in which he has been finally adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to GB&T or such other entity. Additionally, GB&T may not indemnify any such person in relation to any matter in such action, suit or proceeding which has been the subject of a compromise settlement unless the indemnification is approved by a court of competent jurisdiction, the shareholders holding a majority of the outstanding GB&T stock or a majority of the board of directors then in office, excluding any directors who are party to the same or substantially the same action, suit or proceeding.

        GB&T's bylaws provide that the company may advance expenses incurred by its directors, trustees, officers, employees or agents in defending an action, suit or proceeding covered under its indemnification provisions if authorized by the board of directors. However, such payment will be made only if the company receives an undertaking by or on behalf of the director, trustees, officer, employee or agents to repay all amounts advanced unless it is ultimately determined that he is entitled to be indemnified by the company. Southern Heritage's bylaws add a requirement that such director furnish written affirmation that he or she believes in good faith that he or she has met the Standard of Conduct required for indemnification.

        Southern Heritage's bylaws allow Southern Heritage to indemnify any person for reasonable expenses incurred in connection with their preceding to which he or she is made a party by reason of having been a director, officer, employee or agent of the corporation. If the individual acted in a manner he or she believed in good faith to be in or not opposed to the best interest of the corporation and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Contrary to GB&T's indemnification provisions, an alternate finding of guilt or any other termination of such proceeding is not, of itself, determinative that the director, officer, employee or agent did not meet the Standard of Conduct that would allow indemnification. If the proceeding is ultimately adjudicated in favor of the director, indemnification is mandatory. In any other case, it must be determined whether or not the director satisfies the Standard of Conduct. This determination is made by

  •
  the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the parties;

  •
  if such a quorum cannot be obtained, by the majority vote of the committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not parties to the proceeding;

  •
  by special legal counsel selected by the board of directors or its committee, as applicable; or

  •
  by the shareholders; provided that shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

  Preemptive Rights Provisions

        GB&T's articles of incorporation provide for preemptive rights in accordance with requirements of the GBCC. Each holder of GB&T common stock shall have a preemptive right to acquire proportional amounts of the company's unissued or treasury shares upon the decision of the board of directors to issue them; provided, however, that such preemptive right does not exist in certain circumstances, including shares issued as a share dividend, fractional shares, shares issued to effect a merger or share exchange, shares issued as compensation (including shares issued to satisfy conversion or option rights) to directors, officers, agents, or employees of the company, its subsidiaries, or affiliates upon terms and conditions approved or ratified by the affirmative vote of the holders of a majority of the shares entitled to vote thereon, shares authorized in the articles of incorporation that are issued within one year from the effective date of incorporation, shares issued under a plan of reorganization, shares sold otherwise than for money, or shares released by waiver from their preemptive right by the affirmative vote or written consent of the holders of two-thirds of the shares of the class to be issued.

        The Southern Heritage articles of incorporation contain no such provisions and, as such, the Southern Heritage shareholders do not enjoy such preemptive rights.

Dividends

        GB&T paid aggregate cash dividends of $.36 per share in 2003, $.34 per share in 2002, $.29 per share in 2001, $.24 per share in 2000 and $.20 per share in 1999. GB&T paid dividends of $.09 and $.095 per share on January 31, 2004 and April 29, 2004, respectively. On May 17, 2004, GB&T announced a five-for-four stock split in the form of a stock dividend payable on June 18, 2004 to GB&T shareholders of record as of June 1, 2004. Although GB&T intends to continue paying cash dividends following the merger, GB&T cannot guarantee that it will be able to make dividend payments in the future. The amount and frequency of any cash dividends will be determined by GB&T's board of directors after consideration of earnings, capital requirements, and the financial condition of GB&T. Additionally, GB&T's ability to pay cash dividends will depend on cash dividends paid to it by its subsidiary banks. The ability of those subsidiaries to pay dividends to GB&T is restricted by certain regulatory requirements.

        Southern Heritage has never paid a dividend and does not plan to do so in the foreseeable future.

        Whether the Southern Heritage shareholders approve the merger agreement, and regardless of whether the merger is completed, the future dividend policy of GB&T and Southern Heritage will depend upon each company's respective earnings, financial condition, appropriate legal restrictions, and other factors relevant at the time the respective boards of directors consider whether to declare dividends.

Accounting Treatment

        GB&T will account for the merger as a purchase in accordance with generally accepted accounting principles. The reported results of operations of GB&T will include the results of Southern Heritage from and after the closing date of the merger. The assets, including intangible assets and liabilities of Southern Heritage will be recorded at their fair values as of the closing date of the merger. Any excess of the purchase consideration over the fair values of the assets and liabilities of Southern Heritage will be recorded as goodwill, an intangible asset.

Resales of GB&T Stock by Directors and Officers of Southern Heritage

        Although GB&T has registered the GB&T common stock to be issued in the merger under the Securities Act, the former directors, officers, and shareholders of Southern Heritage who are deemed to be affiliates of GB&T may not resell the GB&T common stock received by them unless those sales are made in connection with an effective registration statement under the Securities Act, or under Rules 144 and 145 of the Securities Act, or another exemption from registration under the Securities Act. Rules 144 and 145 limit the amount of GB&T common stock or other equity securities of GB&T that those persons may sell during any three month period, and require that certain current public information with respect to GB&T be available and that the GB&T common stock be sold in a brokers transaction or directly to a market maker in GB&T common stock.

Regulatory Approvals

        Bank holding companies, such as GB&T and Southern Heritage, and their depository institution subsidiaries are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. These institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. Detailed discussions of this ongoing regulatory oversight and the laws and regulations under which it is carried out can be found in the Annual Reports on Form 10-K and 10-KSB of GB&T and Southern Heritage, respectively, which are incorporated by reference in this proxy statement/prospectus.

        The merger is subject to regulatory approvals, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

        The merger is subject to approval by the Federal Reserve under the Bank Holding Company Act. In considering the approval of such a transaction, this act requires the Federal Reserve to review the financial and managerial resources and future prospects of the bank holding companies and the banks concerned and the convenience and needs of the communities to be served. The Federal Reserve is also required to evaluate whether the transaction would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade. If the Federal Reserve determines that there are anti-competitive consequences to the transaction, it will not approve the transaction unless it finds that the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

        The merger of the banks is subject to approval of the FDIC under the Bank Merger Act. In granting its approval under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Further, the FDIC may not approve any merger if it would result in a monopoly, if it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, if the effect of the merger in any section of the country may be to substantially lessen competition or to tend to create a monopoly or if it would be in any other manner in restraint of trade, unless the FDIC finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of such merger in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institution under the Community Reinvestment Act in meeting the credit needs of the community, including low-and moderate-income neighborhoods, served by such institution. Applicable regulations also require publication of notice of the application for approval of the subsidiary bank merger and an opportunity for the public to comment on the applications in writing and to request a hearing.

        We also must obtain the prior approval of the merger from the DBF under the bank holding company act provisions of the Financial Institutions Code of Georgia. In evaluating the transaction, the DBF will consider the effect of the transaction upon competition, the convenience and needs of the community to be served, the financial history of the acquiring holding company and the holding company to be acquired, the condition of the acquiring holding company and the holding company to be acquired including capital, management and earnings prospects, the existence of insider transactions, the adequacy of disclosure of the terms of the transaction and the equitable treatment of minority shareholders of the holding company to be acquired. The DBF's review of the application will not include an evaluation of the proposed transaction from the financial perspective of the individual shareholders of either GB&T or Southern Heritage. Further, no shareholder should construe an approval of the application by the DBF to be a recommendation that the shareholders vote to approve the proposal. Each shareholder entitled to vote should evaluate the proposal to determine the personal financial impact of the completion of the proposed transaction. Shareholders not fully knowledgeable in such matters are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal, including any determination that the completion of the proposed transaction is in the best financial interest of the shareholder.

        GB&T received the approval of the Federal Reserve on April 2, 2004, the approval of the FDIC on April 13, 2004, and the approval of the DBF on April 1, 2004.

Rights of Dissenting Shareholders

  GB&T Shareholders

        GB&T shareholders are not entitled to dissenters' rights under the GBCC in connection with the merger.

  Southern Heritage Shareholders

        Southern Heritage is a corporation organized under the laws of the State of Georgia, and its principal place of business and executive offices are in the State of Georgia. Georgia law confers certain rights upon shareholders of corporations organized under its laws to demand payment for the fair value of all of their shares, and it establishes procedures for the exercise of those rights. These rights of shareholders are referred to in this proxy statement/prospectus as "dissenters' rights."

        If the merger is completed, under Article 13 of the GBCC, a Southern Heritage shareholder who dissents from the merger, and who otherwise complies with the provisions of Article 13, is entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of such holder's shares of Southern Heritage common stock.

        A dissenting shareholder of Southern Heritage must exercise his or her dissenters' rights with respect to all of the shares he or she owns, except for those shares registered in the dissenting shareholder's name but beneficially owned by another person. If a dissenting shareholder of Southern Heritage has shares registered in his or her name that are beneficially owned by another person, the dissenting shareholder may assert dissenters' rights for less than all of the shares registered in his or her name, but only if he or she notifies Southern Heritage in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights under the GBCC, Georgia law provides that the fair value of a dissenting Southern Heritage shareholder's common stock equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger.

        A Southern Heritage shareholder who chooses to dissent from the merger and to receive payment of the fair value of his or her shares of Southern Heritage common stock in accordance with the requirements of the GBCC must:

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  deliver to Southern Heritage, prior to the time the shareholder vote on the merger agreement is taken, a written notice of his or her intent to demand payment for his or her shares if the merger is completed; and

  •
  not vote his or her shares in favor of the merger agreement.

        A Southern Heritage shareholder does not have to vote against the merger, or even vote at all in order to exercise dissenters' rights, but will forfeit the right to dissent by voting in favor of the merger.

        A filing of the written notice of intent to dissent with respect to the merger should be sent to: C. Talmadge Garrison, Secretary, Southern Heritage Bancorp, Inc., 3461 Atlanta Highway, Oakwood, Georgia 30566. A vote against the merger agreement alone will not satisfy the requirements for compliance with Article 13 of the GBCC. A shareholder who wishes to dissent from the merger must, as an initial matter, separately comply with all of the conditions listed above.

        Within ten days after the vote of merger is completed, Southern Heritage will provide to each shareholder who timely submitted a written notice of intent to dissent, and who did not vote in favor of the merger at the special meeting, a dissenters' notice that:

  •
  states where the dissenting shareholder is to send his or her payment demand, and where the certificates for the dissenting shareholder's shares, if any, are to be deposited;

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  informs holders of uncertificated shares of Southern Heritage common stock to what extent transfer of the shares will be restricted after the payment demand is received;

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  sets a date by which Southern Heritage must receive the dissenting shareholder's payment demand; and

  •
  is accompanied by a copy of Article 13 of the GBCC.

        Following receipt of the dissenters' notice, each dissenting Southern Heritage shareholder must deposit his or her Southern Heritage share certificates and demand payment from Southern Heritage in accordance with the terms of the dissenters' notice. A dissenting shareholder who does not deposit his or her share certificates and demand payment from Southern Heritage by the date set forth in the dissenters' notice will forfeit his or her right to payment under Article 13 of the GBCC.

        Within ten days after the later of the date that the merger is completed, or the date on which Southern Heritage receives a payment demand, Southern Heritage will send a written offer to each shareholder who complied with the provisions set forth in the dissenters' notice to pay each such shareholder an amount that Southern Heritage estimates to be the fair value of his or her shares, plus accrued interest. The offer of payment will be accompanied by:

  •
  Southern Heritage's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

  •
  an explanation of how any interest was calculated;

  •
  a statement of the dissenting shareholder's right to demand payment of a different amount under Section 14-2-1327 of the GBCC; and

  •
  a copy of Article 13 of the GBCC.

        If the dissenting shareholder chooses to accept the Southern Heritage offer of payment, he or she must do so by written notice to Southern Heritage within 30 days after receipt of the offer. A dissenting shareholder will be deemed to have accepted the offer of payment if he or she does not respond to that offer within the 30-day period. Southern Heritage must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective date of the merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his or her shares of Southern Heritage common stock.

        If within 30 days after Southern Heritage offers payment for the shares of a dissenting shareholder, the dissenting shareholder does not accept the estimate of fair value of his or her shares and interest due thereon and demands payment of his or her own estimate of the fair value of the shares and interest due thereon, then Southern Heritage, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in the Superior Court in Hall County, Georgia, requesting that the fair value of those shares be determined. Southern Heritage must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If Southern Heritage does not commence the proceeding within that 60-day period, it will be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

        Southern Heritage urges its shareholders to read all of the dissenter's rights provisions of the GBCC, which are reproduced in full in Appendix B to this proxy statement/prospectus and which are incorporated by reference into this proxy statement/prospectus.

Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel

        Southern Heritage has received an opinion from GB&T's counsel, Hulsey, Oliver & Mahar, LLP, to the effect that, assuming the merger is completed in accordance with the terms of the merger agreement:

  •
  The merger of Southern Heritage into GB&T and the issuance of shares of GB&T common stock, as described in this proxy statement/prospectus and in the merger agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended;

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  Holders of Southern Heritage common stock will not recognize any gain or loss upon the exchange of that stock for GB&T common stock as a result of the merger;

  •
  Holders of Southern Heritage common stock will recognize gain or loss under Section 302 of the Internal Revenue Code upon their receipt of cash instead of GB&T common stock or for fractional shares of GB&T common stock and upon their receipt of cash in connection with their exercise of dissenter's rights;

  •
  Southern Heritage will not recognize any gain or loss as a result of the merger;

  •
  The aggregate tax basis of the GB&T common stock received by shareholders of Southern Heritage under the merger will be the same as the tax basis of the shares of Southern Heritage common stock exchanged therefor, decreased by any portion of that tax basis allocated to fractional shares of GB&T common stock that are treated as redeemed by GB&T; and

  •
  The holding period of the shares of GB&T common stock received by the shareholders of Southern Heritage will include the holding period of the shares of Southern Heritage common stock exchanged therefor, provided that the Southern Heritage common stock is held as a capital asset on the date of completion of the merger.

        No ruling will be requested from the Internal Revenue Service with respect to any Federal income tax consequences of the merger.

        The tax opinion above and the preceding discussion relate to the material Federal income tax consequences of the merger to Southern Heritage shareholders. Southern Heritage shareholders are advised to consult their own tax advisors as to any state, local, or other tax consequences of the merger.

INFORMATION ABOUT GB&T

General

        GB&T was incorporated under the laws of the State of Georgia in 1997. All of GB&T's activities are currently conducted through its wholly-owned subsidiaries, Gainesville Bank & Trust, which was organized as a Georgia banking corporation in 1987; United Bank & Trust Company, which was acquired as a result of a merger with UB&T Financial Services Corporation in March 2000; Community Trust Bank, which was acquired as a result of a merger with its holding company, Community Trust Financial Services Corporation, on June 30, 2001; HomeTown Bank of Villa Rica, which was acquired as a result of a business combination on November 30, 2002; First National Bank of the South, which was acquired as a result of a merger with its holding company, Baldwin Bancshares on August 31, 2003; Community Loan Company, which was organized as a consumer finance company in 1995; and GB&T Bancshares, Inc. Statutory Trust I, a wholly owned grantor trust owning subordinated debentures carrying the same rate of interest as the trust preferred securities issued to finance the investment in such debentures.

        At December 31, 2003, GB&T had total consolidated assets of approximately $944 million, total loans of approximately $710 million, total deposits of approximately $729 million, and shareholders' equity of approximately $96.8 million. At March 31, 2004, GB&T had total consolidated assets of approximately $974 million, total consolidated deposits of approximately $758 million, total consolidated loans of approximately $724 million, and total consolidated shareholders' equity of approximately $99 million. GB&T had net income for the three months ended March 31, 2004 of $2.2 million, or $.32 per diluted share, compared to $1.7 million, or $.31 per diluted share for the three months ended March 31, 2003.

Available Information

        Financial information, information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to GB&T, are set forth in GB&T's Form 10-K for the year ended December 31, 2003, its Form 10-Q for the three months ended March 31, 2004, and other filings with the SEC, which are incorporated into this document by reference. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 65 and 66.

Recent Developments

        GB&T has agreed to acquire Lumpkin County Bank, a Georgia state-chartered bank, in exchange for an aggregate of approximately $5.48 million of GB&T Common Stock. As such, we have provided for your information certain pro forma financial disclosures set forth in this proxy statement/prospectus contemplate the merger with Lumpkin County Bank having been consummated. However, consummation of the acquisition of Lumpkin County Bank remains subject to the fulfillment of a number of conditions, including Lumpkin County Bank shareholder approval. No assurance can be given that such conditions will be fulfilled or that the acquisition of Lumpkin County Bank will be consummated, and the occurrence or non-occurrence of the Lumpkin County Bank merger will not affect whether GB&T's merger with Southern Heritage is completed. At March 31, 2004, Lumpkin County Bank had total assets of approximately $71.0 million and shareholders' equity of approximately $4.2 million. For the year ended December 31, 2003 Lumpkin County Bank reported a net loss of approximately $1.7 million, and for the three months ended March 31, 2004 Lumpkin County Bank reported net income of approximately $105,000.

        On May 17, 2004, GB&T announced a five-for-four stock split in the form of a stock dividend which will be payable on June 18, 2004 to GB&T shareholders of record as of June 1, 2004.

Deficiencies regarding Lumpkin County Bank

        On December 16, 2002, Lumpkin County Bank entered into a Memorandum of Understanding, or "MOU", with the DBF and the FDIC. A memorandum of understanding is an agreement used by bank regulators to gain a commitment from a bank to take certain steps to eliminate problems within that bank. The MOU was reached with Lumpkin County Bank after an examination conducted by the FDIC as of October 28, 2002 and the "Report" issued thereafter.

        The material provisions of the MOU require Lumpkin County Bank to:

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  write off certain assets classified as "Loss" in the Report;

  •
  write down certain other assets classified as "Substandard" in the Report;

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  extend no further credit to debtors of the bank with classified loans;

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  take corrective steps to eliminate technical exceptions with its loans, reassess the bank's loan policy, and take steps to correct present violations of law reflected in the report and prevent re-occurrences;

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  develop a Capital Improvement Plan and submit for approval to the regulators in order to restore adequate capital levels for the bank;

  •
  prepare and submit for approval a comprehensive budget addressing issues reflected in the Report;

  •
  reassess management structure, staffing requirements and job descriptions; and

  •
  pay no dividends without prior approval of bank regulators.

        The MOU further identifies requirements and time limits for quarterly progress reports. Since the MOU was executed, Lumpkin County Bank has made all quarterly progress reports on time, the most recent being dated April 13, 2004. Lumpkin County Bank is and has been in continuous compliance with the terms of the MOU and has received no further citations from either the DBF or the FDIC.

        Lumpkin County Bank's failure to comply with the terms of the MOU could have serious consequences leading to the potential issuance of a cease and desist order, or ultimately a takeover by the bank regulators, which could mean substantial, if not total, loss to Lumpkin County Bank shareholders. GB&T's commitment to close the acquisition of Lumpkin County Bank is conditioned upon a cease and desist order not being issued against Lumpkin County Bank prior to the merger.

Description of Securities

        The following is a summary of material provisions of GB&T's common stock:

        General.    The authorized capital stock of GB&T currently consists of 20,000,000 shares of common stock, no par value. As of March 31, 2004, 6,749,148 shares of common stock were issued and outstanding. Additionally, as of June 6, 2004, there were exercisable options to acquire 473,148 shares of GB&T common stock.

        Common Stock.    All voting rights are vested in the holders of the common stock. Each holder of common stock is entitled to one vote per share on any issue requiring a vote at any meeting. The shares do not have cumulative voting rights. All shares of GB&T common stock are entitled to share equally in any dividends that GB&T's board of directors may declare on GB&T common stock from sources legally available for distribution. The determination and declaration of dividends is within the discretion of GB&T's board of directors. Upon liquidation, holders of GB&T common stock will be entitled to receive on a pro rata basis, after payment or provision for payment of all debts and liabilities of GB&T, all assets of GB&T available for distribution, in cash or in kind. GB&T's Articles of Incorporation grant preemptive rights to the holders of GB&T common stock.

        The outstanding shares of GB&T common stock are, and the shares of GB&T common stock to be issued by GB&T in connection with the merger will be, duly authorized, validly issued, fully paid and nonassessable.

        Transfer Agent and Registrar.    The Transfer Agent and Registrar for GB&T's common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 67616-3672.

INFORMATION ABOUT
SOUTHERN HERITAGE

General

        Southern Heritage was incorporated as a Georgia business corporation for the purpose of becoming a bank holding company by acquiring all of the common stock of Southern Heritage Bank, Oakwood, Georgia upon its formation. Southern Heritage filed applications to the Federal Reserve System and the DBF for prior approval to become a bank holding company. Southern Heritage received Federal Reserve approval on April 30, 1998, and the DBF approval on April 28, 1998. The Company became a bank holding company within the meaning of the federal Bank Holding Company Act and the Georgia bank holding company law upon the acquisition of all of the common stock of the Southern Heritage Bank, which occurred in January 1999.

        Southern Heritage Bank is the sole operating subsidiary. On October 31, 1997, the bank received the approval of its articles of incorporation from the DBF. Its permit to begin business was issued, and it opened for business on January 4, 1999. The deposits at the bank are insured by the Federal Deposit Insurance Corporation, effective March 19, 1998.

        In April 1998, Southern Heritage registered 1,000,000 shares of its common stock with the Securities and Exchange Commission under the Securities Act of 1933. The registration statement became effective on April 29, 1998, and the holding company began its stock offering a few days later. The stock offering was completed by January 1999 and the shares were issued as of January 4, 1999. 878,344 shares were sold in the offering, raising total capital of $8,783,440.

        Southern Heritage Bank conducts a general commercial banking business in its primary service area of Hall County, Georgia, emphasizing the banking needs of individuals and small to medium-sized businesses. The principal business of the bank is to accept deposits from the public and to make loans and other investments in and around Hall County, Georgia, as well as the geographically adjacent counties, its primary service area.

        The bank offers a full range of deposit services that are typically available from financial institutions. The bank offers personal and business checking accounts, interest-bearing checking accounts, savings accounts, money market deposit accounts and various types of certificates of deposit. The bank also offers installment loans, real estate loans, second mortgage loans, commercial loans and home equity lines of credit. In addition, Southern Heritage Bank provides such services as official bank checks and money orders, credit cards, safe deposit boxes, traveler's checks, bank by mail, direct deposit of payroll and social security checks, and U.S. Savings Bonds. All deposit accounts are insured by the FDIC up to the maximum amount currently permitted by law.

        At March 31, 2004 Southern Heritage had total consolidated assets of approximately $118 million, total consolidated deposits of approximately $100 million, total consolidated loans of $105 million, and consolidated shareholders' equity of approximately $9.8 million. Southern Heritage had net income for the three months ended March 31, 2004 of $229,000, or $.23 per diluted share, compared to $175,000, or $.19 per diluted shares, for the three months ended March 31, 2003.

Available Information

        Financial information, information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to Southern Heritage are set forth in Southern Heritage's Form 10-KSB for the year ended December 31, 2003, its Form 10-QSB for the three months ended March 31, 2004, copies of which accompany this proxy statement/prospectus and are incorporated into this document by reference. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 65 and 66. Shareholders desiring copies of such documents may contact Southern Heritage at its address or phone number indicated on the inside cover of this proxy statement/prospectus.

Recent Developments

        Southern Heritage Bank charged off loans aggregating $1,003,000 as of December 31, 2003. The loans were to Stewart Finance Company and its affiliates. Stewart Finance Company is in bankruptcy, and although the loans have collateral, Southern Heritage Bank has serious doubts as to the value of the collateral and Southern Heritage Bank's relative position vis-à-vis other loans against the same collateral. Charged -off loans totaled $1,024,000 in 2003. The large write-off had a negative effect on earnings for 2003.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

GB&T

        No executive officer or director has any substantial interest in any matter in the proposed merger.

Southern Heritage

        Positions on GB&T boards of directors.    After the merger, the boards of directors of GB&T plans to elect Lowell S. Cagle, the current chairman of Southern Heritage's board of directors to serve on the GB&T board. Also, GB&T plans to elect a current member of the board of Southern Heritage Bank to serve on the Gainesville Bank & Trust board.

        Ricky Stowe change of control payment.    Southern Heritage will pay to Ricky Stowe, its current Senior Vice President and Chief Financial Officer, as a change of control payment of $103,500.

        Tren B. Watson change of control payment and employment.    GB&T has entered into an employment agreement effective at the consummation of the merger that will employ Mr. Watson for a term of 18 months at his base salary at the effective date of the merger. Mr. Watson will also receive incentive compensation of comparable dollar value to his current incentive plan provision and certain fringe benefits, including retirement plan, insurance, vacation, sick days, country club membership and bank automobile. Upon the consummation of the merger, Mr. Watson will receive a change in control payment of $269,250 to be paid in three installments. The first installment will be paid by Southern Heritage and the last two by GB&T. The agreement may be terminated prior to completing the 18-month term by either party upon 60 days written notice to the other party. In the event that Mr. Watson's employment is terminated by GB&T without cause, Mr. Watson will receive any remaining change of control compensation owed to him. If termination is for cause, Mr. Watson will receive only accrued but unpaid base compensation. If Mr. Watson terminates his employment, then he will not receive any remaining change of control compensation. Except in the event that Mr. Watson's employment is terminated without cause, Mr. Watson is prohibited from soliciting customers except on behalf of GB&T, or from soliciting services from persons employed by GB&T on behalf of a competing financial institution, for the full 18-month term.

        Christopher B. England change of control payment and employment.    GB&T has entered into an employment agreement with Mr. England on terms identical to those provided in the agreement with Mr. Watson except that he will not be provided a bank automobile besides the one he already uses. Furthermore, Mr. England will receive a change of control payment of $85,860.

        Tim Taylor change of control payment and employment.    GB&T has entered into an employment agreement with Mr. Taylor on terms identical to those provided in the agreement with Mr. Watson except that his fringe benefits include neither a bank automobile nor country club dues. Furthermore, Mr. Taylor will receive a change of control payment of $70,593.75.

SUPERVISION AND REGULATION

        GB&T and Southern Heritage are subject to extensive federal and state banking laws and regulations that impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of their operations. These laws and regulations are generally intended to protect depositors rather than shareholders. Neither GB&T nor Southern Heritage can predict the effect that fiscal or monetary policies, or new federal or state legislation, may have on their business and earnings in the future. A summary of the statutory and regulatory provisions is set forth each of GB&T's 10-K, and Southern Heritage's 10-KSB, for the year ended December 31, 2003, which are incorporated by reference into this proxy statement/prospectus.

LEGAL MATTERS

        Hulsey, Oliver & Mahar, LLP, counsel to GB&T, has provided an opinion as to: (i) the legality of the GB&T common stock to be issued in connection with the merger; and (ii) the income tax consequences of the merger. As of the date of this proxy statement/prospectus, members of Hulsey, Oliver & Mahar, LLP own an aggregate of 84,389 shares of GB&T common stock and Samuel L. Oliver, a partner, is the vice chairman of the board of directors of GB&T.

        Stewart, Melvin & Frost, LLP, Gainesville, Georgia has acted as counsel to Southern Heritage in connection with certain legal matters relating to the proposed merger. As of the date of this proxy statement/prospectus, members of Stewart Melvin & Frost, LLP own an aggregate of 500 shares of Southern Heritage common stock.

EXPERTS

        The audited consolidated financial statements of GB&T and its subsidiaries and Southern Heritage and its subsidiary included or incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Mauldin & Jenkins, L.L.C., independent certified public accountants, as indicated in its related audit reports, and are included on the authority of that firm as experts in giving those reports.

OTHER MATTERS

        Management of Southern Heritage knows of no other matters which may be brought before the special shareholders' meeting. If any matter other than the proposed merger or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

WHERE YOU CAN FIND MORE INFORMATION

        GB&T is subject to the informational requirements of the Securities Exchange Act of 1934, which means that GB&T is required to file reports, proxy statements, and other information, all of which are available at the Public Reference Section of the Securities and Exchange Commission at Room 1024,

450 Fifth Street, NW, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

        GB&T has filed a registration statement on Form S-4 to register the GB&T common stock to be issued to the Southern Heritage shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of GB&T in addition to being a proxy statement of Southern Heritage for the special meeting of Southern Heritage shareholders to be held on August 2, 2004, as described in this proxy statement/prospectus. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This proxy statement/prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

        Southern Heritage is subject to the informational requirements of the Securities Exchange Act of 1934, which means that Southern Heritage is required to file reports, proxy statements, and other information, all of which are available at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows GB&T and Southern Heritage to incorporate by reference certain information into this document, which means that GB&T and Southern Heritage can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this document, except for any information superseded by information contained directly in this document or in later filed documents incorporated by reference in this document.

        This document incorporates by reference the documents set forth below that GB&T and Southern Heritage has previously filed with the SEC. These documents contain important information about GB&T and Southern Heritage and their respective businesses:

GB&T Filings (File No. 000-24203)

  •
  GB&T's Annual Report on Form 10-K for the year ended December 31, 2003;

  •
  GB&T's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; and

  •
  GB&T's Current Reports on Form 8-K dated January 30, 2004, April 23, 2004 and May 19, 2004 (excluding the portion furnished under Item 12, Results of Operations and Financial Condition).

  Southern Heritage Filings (File No. 000-30485)

  •
  Southern Heritage's Annual Report on Form 10-KSB for the year ended December 31, 2003 (a copy of which accompanies this proxy statement/prospectus);

  •
  Southern Heritage's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004 (a copy of which accompanies this proxy statement/prospectus); and

  •
  Southern Heritage's Current Report on Form 8-K dated January 30, 2004.

        GB&T and Southern Heritage also incorporate by reference additional documents that may be filed with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and prior to the special meeting are also incorporated by reference into this proxy statement/prospectus.

        All information concerning GB&T and its subsidiaries has been furnished by GB&T, and all information concerning Southern Heritage has been furnished by Southern Heritage. You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus in making your decision to vote on the merger. We have not authorized anyone to provide you with information that is different from that contained in this proxy statement/prospectus.

        This proxy statement/prospectus is dated July 1, 2004. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of GB&T common stock in the merger shall create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in information set forth or incorporated in this document by reference or in the affairs of GB&T or Southern Heritage since the date of this proxy statement/prospectus.

By order of the Board of Directors of Southern Heritage Bancorp, Inc.,
C. Talmadge Garrison, Secretary July 2, 2004 Oakwood, Georgia

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of January 26, 2004 by and between GB&T Bancshares, Inc. ("GB&T"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Gainesville, Georgia, and Southern Heritage Bancorp,  Inc. ("SHB"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Flowery Branch, Georgia.

Preamble

        The Boards of Directors of GB&T and SHB are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the merger of SHB with and into GB&T, with GB&T being the surviving corporation of the merger. At the effective time of such merger, the outstanding shares of capital stock of SHB will be converted into the right to receive shares of capital stock of GB&T and/or cash. As a result, shareholders of SHB will become shareholders of GB&T, and the wholly-owned subsidiary of SHB, Southern Heritage Bank ("SH Bank"), will continue to conduct business and operations, but will be merged into GB&T Bank, a wholly owned subsidiary of GB&T. The transactions described in this Agreement are subject to the approvals of the Boards of Directors of both GB&T and SHB, the shareholders of SHB, the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

        Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

        NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

TRANSACTIONS AND TERMS OF MERGER

        1.1    Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time, SHB shall be merged with and into GB&T in accordance with the provisions of Section 14-2-1101, 14-2-1103, and 14-2-1105 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC (the "Merger"). GB&T shall be the Surviving Corporation resulting from the Merger. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of GB&T and SHB.

        1.2    Time and Place of Closing.    The Closing will take place at 10:00 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 10:00 a.m.), or at such other time as the Parties, acting through their Designated Officers may mutually agree. The place of Closing shall be at the offices of Hulsey, Oliver & Mahar, LLP, Gainesville, Georgia, or such other place as may be mutually agreed upon by the Parties.

        1.3    Effective Time.    The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the Designated Officer of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (a) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (b) the date on which the shareholders of SHB approve this Agreement to the extent such approval is required by applicable Law; or such later date as may be mutually agreed upon in writing by the Designated Officer of each Party.

        1.4    Execution of Support Agreements.    Within ten (10) calendar days of the execution of this Agreement and as a condition hereto, each of the directors of SHB will execute and deliver to GB&T a Support Agreement, in substantially the form of Exhibit 6 to this Agreement.

ARTICLE II

TERMS OF MERGER

        2.1    Articles of Incorporation.    The Articles of Incorporation of GB&T in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until otherwise amended or repealed.

        2.2    Bylaws.    The Bylaws of GB&T in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation from and after the Effective Time until otherwise amended or repealed.

        2.3    Directors and Officers.

    (a)
    The officers and directors of the Surviving Corporation from and after the Effective Time shall consist of the officers and directors of GB&T immediately preceding the Effective Time. Such officers and directors shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. In addition, GB&T shall use its reasonable best efforts to have its board of directors elect the present Chairman of SHB as a director of GB&T immediately after Closing.

    (b)
    As a result of the merger of SH Bank into GB&T Bank, SH Bank will no longer have separate Articles of Incorporation and Bylaws, but will become a division of GB&T Bank operating under the trade name "Southern Heritage Bank," with an advisory board of directors consisting of the current directors of SHB. In addition, GB&T shall use its reasonable best efforts to have the board of directors of GB&T Bank elect one of the current directors of SHB as a director of GB&T Bank immediately after Closing. GB&T shall select the SHB director to be elected to the GB&T Bank board.

ARTICLE III

MANNER OF CONVERTING SHARES

        3.1    Conversion of Shares.    Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of GB&T or SHB, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

    (a)
    Each share of GB&T Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

    (b)
    Each share of SHB Common Stock (excluding shares held by GB&T or SHB or any of their respective Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive (1) cash, and/or (2) shares of GB&T Common Stock, as stated hereinafter. Subject to the overall limit that no more than 30 percent of the consideration for conversion of all of the SHB shares be paid in the form of cash, individual shareholders of SHB will be given the option to select either (X) cash of $25.07 for each share of SHB stock (Y) or 1.063 shares of GB&T Common Stock for each share of SHB stock (the "Exchange Ratio"). Alternatively, shareholders of SHB may select a percentage they wish to receive in cash and a percentage in GB&T Common Stock. In the event that the total amount to be received in cash as selected by the shareholders of SHB exceeds $8,640,000.00, then the amount of cash to be received by each SHB shareholder electing some portion as cash shall be adjusted downward, prorata, so that the overall limit of cash of $8,640,000.00 is not exceeded. If no election is made by a shareholder, then the shareholder shall receive one hundred (100%) percent in GB&T Common Stock.

        3.2    Anti-Dilution Provisions.    In the event GB&T or SHB changes the number of shares of GB&T Common Stock or SHB Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be after the date hereof and prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

        3.3    Shares Held by GB&T or SHB.    Each of the shares of SHB Common Stock held by any GB&T Company or by any SHB Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

        3.4    Conversion of Stock Options; Restricted Stock.

    (a)
    Each option to purchase SHB Common Stock ("SHB Option") outstanding at the Effective Time shall be converted into and become rights with respect to GB&T Common Stock and GB&T shall assume each such option in accordance with the terms of the stock option plan under which it was issued and the stock option or other agreement by which it is evidenced. From and after the Effective Time (all subject to appropriate adjustment for any transactions described in Section 3.2 if the record date with respect to such transaction is on or after the Effective Time), (i) each SHB Option assumed by GB&T may be exercised solely for GB&T Common Stock, (ii) the number of GB&T Common Stock subject to each SHB Option shall be equal to the number of shares of SHB Common Stock subject to each such SHB Option immediately prior to the Effective Time, multiplied by the Exchange Ratio and (iii) the per share exercise price of the GB&T Common Stock subject to the SHB Options shall be determined by dividing the per share exercise price of the SHB Common Stock subject to each such SHB Option by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption of SHB Options shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code as to any SHB Option which is an incentive stock option as defined in Section 422 of the Internal Revenue Code. GB&T will modify each stock option that it assumes (as long as in the opinion of counsel for SHB such modification will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code for options which are incentive stock options) to provide that the options may be exercised, in addition to the other payment methods set out in the relevant option plan, by the reduction of the number of shares subject to the option so that the difference between the option exercise price for such shares and the fair market value of such shares on the option exercise date shall equal the option exercise price of the total number of shares for which the option is being exercised.

    (b)
    At all times after the Effective Time, GB&T shall reserve for issuance such number of GB&T Common Stock as shall be necessary to permit the exercise of SHB Options in the manner contemplated by this Agreement. At or prior to, or at the election of GB&T within a reasonable time (not to exceed 30 days) after, the Effective Time, GB&T shall file a Registration Statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate form), with respect to the GB&T Common Stock subject to the SHB Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the SHB Options remain outstanding. GB&T shall make any filings required under any applicable state securities laws to qualify the GB&T Common Stock subject to such SHB Options for resale thereunder.

        3.5    Dissenting Shareholders.    Any holder of shares of SHB Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Article 13 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the GBCC; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and has surrendered to GB&T the certificate or certificates representing shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of SHB fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, GB&T shall issue and deliver the consideration to which such holder of shares of SHB Common Stock is entitled under this Article III (without interest) upon surrender by such holder of the certificate or certificates representing shares of SHB Common Stock held by such holder.

        3.6    Fractional Shares.    Notwithstanding any other provision of this Agreement, each holder of shares of SHB Common Stock exchanged pursuant to the Merger, or of options to purchase shares of SHB Common Stock, who would otherwise have been entitled to receive a fraction of a share of GB&T Common Stock or the right to purchase a fraction of a share (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of GB&T Common Stock multiplied by $23.58. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

ARTICLE IV

EXCHANGE OF SHARES

        4.1    Exchange Procedures.    Promptly after the Effective Time, GB&T and SHB shall cause the exchange agent selected by GB&T (the "Exchange Agent") to mail to the former holders of SHB Common Stock appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of SHB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of SHB Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or shares as to which dissenters' rights have been perfected as provided in Section 3.5 of this Agreement) issued and outstanding at the Effective Time, shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 and 3.6 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. Neither GB&T nor the Exchange Agent shall be obligated to deliver the consideration to which any former holder of SHB Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of SHB Common Stock for exchange, as provided in this Section 4.1 or appropriate affidavits and indemnity agreements in the event such share certificates have been lost, mutilated, or destroyed. The certificate or certificates of SHB Common Stock so surrendered shall be duly endorsed as GB&T may require. Any other provision of this Agreement notwithstanding, neither GB&T nor the Exchange Agent shall be liable to a holder of SHB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

        4.2    Rights of Former SHB Shareholders.    The stock transfer books of SHB shall be closed as to holders of SHB Common Stock immediately prior to the Effective Time and no transfer of SHB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of SHB Common Stock (other than shares to be canceled pursuant to Section 3.3 or shares as to which dissenters' rights have been perfected as provided in Section 3.5 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 and 3.6 of this Agreement in exchange therefor. To the extent permitted by Law, former holders of record of SHB Common Stock shall be entitled to vote after the Effective Time at any meeting of GB&T shareholders the number of whole shares of GB&T Common Stock into which their respective shares of SHB Common Stock are converted, regardless of whether such holders have exchanged their certificates representing SHB Common Stock for certificates representing GB&T Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by GB&T on the GB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of GB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of SHB Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such SHB Common Stock certificate, both GB&T Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF SHB

        SHB hereby represents and warrants to GB&T as follows:

        5.1    Organization, Standing, and Power.    SHB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act and under Georgia law. SHB has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. SHB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB.

        5.2    Authority; No Breach By Agreement.

    (a)
    SHB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SHB, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of SHB Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by SHB. Subject to such requisite shareholder approval, this Agreement represents a legal, valid and binding obligation of SHB, enforceable against SHB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

    (b)
    Neither the execution and delivery of this Agreement by SHB, nor, except as described in Section 5.2 of the SHB Disclosure Memorandum, the consummation by SHB of the transactions contemplated hereby, nor compliance by SHB with any of the provisions hereof will (i) conflict with or result in a breach of any provision of SHB's Articles of Incorporation or Bylaws, or (ii) to the Knowledge of SHB subject to the receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any SHB Company under, any Contract or Permit of any SHB Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB, or (iii) to the Knowledge of SHB subject to receipt of the requisite approvals referred to in Section 9.1 (b) of this Agreement, violate any Law or Order applicable to any SHB Company or any of their respective Assets.

    (c)
    Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by SHB of the Merger and the other transactions contemplated in this Agreement.

        5.3    Capital Stock.

    (a)
    The authorized capital stock of SHB consists of 10,000,000 shares of SHB Common Stock, of which 893,344 shares are issued and outstanding as of the date of this Agreement and not more than 1,143,844 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of SHB are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of SHB have been issued in violation of any preemptive rights of the current or past shareholders of SHB.

    (b)
    Except as set forth in Section 5.3 of this Agreement, or as disclosed in Section 5.3 of the SHB Disclosure Memorandum, there are no shares of capital stock or other equity securities of SHB outstanding and no outstanding Rights relating to the capital stock of SHB.

        5.4    SHB Subsidiaries.    SHB has disclosed in Section 5.4 of the SHB Disclosure Memorandum all of the SHB Subsidiaries as of the date of this Agreement. Except as disclosed in Section 5.4 of the

SHB Disclosure Memorandum, SHB or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each SHB Subsidiary. No equity securities of any SHB Subsidiary are or may become required to be issued (other than to another SHB Company) by reason of any Rights, and there are no Contracts by which any SHB Subsidiary is bound to issue (other than to another SHB Company) additional shares of its capital stock or Rights, or by which any SHB Company is or may be bound to transfer any shares of the capital stock of any SHB Subsidiary (other than to another SHB Company). There are no Contracts relating to the rights of any SHB Company to vote or to dispose of any shares of the capital stock of any SHB Subsidiary. All of the shares of capital stock of each SHB Subsidiary held by a SHB Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by a SHB Company free and clear of any Lien except as disclosed by the SHB Disclosure Memorandum. With the exception of its statutory trust each SHB Subsidiary is either a bank, a savings association or a corporation and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each SHB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB. Each SHB Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

        5.5    Financial Statements.    SHB has included in Section 5.5 of the SHB Disclosure Memorandum copies of all SHB Financial Statements for periods ended prior to the date hereof and will deliver to GB&T copies of all SHB Financial Statements prepared subsequent to the date hereof. The SHB Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of the SHB Companies, which are or will be, as the case may be, complete and correct in all Material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be and in all Material respects, fairly the consolidated financial position of the SHB Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the SHB Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material in amount or effect).

        5.6    Absence of Undisclosed Liabilities.    No SHB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB except (i) Liabilities which are accrued or reserved against in the consolidated balance sheets of SHB as of November 30, 2003, included in the SHB Financial Statements or reflected in the notes thereto. No SHB Company has incurred or paid any Liability since November 30, 2003 except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB.

        5.7    Absence of Certain Changes or Events.    Since November 30, 2003, except as disclosed in Section 5.7 of the SHB Disclosure Memorandum and to the knowledge of SHB, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB, and (b) the SHB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of SHB provided in Article VII of this Agreement and which would likely have a Material Adverse Effect on SHB.

        5.8    Tax Matters.

    (a)
    All Tax returns required to be filed by or on behalf of any of the SHB Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on SHB and all returns filed are complete and accurate in all Material respects to the Knowledge of SHB. All Taxes shown on filed returns have been paid or adequate provision for the payment thereof has been made. As of the date of this Agreement, to the knowledge of SHB, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on SHB, except as reserved against in the SHB Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8(a) of the SHB Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

    (b)
    Except as disclosed in Section 5.8(b) of the SHB Disclosure Memorandum, none of the SHB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any SHB Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB.

    (c)
    Adequate provision for any Taxes due or to become due for any of the SHB Companies for the period or periods through and including the date of the respective SHB Financial Statements has been made and is reflected on such SHB Financial Statements.

    (d)
    Deferred Taxes of the SHB Companies have been provided for in accordance with GAAP.

    (e)
    To the knowledge of SHB, each of the SHB Companies is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB.

        5.9    Allowance for Possible Loan Losses.    The allowance for possible loan or credit losses (the "Allowance") shown on the balance sheet of SH Bank included in the most recent SHB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheet of SH Bank included in the SHB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate to the Knowledge of SHB (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of SH Bank and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by SH Bank as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on SHB.

        5.10    Assets.    Except as disclosed in Section 5.10 of the SHB Disclosure Memorandum or as disclosed or reserved against in the SHB Financial Statements, the SHB Companies have good and marketable title, and to the Knowledge of SHB, free and clear of all Liens, to all of their respective

Assets indicated as owned by the respective Company as of the date of the respective SHB Statement. All Material tangible properties used in the businesses of the SHB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with SHB's past practices. All Assets which are Material to the business of the SHB Companies and held under leases or subleases by any of the SHB Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the SHB Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the SHB Companies is a named insured are reasonably sufficient. The Assets of the SHB Companies include all assets required to operate the business of the SHB Companies as presently conducted.

        5.11    Environmental Matters.    Except as disclosed in Section 5.11 of the SHB Disclosure Memorandum:

    (a)
    To the Knowledge of SHB, each SHB Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for noncompliance which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB.

    (b)
    There is no Litigation pending or to the Knowledge of SHB threatened before any court, governmental agency or authority or other forum in which any SHB Company, or to the Knowledge of SHB, any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the release into the Environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by any SHB Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened the resolution of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB, and to the Knowledge of SHB, there is no reasonable basis for any such Litigation.

    (c)
    To the Knowledge of SHB, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB.

        5.12    Compliance with Laws.    To the Knowledge of SHB, each SHB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB, and, to the Knowledge of SHB, there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB. Except as disclosed in Section 5.12 of the SHB Disclosure Memorandum, no SHB Company:

    (a)
    to the Knowledge of SHB, is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB; and

    (b)
    to the Knowledge of SHB, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any SHB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB, or (iii) requiring any SHB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

        5.13    Labor Relations.    No SHB Company is the subject of any Litigation asserting that it or any other SHB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other SHB Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any SHB Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any SHB Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

        5.14    Employee Benefit Plans.

    (a)
    SHB has disclosed in Section 5.14 of the SHB Disclosure Memorandum and delivered or made available to GB&T prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any SHB Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "SHB Benefit Plans"). Any of the SHB Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "SHB ERISA Plan." Each SHB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "SHB Pension Plan." No SHB Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

    (b)
    To the Knowledge of SHB, all SHB Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB. Each SHB ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and to the Knowledge of SHB, there are no circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of SHB, no SHB Company nor any other party has engaged in a transaction with respect to any SHB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any SHB

      Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB.

    (c)
    Neither SHB nor any ERISA Affiliate of SHB maintains an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

    (d)
    Neither SHB nor any ERISA Affiliate of SHB has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.

    (e)
    Except as disclosed in Section 5.14(e) of the SHB Disclosure Memorandum, (i) no SHB Company has any obligations for retiree health and life benefits under any of the SHB Benefit Plans, except as required by Section 601 of ERISA and Section 4980B of the Code; (ii)there are no restrictions on the rights of any SHB Company to amend or terminate any such Plan; and (iii) any amendment or termination of any such Plan will not cause any SHB Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on SHB.

    (f)
    Except as disclosed in Section 5.14(f) of the SHB Disclosure Memorandum, neither the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any SHB Company from any SHB Company under any SHB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any SHB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

    (g)
    The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any SHB Company and their respective beneficiaries have been fully reflected on the SHB Financial Statements to the extent required by and in accordance with GAAP, in all Material respects.

    (h)
    To the Knowledge of SHB, SHB and each ERISA Affiliate of SHB has complied with the continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 in a manner that will not cause any SHB Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on SHB.

    (i)
    Except as disclosed in Section 5.14(i) of the SHB Disclosure Memorandum, neither SHB nor any ERISA Affiliate of SHB is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b)(2)(A)(ii) of the Internal Revenue Code).

    (j)
    Other than routine claims for benefits, to the Knowledge of SHB, there are no actions, audits, investigations, suits or claims pending against any SHB Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any SHB Benefit Plan or against the assets of any SHB Benefit Plan.

        5.15    Material Contracts.    Except as disclosed in Section 5.15 of the SHB Disclosure Memorandum or otherwise reflected in the SHB Financial Statements, none of the SHB Companies,

nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, excluding "at will" employment arrangements, (b) any Contract relating to the borrowing of money by any SHB Company or the guarantee by any SHB Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (c) any Contracts between or among SHB Companies, and (d) any other Contract (excluding this Agreement) or amendment thereto that is required to be filed as an Exhibit to Form 10-KSB or Form 10-QSB filed by SHB with the SEC as of the date of this Agreement that has not been filed as an exhibit to any SHB Form 10-KSB or 10-QSB filed with the SEC (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "SHB Contracts"). None of the SHB Companies is in Default under any SHB Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB. All of the indebtedness of any SHB Company for money borrowed is prepayable at any time by such SHB Company without penalty or premium except as disclosed in SHB Disclosure Memorandum.

        5.16    Legal Proceedings.    Except as disclosed in Section 5.16 of the SHB Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of SHB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any SHB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any SHB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB.

        5.17    Reports.    Since January 1, 1998, each SHB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the Regulatory Authorities, and (b) any applicable federal and state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB). As of their respective dates, each of such reports and documents, including the financial statements, Exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, each such report and document to SHB's Knowledge did not, in any Material respect, contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        5.18    Statements True and Correct.    To the knowledge of SHB, no statement, certificate, instrument or other writing furnished or to be furnished by any SHB Company or any Affiliate thereof to GB&T pursuant to this Agreement, or any other document, agreement or instrument referred to herein (as to the information furnished by any SHB Company or any affiliate thereof), contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not Materially misleading. To the knowledge of SHB, none of the information supplied or to be supplied by any SHB Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by GB&T with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. To the knowledge of SHB, none of the information supplied or to be supplied by any SHB Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to SHB's shareholders in connection with the SHB Shareholders' Meeting, or in any other documents to be filed by a SHB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of SHB, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the SHB Shareholders' Meeting, none of such information will be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the SHB Shareholders' Meeting. All documents that any SHB Company or any Affiliate thereof are responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

        5.19    Accounting, Tax and Regulatory Matters.    No SHB Company, to the Knowledge of SHB, or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of SHB, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

        5.20    Charter Provisions.    Each SHB Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any SHB Company or restrict or impair the ability of GB&T to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any SHB Company that may be acquired or controlled by it.

        5.21    State Anti-Takeover Laws.    Each SHB Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Georgia including those laws contained within Sections 14-2-1110 et seq. and 14-2-1131 et seq. of the GBCC.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF GB&T

        GB&T hereby represents and warrants to SHB as follows:

        6.1    Organization, Standing, and Power.    GB&T is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act and under Georgia law. GB&T has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. GB&T is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

        6.2    Authority; No Breach By Agreement.

    (a)
    Subject to the actions required for listing by NASDAQ of the shares to be issued to SHB shareholders, GB&T has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of GB&T. Subject to the approval of this Agreement by the holders of a majority of the outstanding shares of GB&T, this Agreement represents a legal, valid and binding obligation of GB&T, enforceable against GB&T in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

    (b)
    Except as described in Section 6.2 of the GB&T Disclosure Memorandum, neither the execution and delivery of this Agreement by GB&T, nor the consummation by GB&T of the transactions contemplated hereby, nor compliance by GB&T with any of the provisions hereof will (i) conflict with or result in a breach of any provision of GB&T's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any GB&T Company under, any Contract or Permit of any GB&T Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any GB&T Company or any of their respective Assets.

    (c)
    Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASDAQ, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by GB&T of the Merger and the other transactions contemplated in this Agreement.

        6.3    Capital Stock.

    (a)
    The authorized capital stock of GB&T consists of 20,000,000 shares of GB&T Common Stock, of which 6,798,471 shares were issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of GB&T Common Stock are, and all of the shares of GB&T Common Stock to be issued in exchange for shares of SHB Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of GB&T Common Stock have been, and none of the shares of GB&T Common Stock to be issued in exchange for shares of SHB Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of GB&T.

    (b)
    [Reserved]

    (c)
    Except as set forth in Sections 6.3(a) of this Agreement, or as disclosed in Section 6.3(c) of the GB&T Disclosure Memorandum, there are no other shares of capital stock or other equity securities of GB&T outstanding and no outstanding Rights relating to the capital stock of GB&T.

        6.4    GB&T Subsidiaries.    GB&T has disclosed in Section 6.4 of the GB&T Disclosure Memorandum all of the GB&T Subsidiaries as of the date of this Agreement. Except as disclosed in Section 6.4 of the GB&T Disclosure Memorandum, GB&T owns all of the issued and outstanding shares of capital stock of each GB&T Subsidiary. No equity securities of any GB&T Subsidiary are or may become required to be issued (other than to another GB&T Company) by reason of any Rights, and there are no Contracts by which any GB&T Subsidiary is bound to issue (other than to another GB&T Company) additional shares of its capital stock or Rights, or by which any GB&T Company is or may be bound to transfer any shares of the capital stock of any GB&T Subsidiary (other than to another GB&T Company). There are no Contracts relating to the rights of any GB&T Company to vote or to dispose of any shares of the capital stock of any GB&T Subsidiary. All of the shares of capital stock of each GB&T Subsidiary held by a GB&T Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by GB&T free and clear of any Lien. Each GB&T Subsidiary is either a bank, a savings association, a corporation or a limited liability company and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each GB&T Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T. Each GB&T Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

        6.5    Financial Statements.    GB&T has included in Section 6.5 of the GB&T Disclosure Memorandum copies of all GB&T Financial Statements for periods ended subsequent to January 1, 1998 and will deliver to SHB copies of all GB&T Financial Statements prepared subsequent to the date hereof. The GB&T Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of the GB&T Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the GB&T Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the GB&T Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material in amount or effect).

        6.6    Absence of Undisclosed Liabilities.    No GB&T Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, except Liabilities which are accrued or reserved against in the consolidated balance sheets of GB&T as of September 30, 2003, included in the GB&T Financial Statements or reflected in the notes thereto. No GB&T Company has incurred or paid any Liability since September 30, 2003, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

        6.7    Absence of Certain Changes or Events.    Since September 30, 2003, except as disclosed in Section 6.7 of the GB&T Disclosure Memorandum, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, and (b) the GB&T Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of GB&T provided in Article VII of this Agreement.

        6.8    Tax Matters.

    (a)
    All Tax returns required to be filed by or on behalf of any of the GB&T Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on GB&T, and all returns filed are complete and accurate to the Knowledge of GB&T. All Taxes shown on filed returns have been paid or adequate provision for payment thereof has been made. As of the date of this Agreement, to the Knowledge of GB&T, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on GB&T, except as reserved against in the GB&T Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.8(a) of the GB&T Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

    (b)
    Except as disclosed in Section 6.8(b) of the GB&T Disclosure Memorandum, none of the GB&T Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any GB&T Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

    (c)
    Adequate provision for any Taxes due or to become due for any of the GB&T Companies for the period or periods through and including the date of the respective GB&T Financial Statements has been made and is reflected on such GB&T Financial Statements.

    (d)
    Deferred Taxes of the GB&T Companies have been provided for in accordance with GAAP.

    (e)
    Each of the GB&T Companies is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

        6.9    Allowance for Possible Loan Losses.    The Allowance shown on the consolidated balance sheets of GB&T included in the most recent GB&T Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of GB&T included in the GB&T Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the GB&T Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the GB&T Companies as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on GB&T.

        6.10    Assets.    Except as disclosed in Section 6.10 of the GB&T Disclosure Memorandum or as disclosed or reserved against in the GB&T Financial Statements, the GB&T Companies have good and marketable title free and clear of all Liens, to all of their respective Assets indicated as owned by the respective GB&T Company as of the date of the respective GB&T statement. All Material tangible properties used in the businesses of the GB&T Companies are in good condition, reasonable wear and tear excepted and are usable in the ordinary course of business consistent with GB&T's past practices. All Assets which are Material to the business of the GB&T Companies and held under leases or subleases by any of the GB&T Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability any other insurance maintained with respect to the Assets or businesses of the Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the Companies is a named insured are reasonably sufficient. The Assets of the Companies include all assets required to operate the business of the Companies as presently conducted.

        6.11    Environmental Matters.    Except as disclosed in Section 6.11 of the GB&T Disclosure Memorandum:

    (a)
    To the Knowledge of GB&T, each GB&T Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for noncompliance which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

    (b)
    There is no Litigation pending or to the Knowledge of GB&T threatened before any court, governmental agency or authority or other forum in which any GB&T Company or, to the Knowledge of GB&T, any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the release into the Environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by any GB&T Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened the resolution of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T and to the Knowledge of GB&T, there is no reasonable basis for any such Litigation.

    (c)
    To the Knowledge of GB&T, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

        6.12    Compliance with Laws.    Each GB&T Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse

Effect on GB&T. Except as disclosed in Section 6.12 of the GB&T Disclosure Memorandum, no GB&T Company:

    (a)
    is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T; and

    (b)
    has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any GB&T Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, or (iii) requiring any GB&T Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

        6.13    Labor Relations.    No GB&T Company is the subject of any Litigation asserting that it or any other GB&T Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other GB&T Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any GB&T Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any GB&T Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

        6.14    Employee Benefit Plans.

    (a)
    GB&T has disclosed in Section 6.14 of the GB&T Disclosure Memorandum and delivered or made available to SHB prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any GB&T Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "GB&T Benefit Plan"). Any of the GB&T Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "GB&T ERISA Plan." Each GB&T ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "GB&T Pension Plan." No GB&T Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

    (b)
    All GB&T Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHB. Each GB&T ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the

      Internal Revenue Service, and GB&T is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of GB&T, no GB&T Company nor any other party has engaged in a transaction with respect to any GB&T Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any GB&T Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

    (c)
    Neither GB&T nor any ERISA Affiliate of GB&T maintains an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

    (d)
    Neither GB&T nor any ERISA Affiliate of GB&T has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.

    (e)
    Except as disclosed in Section 6.14(e) of the GB&T Disclosure Memorandum, (i) no GB&T Company has any obligations for retiree health and live benefits under any of the GB&T Benefit Plans, except as required by Section 601 of ERISA and Section 4980B of the Code; (ii) there are no restrictions on the rights of any GB&T Company to amend or terminate any such Plan; and (iii) any amendment or termination of any such Plan will not cause any GB&T Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on GB&T.

    (f)
    Except as disclosed in Section 6.14(f) of the GB&T Disclosure Memorandum, neither the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any GB&T Company from any GB&T Company under any GB&T Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any GB&T Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

    (g)
    The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any GB&T Company and their respective beneficiaries have been fully reflected on the GB&T Financial Statements to the extent required by and in accordance with GAAP.

    (h)
    GB&T and each ERISA Affiliate of GB&T has complied with the continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 in a manner that will not cause any GB&T Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on GB&T.

    (i)
    Except as disclosed in Section 6.14(i) of the GB&T Disclosure Memorandum, neither GB&T nor any ERISA Affiliate of GB&T is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b) (2) (A) (ii) of the Internal Revenue Code).

    (j)
    Other than routine claims for benefits, to the Knowledge of GB&T, there are no actions, audits, investigations, suits or claims pending against any GB&T Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any GB&T Benefit Plan or against the assets of any GB&T Benefit Plan.

        6.15    Material Contracts.    Except as disclosed in Section 6.15 of the GB&T Disclosure Memorandum or otherwise reflected in the GB&T Financial Statements, none of the GB&T Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any Contract relating to the borrowing of money by any GB&T Company or the guarantee by any GB&T Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (b) any other Contract (excluding this Agreement) or amendment thereto that is required to be filed as an Exhibit to a Form 10-K or Form 10-Q filed by GB&T with the SEC as of the date of this Agreement that has not been filed as an Exhibit to any GB&T Form 10-K or 10-Q filed with the SEC (the "GB&T Contracts"). None of the GB&T Companies is in Default under any GB&T Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

        6.16    Legal Proceedings.    Except as disclosed in Section 6.16 of the GB&T Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of GB&T, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any GB&T Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any GB&T Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

        6.17    Reports.    Except as disclosed in the GB&T Disclosure Memorandum since January 1, 2000, each GB&T Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the SEC, including, but not limited to, Forms 10-KSB, Forms 10-QSB, Forms 8-K, and Proxy Statements, (b) other Regulatory Authorities, and (c) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T). As of their respective dates, each of such reports and documents, including the financial statements, Exhibits, and schedules thereto, complied in all Material respect with all applicable Laws. As of its respective date, each such report and document to GB&T's Knowledge did not, in any Material respects, contain any untrue statement of a material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        6.18    Statements True and Correct.    No statement, certificate, instrument or other writing furnished or to be furnished by any GB&T Company or any Affiliate thereof to SHB pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any GB&T Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by GB&T with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any GB&T Company or any Affiliate thereof for inclusion in any documents to be filed by a GB&T Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any GB&T Company or any Affiliate thereof are responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

        6.19    Accounting, Tax and Regulatory Matters.    No GB&T Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of GB&T, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

        6.20    Charter Provisions.    Each GB&T Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any GB&T Company or restrict or impair the ability of GB&T to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any GB&T Company that may be acquired or controlled by it.

ARTICLE VII

CONDUCT OF BUSINESS PENDING CONSUMMATION

        7.1    Affirmative Covenants of SHB.    Unless the prior written consent of GB&T shall have been obtained, and except as otherwise contemplated herein or disclosed in the SHB Disclosure Memorandum, SHB shall, and shall cause each of its Subsidiaries, from the date of this Agreement until the Effective Time or termination of this Agreement: (a) to operate its business in the usual, regular and ordinary course; (b) to preserve intact its business organization and Assets and maintain its rights and franchises; (c) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) to take no action which would reasonably be expected to (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

        7.2    Negative Covenants of SHB.    Except as disclosed in the SHB Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, SHB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of GB&T, which consent shall not be unreasonably withheld:

    (a)
    amend the Articles of Incorporation, Bylaws or other governing instruments of any SHB Company, or

    (b)
    incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a SHB Company to another SHB Company) in excess of an aggregate of $50,000 (for the SHB Companies on a consolidated basis) except in the ordinary course of the business of the SHB Companies consistent with past practices (which shall include, for any of its Subsidiaries, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any SHB Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, Federal Home Loan Bank advances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the SHB Disclosure Memorandum); or

    (c)
    repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any SHB Company, or declare or pay any dividend or make any other distribution in respect of SHB's capital stock except for a regular cash dividend in accordance with past practices (provided, however, that a fourth quarter dividend shall not be declared by SHB for the fourth quarter of 2003 if the SHB shareholders will be eligible for a fourth quarter dividend from GB&T); or

    (d)
    except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the SHB Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of or enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of SHB Common Stock or any other capital stock of any SHB Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

    (e)
    except as disclosed in Section 7.2(e) of the SHB Disclosure Memorandum, adjust, split, combine or reclassify any capital stock of any SHB Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of SHB Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any SHB Subsidiary (unless any such shares of stock are sold or otherwise transferred to another SHB Company) or (ii) any Asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

    (f)
    except for purchases of U.S. Treasury securities or U.S. Government agency securities or securities of like maturity or grade or general obligations of states and municipalities, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned SHB Subsidiary; or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control in its fiduciary capacity; or

    (g)
    grant any increase in compensation or benefits to any employees whose annual salary exceeds $35,000 of any SHB Company (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice or previously approved by the Board of Directors of SHB, in each case as disclosed in Section 7.2(g) of the SHB Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the SHB Disclosure Memorandum; enter into or amend any severance agreements with officers of any SHB Company; grant any general increase in compensation to all employees except as disclosed in Section 7.2(g) of the SHB Disclosure Memorandum; grant any increase in fees or other increases in compensation or other benefits to directors of any SHB Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

    (h)
    enter into or amend any employment Contract between any SHB Company and any Person (unless such amendment is required by Law) that the SHB Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

    (i)
    adopt any new employee benefit plan of any SHB Company or make any material change in or to any existing employee benefit plans of any SHB Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

    (j)
    make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

    (k)
    commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any SHB Company for money damages in excess of $50,000 or which imposes Material restrictions upon the operations of any SHB Company;

    (l)
    except in the ordinary course of business, modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material rights or claims.

        7.3    (a) Affirmative Covenants of GB&T.    Unless the prior written consent of SHB shall have been obtained, and except as otherwise contemplated herein or as disclosed in the GB&T Disclosure Memorandum, GB&T shall, and shall cause each of its Subsidiaries to, from the date of this Agreement until the Effective Time or termination of this Agreement: (a) operate its business in the usual, regular and ordinary course; (b) preserve intact its business organization and Assets and maintain its rights and franchises; (c) use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) take no action which would reasonably be expected to (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

    (b)
    Negative Covenants of GB&T. GB&T will not amend its Articles of Incorporation or bylaws, in each case in a manner which is adverse to and discriminates against the holders of SHB Common Stock.

        7.4    Adverse Changes in Condition.    Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) is reasonably likely to cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

        7.5    Reports.    Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

ARTICLE VIII

ADDITIONAL AGREEMENTS

        8.1    Registration Statement; Proxy Statement; Shareholder Approval.

    (a)
    As soon as reasonably practicable after execution of this Agreement, GB&T shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of GB&T Common Stock upon consummation of the Merger. SHB shall furnish all information concerning it and the holders of its capital stock as GB&T may reasonably request in connection with such action.

    (b)
    SHB shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as SHB deems appropriate.

    (c)
    In connection with the SHB Shareholders' Meeting, (i) GB&T shall prepare and file with the SEC on SHB's behalf a Proxy Statement (which shall be included in the Registration Statement) and mail it to SHB's shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of SHB shall recommend (subject to compliance with the fiduciary duties of the members of the Board of Directors as advised by counsel) to its shareholders the approval of this Agreement and (iv) the Boards of Directors and officers of both SHB and GB&T shall use their reasonable efforts to obtain such shareholders' approval (subject to compliance with their fiduciary duties as advised by counsel).

        8.2    Exchange Listing.    GB&T shall list, as of the Effective Time, on the NASDAQ the shares of GB&T Common Stock to be issued to the holders of SHB Common Stock pursuant to the Merger.

        8.3    Applications.    GB&T shall promptly prepare and file, and SHB shall cooperate in the preparation and, where appropriate, filing of, applications with the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. GB&T shall permit SHB to review (and approve with respect to information relating to SHB) such applications prior to filing same and shall provide copies of such applications to SHB and its counsel.

        8.4    Filings with State Offices.    Upon the terms and subject to the conditions of this Agreement, GB&T shall execute and file the Certificate of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

        8.5    Agreement as to Efforts to Consummate.    Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by GB&T in connection with the GB&T Common Stock to be issued in the Merger shall not violate this covenant), including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

        8.6    Investigation and Confidentiality.

    (a)
    Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

    (b)
    Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing information received from the other Party. In addition, GB&T agrees to comply with the confidentiality letter dated September 2, 2003 previously executed by GB&T.

    (c)
    Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

        8.7    Press Releases.    Prior to the Effective Time, GB&T and SHB shall agree with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

        8.8    Acquisition Proposals.    Except with respect to this Agreement and the transactions contemplated hereby, neither SHB nor any Affiliate thereof nor any investment banker, attorney, accountant or other representative (collectively, "Representatives") retained by SHB shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of SHB's Board of Directors as advised by counsel, neither SHB nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but SHB may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. SHB shall promptly notify GB&T orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Unless the prior written consent of GB&T is obtained, SHB shall (a) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (b) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

        8.9    Accounting and Tax Treatment.    Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger to qualify, and to take no action which would cause the Merger not to qualify, for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

        8.10    Agreement of Affiliates.    SHB has disclosed in Section 8.10 of the SHB Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of SHB for purposes of Rule 145 under the 1933 Act. SHB shall use its reasonable efforts to cause each such Person to deliver to GB&T and SHB, not later than thirty (30) days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 1, providing that such Person will not sell, pledge, transfer or otherwise dispose of the shares of SHB Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of GB&T Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. GB&T shall be entitled to place restrictive legends upon certificates for shares of GB&T Common Stock issued to Affiliates of SHB pursuant to this Agreement to enforce the provisions of this Section 8.10. GB&T shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of GB&T Common Stock by such Affiliates.

        8.11    Employee Benefits, Contracts and Deferred Compensation Plan

    (a)
    Following the Effective Time, GB&T shall provide generally to officers and employees of the SHB Companies who continue employment with GB&T or its Subsidiaries following the Effective Time employee benefits under employee benefit plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the GB&T Companies to their similarly situated officers and employees. For purposes of participation under such employee benefit plans, the service of the employees of the SHB Companies prior to the Effective Time shall be treated as service with a GB&T Company participating in such employee benefit plans, provided that, with respect to any employee benefit plan where the benefits are funded through insurance, the granting of such benefits shall be subject to the consent of the appropriate insurer and may be conditioned upon an employee's participation in a SHB Benefit Plan of the same type immediately prior to the Effective Time. GB&T shall waive, under its medical plan, any pre-existing condition exclusion for any SHB employee who continues in employment after the Effective Time and becomes covered under such medical plan, to the extent that such pre-existing condition would have been covered under the comparable SHB employee benefit plan and the individual with the pre-existing condition was covered under such plan.

    (b)
    GB&T and its Subsidiaries also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts and deferred compensation plans disclosed in Section 8.11 of the SHB Disclosure Memorandum to GB&T between any SHB Company and any current or former director, officer, or employee thereof and all provisions for vested benefits accrued through the Effective Time under the SHB Benefit Plans.

        8.12    D&O Insurance Coverage and Indemnification.    Immediately prior to Closing, SHB shall obtain from its regular insurance carrier "tail" coverage for its officers and directors under its current policy terms and conditions, the expense for which shall be paid by SHB, but is pre-approved by GB&T. Further, GB&T shall assume all liability (to the extent SHB was so liable) for claims for indemnification arising under SHB's Articles of Incorporation or Bylaws or under any indemnification contract disclosed to GB&T, as existing on November 30, 2003.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

        9.1    Conditions to Obligations of Each Party.    The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

    (a)
    Shareholder Approval. The shareholders of SHB shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, NASDAQ or by the provisions of any governing instruments.

    (b)
    Regulatory Approvals. All Consents of, filings and registrations with, and notifications to all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

    (c)
    Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

    (d)
    Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of GB&T Common Stock issuable pursuant to the Merger shall have been received.

    (e)
    Exchange Listing. The shares of GB&T Common Stock issuable pursuant to the Merger shall have been approved for listing on the NASDAQ.

    (f)
    Tax Matters. GB&T and SHB shall have received a written opinion of counsel from Hulsey, Oliver & Mahar, LLP, in form reasonably satisfactory to them (the "Tax Opinion"), to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of SHB Common Stock for GB&T Common Stock will not give rise to gain or loss to the shareholders of SHB with respect to such exchange (except to the extent of any cash received), (iii) neither GB&T nor SHB will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code); (iv) the assumption by GB&T of SHB Options qualifying as "incentive stock options" under Section 422 of the Internal Revenue Code will satisfy the requirements of Section 424(a) of the Internal Revenue Code and will not constitute a modification of such options under Section 424(h) of the Internal Revenue Code; and (v) the assumption by GB&T of non-qualified SHB options will not affect their tax status under the Internal Revenue Code and will be non-taxable to the holders of any such options. In rendering such Tax Opinion, counsel shall be entitled to rely upon representations of officers of GB&T and SHB reasonably satisfactory in form and substance to such counsel.

    (g)
    Affiliate Agreements. The Parties shall have received from each affiliate of SHB the affiliates letter referred to in Section 8.10 hereof.

        9.2    Conditions to Obligations of GB&T.    The obligations of GB&T to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by GB&T pursuant to Section 11.6(a) of this Agreement:

    (a)
    Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of SHB set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of SHB set forth in Section 5.3 of this Agreement shall be true and correct in all Material respects (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of SHB set forth in this Agreement such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on SHB; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

    (b)
    Performance of Agreements and Covenants. Each and all of the agreements and covenants of SHB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

    (c)
    Certificates. SHB shall have delivered to GB&T (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by SHB's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as GB&T and its counsel shall request.

    (d)
    Opinion of Counsel. SHB shall have delivered to GB&T an opinion of Stewart Melvin & Frost, LLP, counsel to SHB, dated as of the Effective Time, in form reasonably satisfactory to GB&T, as to the matters set forth in Exhibit 2 hereto.

    (e)
    Claims/Indemnification Letters. Each of the directors and officers of SHB shall have executed and delivered to GB&T letters in substantially the form of Exhibit 3 hereto.

    (f)
    Litigation. No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect, nor any action therefor initiated which, in the good faith judgment of the Board of Directors of GB&T, it is not in the best interests of the shareholders of GB&T to contest; and there shall not have been instituted or be pending any action or proceeding by any United States federal or state government or governmental agency or instrumentality (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking Material damages in connection with the Merger; or (ii) seeking to prohibit GB&T's or the Surviving Corporation's ownership or operation of all or a Material portion of GB&T's or SHB' business or assets, or compel GB&T or the Surviving Corporation to dispose of or hold separate all or a Material portion of GB&T's or SHB's business or assets as a result of the Merger, which, in any case, in the reasonable judgment of GB&T based upon a legal opinion from legal counsel, could result in the relief sought being obtained.

    (g)
    Support Agreements. Within ten (10) calendar days of the execution of this Agreement, each of the directors of SHB shall have executed and delivered to GB&T a Support Agreement substantially in the form of Exhibit 6 to this Agreement).

    (h)
    Employment Agreements. Employment Agreements shall have been entered into between SHB, as Employer, and each of three SHB employees (Tren Watson, Chris England and Tim Taylor) substantially in the form of Exhibits 7A, 7B and 7C to this Agreement.

    (i)
    Noncompete Agreements. Noncompete Agreements shall have been entered into between all SHB outside directors and GB&T Bank substantially in the form of Exhibit 8 to this Agreement.

        9.3    Conditions to Obligations of SHB.    The obligations of SHB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SHB pursuant to Section 11.6(b) of this Agreement:

    (a)
    Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of GB&T set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties set forth in this Agreement such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have a Material Adverse Effect on GB&T; provided that, for purposes of this sentence only, those representations and warranties which are qualified by reference to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

    (b)
    Performance of Agreements and Covenants. Each and all of the agreements and covenants of GB&T to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

    (c)
    Certificates. GB&T shall have delivered to SHB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by GB&T's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SHB and its counsel shall request.

    (d)
    Opinion of Counsel. GB&T shall have delivered to SHB an opinion of Hulsey, Oliver & Mahar, LLP, counsel to GB&T, dated as of the Effective Time, in form reasonably acceptable to SHB, as to matters set forth in Exhibit 4 hereto.

    (e)
    Litigation. No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect, nor any action therefor initiated which, in the good faith judgment of the Board of Directors of SHB, it is not in the best interests of the shareholders of SHB to contest; and there shall not have been instituted or be pending any action or proceeding by any United States federal or state government or governmental agency or instrumentality (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking material damages in connection with the Merger; or (ii) seeking to prohibit GB&T's or the Surviving Corporation's ownership or operation of all or a material portion of GB&T's or SHB's business or assets, or compel GB&T or the Surviving Corporation to dispose of or hold separate all or a material portion of GB&T's or SHB's business or assets as a result of the Merger, which, in any case, in the reasonable judgment of SHB based upon a legal opinion from legal counsel, could result in the relief sought being obtained.

ARTICLE X

TERMINATION

        10.1    Termination.    Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of SHB, or GB&T this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

    (a)
    By mutual consent of the Board of Directors of SHB and the Board of Directors of GB&T; or

    (b)
    By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of SHB and Section 9.3(a) in the case of GB&T or in Material breach of any covenant or agreement contained in this Agreement) in the event of a Material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of GB&T and Section 9.3(a) of this Agreement in the case of SHB; or

    (c)
    By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of SHB and Section 9.3(a) in the case of GB&T or in the Material breach of any covenant or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

    (d)
    By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of either party fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the GBCC at the shareholders' meeting where the transactions were presented to such shareholders for approval and voted upon; or

    (e)
    By the Board of Directors of either Party in the event that the Merger shall not have been consummated on or before September 30, 2004, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

    (f)
    By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of SHB and Section 9.3(a) in the case of GB&T or in the Material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

    (g)
    By the Board of Directors of either Party on or before two (2) business days following the business day of receipt of the Disclosure Memorandum of the other Party (which receipt shall not be later than the date of the execution of this Agreement) in the event that such Party, after a review of the Disclosure Memorandum provided by the other Party, determines not to proceed with the Merger.

        10.2    Effect of Termination.    In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment.

        10.3    Non-Survival of Representations and Covenants.    The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles II, III, IV and XI and Sections 8.10, 8.11 and 8.12 of this Agreement.

ARTICLE XI

MISCELLANEOUS

        11.1    Definitions.    Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

        "1933 Act" shall mean the Securities Act of 1933, as amended.

        "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Acquisition Proposal" shall mean any tender offer or exchange offer or any proposal for a merger (other than the Merger), acquisition of all of the stock or Assets of, or other business combination involving SHB or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of SHB or any of its Subsidiaries.

        "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in such capacity.

        "Agreement" shall mean this Agreement and Plan of Reorganization, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

        "Allowance" shall have the meaning provided in Section 5.9 of this Agreement.

        "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

        "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

        "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

        "Closing Date" shall mean the date on which the Closing occurs.

        "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

        "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

        "Default" shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

        "Designated Officer" shall be the officer of GB&T and SHB who is designated by their respective Boards of Directors to make such decisions as are specified herein.

        "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

        "Environment" shall have the meaning specified in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601(8).

        "Environmental Laws" shall mean all Laws pertaining to pollution or protection of the environment and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et. seq., the Resource, Conservation and Recovery Act, 42 U.S.C. (S) 6901 et. seq., the Toxic Substance Control Act, 15 U.S.C. (S) 2601, et. seq., and all implementing regulations and state counterparts of such acts.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall refer to a relationship between entities such that the entities would, now or at any time in the past, constitute a "single employer" within the meaning of Section 414 of the Internal Revenue Code.

        "ERISA Plan" shall have the meaning provided in Section 5.14 of this Agreement.

        "Exchange Ratio" shall have the meaning provided in Section 3.1 of this Agreement.

        "Exhibits" 1 through 8, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

        "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

        "GBCC" shall mean the Georgia Business Corporation Code.

        "GB&T Bank" shall mean Gainesville Bank & Trust, a Georgia state-chartered bank and a GB&T Subsidiary.

        "GB&T Common Stock" shall mean the no par value common stock of GB&T.

        "GB&T Companies" shall mean, collectively, GB&T and all GB&T Subsidiaries.

        "GB&T Disclosure Memorandum" shall mean the written information entitled "GB&T Disclosure Memorandum" delivered on or prior to the date of this Agreement to SHB describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

        "GB&T Financial Statements" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of GB&T as of December 31, 2000, 2001, and 2002, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2000, 2001, and 2002, and (b) the consolidated balance sheets (including related notes and schedules, if any) of GB&T and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 2000.

        "GB&T Shareholders' Meeting" shall mean the meeting of the shareholders of GB&T to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

        "GB&T Stock Plans" shall mean the existing stock option and other stock-based compensation plans of GB&T.

        "GB&T Subsidiaries" shall mean the Subsidiaries of GB&T at the Effective Time.

        "Georgia Certificate of Merger" shall mean the Certificate of Merger to be executed by GB&T and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.1 of this Agreement.

        "Hazardous Material" shall mean any substance which is a "hazardous substance" or "toxic substance" as defined in the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. (S)9601 et seq., or any other substance or material defined, designated, classified or regulated as hazardous or toxic under any Environmental Law, specifically including asbestos requiring abatement, removal or encapsulation pursuant to the requirements of Environmental Laws of polychlorinated biphenyls, and petroleum and petroleum products).

        "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "Joint Proxy Statement" shall mean the proxy statement used by SHB and by GB&T to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement which shall be included in the prospectus of GB&T relating to shares of GB&T Common Stock to be issued to the shareholders of SHB.

        "Knowledge" as used with respect to a Person shall mean the knowledge after due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or any Senior or Executive Vice President of such Person.

        "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

        "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

        "Lien" shall mean any conditional sale agreement, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever on, or with respect to, any property or property interest, other than (i) Liens for current property Taxes not yet due and payable; (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and (iii) other Liens incurred in the ordinary course of the banking business.

        "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities other than the violations of law section from such reports.

        "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

        "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question. Notwithstanding any language to the contrary, "Material" shall be understood to mean any loss, event, change or occurrence that, when aggregated with all other items in this Agreement, would amount to more than $50,000.00.

        "Material Adverse Effect" on a Party shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (w) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries)

taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

        "Merger" shall mean the merger of SHB with and into GB&T referred to in Section 1.1 of this Agreement.

        "NASDAQ" shall mean the National Association of Security Dealers Automated Quotation System.

        "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

        "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

        "Party" shall mean either GB&T or SHB, and "Parties" shall mean both GB&T and SHB.

        "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, Liabilities, or business.

        "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

        "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by GB&T under the 1933 Act with respect to the shares of GB&T Common Stock to be issued to the shareholders of SHB in connection with the transactions contemplated by this Agreement and which shall include the Joint Proxy Statement.

        "Regulatory Authorities" shall mean, collectively if applicable, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

        "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

        "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

        "SHB Benefit Plans" shall have the meaning set forth in Section 5.14 of this Agreement.

        "SHB Common Stock" shall mean the $5.00 par value common stock of SHB.

        "SHB Companies" shall mean, collectively, SHB and all SHB Subsidiaries.

        "SHB Disclosure Memorandum" shall mean the written information entitled "SHB Disclosure Memorandum" delivered on or prior to the date of this Agreement to GB&T describing in reasonable detail the matters contained therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

        "SHB Financial Statements" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of SHB as of December 31, 2000, 2001, 2002 and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2000, 2001, and 2002, included in the SHB Disclosure Memorandum, and (b)the consolidated balance sheets (including related notes and schedules, if any) of SHB and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2002.

        "SHB Options" shall have the meaning set forth in Section 3.4 of this Agreement, if any such options exist.

        "SHB Shareholders' Meeting" shall mean the meeting of the shareholders of SHB to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

        "SHB Stock Plans" shall mean the existing stock option and other stock-based compensation plans of SHB disclosed in Section 5.14 of the SHB Disclosure Memorandum.

        "SHB Subsidiaries" shall mean the subsidiaries of SHB.

        "SH Bank" shall mean Southern Heritage Bank, a bank chartered under the banking laws of the United States and a SHB Subsidiary.

        "Subsidiaries" shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

        "Support Agreements" shall mean the various Support Agreements, each in substantially the form of Exhibit 6 to this Agreement.

        "Surviving Corporation" shall mean GB&T as the surviving corporation resulting from the Merger.

        "Taxes" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, assessments, charges, fares or impositions, including interest, penalties and additions imposed thereon or with respect thereto.

        Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

        11.2    Expenses.

    (a)
    Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that each of the Parties shall bear and pay (i) one-half of the filing fees payable in connection with the Registration Statement and the applications filed with other Regulatory Authorities, and (ii) one-half of the costs incurred in connection with the printing or copying of the Joint Proxy Statement.

    (b)
    Notwithstanding the provisions of Section 11.2(a) of this Agreement, if for any reason this Agreement is terminated pursuant to Sections 10.1(b) or 10.1(c) of this Agreement due to a willful breach by a Party, the breaching Party agrees to pay the non-breaching Party an amount equal to the reasonable and documented fees and expenses incurred by such non-breaching Party in connection with the examination and investigation of the breaching Party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents related to the transactions contemplated hereunder, including, without limitation, fees and expenses of investment banking consultants, accountants, attorneys and other agents. Final settlement with respect to payment of such fees and expenses shall be made within thirty (30) days after the termination of this Agreement.

        11.3    Brokers and Finders.    Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby, other than as identified in Section 11.3 of each party's Disclosure Memorandum, and GB&T and SHB specifically acknowledge their understanding that the broker's fee owed in connection with the Merger will be paid by SHB immediately prior to Closing. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by GB&T or SHB, each of GB&T and SHB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

        11.4    Entire Agreement.    Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.10 of this Agreement.

        11.5    Amendments.    To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of SHB Common Stock, there shall be made no amendment that pursuant to the GBCC requires further approval by such shareholders without the further approval of such shareholders.

        11.6    Waivers.

    (a)
    Prior to or at the Effective Time, GB&T, acting through its Board of Directors, chief executive officer or Designated Officer, shall have the right to waive any Default in the performance of any term of this Agreement by SHB, to waive or extend the time for the compliance or fulfillment by SHB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of GB&T under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing and signed by a duly authorized officer of GB&T.

    (b)
    Prior to or at the Effective Time, SHB, acting through its Board of Directors, chief executive officer or Designated Officer, shall have the right to waive any Default in the performance of any term of this Agreement by GB&T, to waive or extend the time for the compliance or fulfillment by GB&T of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SHB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing and signed by a duly authorized officer of SHB.

    (c)
    The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

        11.7    Assignment.    Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        11.8    Notices.    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

GB&T:	GB&T Bancshares, Inc. P. O. Box 2760 500 Jesse Jewell Parkway Gainesville, GA 30501 Telecopy No: 770-532-3663
Attention: Richard A. Hunt, President
Copy to Counsel:	Hulsey, Oliver & Mahar, LLP 200 E. E. Butler Parkway P. O. Box 1457 Gainesville, GA 30503 Telecopy No: 770-532-6822
Attention: Samuel L. Oliver, Esq.
Southern Heritage Bancorp P.O. Box 907 Oakwood, GA 30566
Attention: Tren Watson, President

Copy to Counsel:	Stewart, Melvin & Frost, LLP 200 Main Street Suite 600 P.O. Box 3280 Gainesville, Georgia 30503
Attention: T. Treadwell Syfan, Esq.

        11.9    Governing Law.    This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

        11.10    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        11.11    Captions.    The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

        11.12    Enforcement of Agreement.    The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        11.13    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

GB&T BANCSHARES, INC.

By:	Richard A. Hunt President and CEO

Attest:	Assistant Secretary

Southern Heritage Bancorp

By:	Tren Watson President and CEO

Attest:	Secretary

GB&T/SHB Merger Agreement

Schedule of Exhibits

1.	Affiliate Agreement	(Section 8.10)
2.	Stewart, Melvin & Frost Opinion Letter	(Section 9.2(d))
3.	Claims/Indemnification Letters	(Section 9.2(e))
4.	Hulsey, Oliver & Mahar Opinion Letter	(Section 9.3(d))
5.	[Reserved]
6.	Support Agreement	(Section 1.4; Section 9.2(g))
7A	Tren Watson Employment Agreement	(Section 9.2(h))
7B	Chris England Employment Agreement	(Section 9.2(h))
7C	Tim Taylor Employment Agreement	(Section 9.2(h))
8.	Director Noncompete Agreement	(Section 9.2(i))

APPENDIX B

GEORGIA DISSENTERS' RIGHTS STATUTE

14-2-1301. Definitions.

        As used in this article, the term:

        (1)   "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (2)   "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

        (3)   "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (4)   "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14- 2-1327.

        (5)   "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

        (6)   "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

        (7)   "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (8)   "Shareholder" means the record shareholder or the beneficial shareholder. (Code 1981, § 14-2-1301, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p.1231, § 16.)

14-2-1302. Right to dissent.

        (a)   A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1)   Consummation of a plan of merger to which the corporation is a party:

            (A)  If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

            (B)  If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3)   Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange under Code Section 14-2-1202, but not including a sale under court order or a sale for cash under a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4)   An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

            (A)  Alters or abolishes a preferential right of the shares;

            (B)  Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

            (C)  Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

            (D)  Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

            (E)  Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

            (F)  Cancels, redeems, or repurchases all or part of the shares of the class; or

            (5)   Any corporate action taken in accordance with a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (b)   A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

        (c)   Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1)   In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2)   The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, § 14-2-1302, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 58; Ga. L. 1999, p. 405, § 11.)

14-2-1303. Dissent by nominees and beneficial owners.

        A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (Code 1981, § 14-2-1303, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1320. Notice of dissenters' rights.

        (a)   If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

        (b)   If corporate action creating dissenters' rights under Code Section 14- 2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14- 2-1322 no later than ten days after the corporate action was taken. (Code 1981, § 14-2-1320, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p. 1231, § 17.)

14-2-1321. Notice of intent to demand payment.

        (a)   If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1)   Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2)   Must not vote his shares in favor of the proposed action.

        (b)   A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1321, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1322. Dissenters' notice.

        (a)   If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

        (b)   The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4)   Be accompanied by a copy of this article. (Code 1981, § 14-2-1322, enacted by Ga. L. 1988, p. 1070, § 1)

14-2-1323. Duty to demand payment.

        (a)   A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

        (b)   A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        (c)   A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1323, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1324. Share restrictions.

        (a)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

        (b)   The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. (Code 1981, § 14-2-1324, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1325. Offer of payment.

        (a)   Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

        (b)   The offer of payment must be accompanied by:

          (1)   The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2)   A statement of the corporation's estimate of the fair value of the shares;

          (3)   An explanation of how the interest was calculated;

          (4)   A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

          (5)   A copy of this article.

        (c)   If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later. (Code 1981, § 14-2-1325, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 59; Ga. L. 1993, p. 1231, § 18.)

14-2-1326. Failure to take action.

        (a)   If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b)   If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure. (Code 1981, § 14-2-1326, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1990, p. 257, § 20.)

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

        (a)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1)   The dissenter believes that the amount offered under Code Section 14- 2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2)   The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

        (b)   A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

        (c)   If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1)   The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2)   The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due. (Code 1981, § 14-2-1327, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 60; Ga. L. 1990, p. 257, § 21; Ga. L. 1993, p. 1231, § 19.)

14-2-1330. Court action.

        (a)   If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (b)   The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (c)   The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

        (d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

        (e)   Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment. (Code 1981, § 14-2-1330, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 61; Ga. L. 1993, p. 1231, § 20; Ga. L. 2000, p. 1589, § 3.)

14-2-1331. Court costs and counsel fees.

        (a)   The court in an appraisal proceeding commenced under Code Section 14- 2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

        (b)   The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1)   Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

        (c)   If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Code 1981, § 14-2-1331, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1332. Limitation of actions.

        No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322. (Code 1981, § 14-2-1332, enacted by Ga. L. 1988, p. 1070, § 1.)

REVOCABLE PROXY
SOUTHERN HERITAGE BANCORP, INC.

☒    PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE COMPANY

        The undersigned, being a stockholder of the common stock of Southern Heritage Bancorp, Inc. (the "Company"), acknowledges receipt of the notice of the special meeting of stockholders of the Company to be held on                        , 2004, and the within proxy statement, and appoints                        and                         , and either of them, the attorneys of the undersigned, with power of substitution, for and in the name of the undersigned, to vote as proxies for the undersigned to the number of shares of common stock the undersigned would be entitled to vote if personally present at the special meeting of the Company, as stated, and at any adjournment and adjournments thereof, and to vote all shares of common stock held by the undersigned and entitled to be voted upon the following matters (Management recommends a "For" vote on each item):

		For	With-Hold	Abstain
1.	Approval of the Agreement and Plan of Reorganization, dated as of January 26, 2004, by and between GB&T Bancshares, Inc. and the Company.	☐	☐	☐
2.	Other matters to come before the meeting.

        The shares covered by this proxy will be voted in accordance with the selection indicated. IF NO SELECTION IS MADE, THEY WILL BE VOTED IN FAVOR OF THE ABOVE ITEMS.

        Please sign exactly as your name appears on the stock certificate. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, sign full corporate name by duly authorized officer. If shares are held in the name of two or more persons, all should sign.

        Please be sure to sign and date this Proxy in the box below. Detach above card, sign, date and mail in postage paid envelope provided.

Date	, 2004

Shareholder sign above
Co-holder (if any) sign above
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED

SOUTHERN HERITAGE BANCORP, INC.        PLEASE ACT PROMPTLY        SIGN, DATE & MAIL YOUR PROXY CARD

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        The Articles of Incorporation of GB&T, as amended, provide that GB&T may indemnify or obligate itself to indemnify its officers and directors for their actions to the maximum extent permitted under the Georgia Business Corporation Code. Article Nine of GB&T's bylaws provides that GB&T may indemnify or reimburse any person for reasonable expenses actually incurred in connection with any action, suit, or proceeding, whether civil or criminal, to which such person is made a party by reason of his or her position as a director, trustee, officer, employee, or agent of GB&T, or by reason of such person serving, at the request of GB&T, as a director, trustee, officer, employee, or agent of another firm, corporation, trust, or other organization or enterprise. However, GB&T will not indemnify any such person in relation to any matter as to which he or she is adjudged guilty or liable of gross negligence, willful misconduct or criminal acts in the performance of his or her duties to GB&T, or to any firm, corporation, trust, or other organization or enterprise with which such person was engaged at the request of GB&T. In addition, GB&T will not indemnify any such person with respect to any matter that has been the subject of a compromise settlement, unless indemnification is approved by: (a) a court of competent jurisdiction; (b) the holders of a majority of the outstanding shares of capital stock of GB&T; or (c) a majority of disinterested directors then in office.

        Article Nine of GB&T's bylaws further authorizes GB&T, upon approval by GB&T's board of directors, to pay expenses in advance of final disposition of any action, suit or proceeding involving a director, trustee, officer, employee, or agent if such person submits an undertaking to GB&T that he or she will repay such amount unless it is ultimately determined that he or she was entitled to such amount under Article Nine.

        As provided under Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of GB&T, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper benefit.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons under to the provisions set forth above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        GB&T's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 21. Exhibits and Financial Statement Schedules.

(a)    Exhibits.

Exhibit		Description of Exhibit
2.1	—	Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and Southern Heritage Bancorp, Inc., dated as of January 26, 2004 (included as Appendix A).
3.1	—	Articles of Incorporation of GB&T, dated August 14, 1997 (incorporated herein by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).
3.2	—	Articles of Amendment of GB&T, dated July 8, 1998 (incorporated herein by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).

3.3	—	Articles of Amendment of GB&T, dated effective June 30, 2002 (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on September 12, 2002).
3.4	—	Bylaws of GB&T, as amended (incorporated herein by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).
4.1	—	See Exhibits 3.1 through 3.4 for provisions of Articles of Incorporation and Bylaws, as amended, which define the rights of the Shareholders.
4.2	—	Form of certificate for GB&T Common Stock (incorporated by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).
5	—	Opinion and Consent of Hulsey, Oliver & Mahar, LLP.
8	—	Opinion and Consent of Hulsey, Oliver & Mahar, LLP as to the federal income tax consequences of the merger.
10.1	—	Dividend Reinvestment and Share Purchase Plan of GB&T (incorporated herein by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).
10.2	—
Agreement and Plan of Reorganization, dated as of October 14, 1999, by and between GB&T Bancshares, Inc. and UB&T Financial Services Corporation (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on December 20, 1999).
10.3	—
Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and Community Trust Financial Services Corporation, dated as of March 16, 2001 (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on April 25, 2001).
10.4	—
Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and HomeTown Bank of Villa Rica, dated as of June 13, 2002 (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on September 12, 2002).
10.5	—
Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and Baldwin Bancshares, Inc. dated as of April 28, 2003 (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on June 25, 2003).
10.6	—	Employment Agreement, by and between GB&T and Richard A. Hunt, dated as of December 30, 2002 (incorporated herein by reference from GB&T's Form 10-K, filed on March 31, 2003).
10.7	—	Employment Agreement, by and between GB&T and Gregory L. Hamby, dated as of December 30, 2002 (incorporated herein by reference from GB&T's Form 10-K, filed on March 31, 2003).
10.8	—	GB&T Bancshares, Inc. Stock Option Plan of 1997 (incorporated herein by reference from GB&T's Form 10-K, filed on March 31, 2003).
21	—	Subsidiaries of GB&T (incorporated herein by reference from GB&T's Form 10-K, filed on March 15, 2004).
23.1	—	Consent of Mauldin & Jenkins, L.L.C.
23.2	—	Consent of Mauldin & Jenkins, L.L.C.

23.3	—	Consent of Hulsey Oliver & Mahar, LLP (included as part of Exhibits 5 and 8).
24	—	Power of Attorney (included on the Signature Page to the Registration Statement).*
99	—	Form of Proxy*

*
Previously filed.

(b)    Financial Statement Schedules.

        No financial statements schedules are required to be filed as part of this Registration Statement.

Item 22. Undertakings

        (a)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (b)   The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, GB&T Bancshares, Inc. has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Georgia, on July 2, 2004.

GB&T BANCSHARES, INC.
By:	/s/ RICHARD A. HUNT Richard A. Hunt President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 has been signed by the following persons in the capacities indicated on July 2, 2004.

Signature	Title

/s/ RICHARD A. HUNT Richard A. Hunt	President and Director (Principal Executive Officer)
/s/ GREGORY L. HAMBY Gregory L. Hamby	Chief Financial Officer (Principal Financial and Accounting Officer)
* Philip A. Wilheit	Chairman and Director
* Samuel L. Oliver	Vice Chairman and Director
* Alan A. Wayne	Secretary and Director
* Larry B. Boggs	Director
* Dr. John W. Darden	Director

[Signatures continued on next page]

[Signatures continued from previous page]

* William A. Foster, III	Director
* Bennie E. Hewett	Director
* James L. Lester	Director
* T. Allen Maxwell	Director
* James H. Moore	Director

* By:	/s/ GREGORY L. HAMBY Gregory L. Hamby Attorney-In-Fact

QuickLinks

PROPOSED MERGER OF GB&T BANCSHARES, INC. AND SOUTHERN HERITAGE BANCORP, INC.
TABLE OF CONTENTS
INTRODUCTORY COMMENT REGARDING ANOTHER MERGER BEING UNDERTAKEN BY GB&T
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY OF TERMS OF THE MERGER
SUMMARY CONSOLIDATED FINANCIAL INFORMATION
SELECTED PRO FORMA FINANCIAL DATA OF GB&T AND SOUTHERN HERITAGE
SELECTED PRO FORMA FINANCIAL DATA OF GB&T, SOUTHERN HERITAGE AND LUMPKIN COUNTY BANK
COMPARATIVE PER SHARE DATA REGARDING GB&T AND SOUTHERN HERITAGE
RISK FACTORS RELATING TO THE MERGER
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
PRO FORMA CONDENSED FINANCIAL INFORMATION
Notes to Pro Forma Combined Financial Statements Reflecting 30% of Merger Consideration Paid in Cash
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Combined Balance Sheet
(Including Lumpkin County Bank) As of March 31, 2004 (Dollars in thousands)
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary Pro Forma Combined Statements of Income
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Combined Statements of Income
Three Months Ended March 31, 2004 (Dollars in thousands) (Unaudited)
Year Ended December 31, 2003 (Dollars in thousands) (Unaudited)
Notes to Pro Forma Combined Financial Statements Reflecting 100% of Merger Consideration Paid in GB&T Common Stock
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Combined Balance Sheet
(Including Lumpkin County Bank) As of March 31, 2004 (Dollars in thousands)
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary Pro Forma Combined Statements of Income
Three Months Ended March 31, 2004 (Dollars in thousands) (Unaudited)
Year Ended December 31, 2003 (Dollars in thousands) (Unaudited)
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Combined Statements of Income
Three Months Ended March 31, 2004 (Dollars in thousands) (Unaudited)
Year Ended December 31, 2003 (Dollars in thousands) (Unaudited)
GB&T Bancshares, Inc. and Subsidiaries Combined with Southern Heritage Bancorp, Inc. and Subsidiary and Lumpkin County Bank Pro Forma Regulatory Capital Ratios
DETAILS OF THE PROPOSED MERGER
INFORMATION ABOUT GB&T
INFORMATION ABOUT SOUTHERN HERITAGE
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
SUPERVISION AND REGULATION
LEGAL MATTERS
EXPERTS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
APPENDIX A
Preamble
ARTICLE I TRANSACTIONS AND TERMS OF MERGER
ARTICLE II TERMS OF MERGER
ARTICLE III MANNER OF CONVERTING SHARES
ARTICLE IV EXCHANGE OF SHARES
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SHB
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF GB&T
ARTICLE VII CONDUCT OF BUSINESS PENDING CONSUMMATION
ARTICLE VIII ADDITIONAL AGREEMENTS
ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
ARTICLE X TERMINATION
ARTICLE XI MISCELLANEOUS
GB&T/SHB Merger Agreement Schedule of Exhibits
APPENDIX B GEORGIA DISSENTERS' RIGHTS STATUTE
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits and Financial Statement Schedules.
  Item 22. Undertakings
SIGNATURES